Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT
dated as of June 8, 2020
among

MACY’S INVENTORY FUNDING LLC,
as the Borrower,

MACY’S INVENTORY HOLDINGS LLC,
as Parent,

BANK OF AMERICA, N.A.,
as Agent, L/C Issuer and Swing Line Lender,

The Other Lenders Party Hereto,

BOFA SECURITIES, INC., CREDIT SUISSE LOAN FUNDING LLC, JPMORGAN CHASE BANK, N.A., FIFTH THIRD BANK, NATIONAL ASSOCIATION, MUFG UNION BANK, N.A., PNC CAPITAL MARKETS LLC and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners,

CREDIT SUISSE LOAN FUNDING LLC and JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION, MUFG UNION BANK, N.A., PNC BANK, NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

Table of Contents

Page

Article I DEFINITIONS AND ACCOUNTING TERMS		- 1 -
Section 1.01	Defined Terms	- 1 -
Section 1.02	Other Interpretive Provisions	- 61 -
Section 1.03	Accounting Terms	- 62 -
Section 1.04	Rounding	- 63 -
Section 1.05	Times of Day	- 63 -
Section 1.06	Letter of Credit Amounts	- 63 -
Section 1.07	Certifications	- 64 -
Section 1.08	Divisions	- 64 -
Section 1.09	Currency	- 64 -

Article II THE COMMITMENTS AND CREDIT EXTENSIONS		- 64 -
Section 2.01	Revolving Loans; Reserves	- 64 -
Section 2.02	Borrowings, Conversions and Continuations of Loans	- 65 -
Section 2.03	Letters of Credit	- 68 -
Section 2.04	Swing Line Loans	- 77 -
Section 2.05	Prepayments	- 80 -
Section 2.06	Termination or Reduction of Commitments	- 81 -
Section 2.07	Repayment of Loans	- 82 -
Section 2.08	Interest	- 83 -
Section 2.09	Fees	- 83 -
Section 2.10	Computation of Interest and Fees	- 84 -
Section 2.11	Evidence of Debt	- 84 -
Section 2.12	Payments Generally; Agent’s Clawback	- 85 -
Section 2.13	Sharing of Payments by Lenders	- 86 -
Section 2.14	Settlement Amongst Revolving Lenders	- 87 -
Section 2.15	Increase in Aggregate Revolving Commitments; Incremental Term Loan Facilities	- 88 -
Section 2.16	Extensions of Revolving Commitments	- 91 -

Article III TAXES, YIELD PROTECTION AND ILLEGALITY		- 93 -
Section 3.01	Taxes	- 93 -
Section 3.02	Illegality	- 97 -
Section 3.03	Inability to Determine Rates	- 97 -
Section 3.04	Increased Costs	-100 -
Section 3.05	Compensation for Losses	- 101 -
Section 3.06	Mitigation Obligations; Replacement of Lenders	- 102 -
Section 3.07	Survival	- 102 -

Article IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		- 102 -
Section 4.01	Conditions of Initial Credit Extensions	- 102 -
Section 4.02	Conditions to all Credit Extensions	- 106 -

i

Table of Contents (cont'd)

Page

Article V REPRESENTATIONS AND WARRANTIES		- 106 -
Section 5.01	Existence, Qualification and Power	- 107 -
Section 5.02	Authorization; No Contravention	- 107 -
Section 5.03	Governmental Authorization; Other Consents	- 107 -
Section 5.04	Binding Effect	- 107 -
Section 5.05	Financial Statements; No Material Adverse Effect	- 108 -
Section 5.06	Litigation	- 108 -
Section 5.07	No Default	- 108 -
Section 5.08	Ownership of Property; Liens	- 108 -
Section 5.09	[Reserved].	- 108 -
Section 5.10	Insurance	- 108 -
Section 5.11	Taxes	- 109 -
Section 5.12	ERISA Compliance	- 109 -
Section 5.13	Subsidiaries; Equity Interests	- 109 -
Section 5.14	Margin Regulations; Investment Company Act;	- 109 -
Section 5.15	Disclosure	- 110 -
Section 5.16	Compliance with Laws	- 110 -
Section 5.17	Intellectual Property; Licenses, Etc.	- 110 -
Section 5.18	Labor Matters	- 110 -
Section 5.19	Security Documents	- 111 -
Section 5.20	Solvency	- 111 -
Section 5.21	Deposit Accounts; Credit Card Arrangements	- 111 -
Section 5.22	Beneficial Ownership	- 111 -
Section 5.23	Use of Proceeds	- 111 -
Section 5.24	Special Purpose Vehicle	- 111 -
Section 5.25	Borrowing Base Certificate	- 111 -
Section 5.26	Other Obligations and Liabilities	- 112 -
Section 5.27	Foreign Assets Control Regulations and Anti-Bribery Laws	- 112 -

Article VI AFFIRMATIVE COVENANTS		- 113 -
Section 6.01	Financial Statements	- 113 -
Section 6.02	Certificates; Other Information	- 114 -
Section 6.03	Notices	- 116 -
Section 6.04	Payment of Taxes	- 117 -
Section 6.05	Preservation of Existence, Etc.	- 117 -
Section 6.06	[Reserved].	- 117 -
Section 6.07	Maintenance of Insurance	- 117 -
Section 6.08	Compliance with Laws	- 118 -
Section 6.09	Books and Records; Accountants	- 118 -
Section 6.10	Inspection Rights	- 119 -
Section 6.11	Use of Proceeds	- 120 -
Section 6.12	Separate Existence	- 121 -
Section 6.13	Cash Management	- 123 -
Section 6.14	Information Regarding the Collateral	- 135 -
Section 6.15	Information Regarding Servicing Agreement	- 135 -
Section 6.16	[Reserved]	- 135 -
Section 6.17	Further Assurances	- 135 -
Section 6.18	Compliance with Terms of Servicing Agreements	- 135 -
Section 6.19	Post-Closing Matters	- 136 -
Section 6.20	Separateness from Operating Companies	- 136 -

Table of Contents (cont'd)

Page

Article VII NEGATIVE COVENANTS		- 136 -
Section 7.01	Liens	- 136 -
Section 7.02	Investments	- 136 -
Section 7.03	Indebtedness; Disqualified Stock	- 136 -
Section 7.04	Fundamental Changes	- 136 -
Section 7.05	Dispositions	- 136 -
Section 7.06	Restricted Payments	- 136 -
Section 7.07	Prepayments of Indebtedness	- 137 -
Section 7.08	Change in Nature of Business	- 137 -
Section 7.09	Transactions with Affiliates	- 137 -
Section 7.10	Burdensome Agreements	- 138 -
Section 7.11	Amendment of Material Documents; Exercise of Rights under the Servicing Agreements	- 138 -
Section 7.12	Fiscal Year	- 139 -
Section 7.13	Permitted Activities of Parent	- 139 -
Section 7.14	Permitted Activities of Borrower	- 140 -
Section 7.15	Financial Covenant	- 141 -
Section 7.16	Limitations on Employees	- 141 -
Section 7.17	Changes to Name	- 141 -
Section 7.18	Subsidiaries	- 141 -

Article VIII EVENTS OF DEFAULT AND REMEDIES		- 142 -
Section 8.01	Events of Default	- 142 -
Section 8.02	Remedies Upon Event of Default	- 145 -
Section 8.03	Application of Funds	- 146 -

Article IX THE AGENT		- 148 -
Section 9.01	Appointment and Authority	- 148 -
Section 9.02	Rights as a Lender	- 149 -
Section 9.03	Exculpatory Provisions	- 149 -
Section 9.04	Reliance by the Agent	- 150 -
Section 9.05	Delegation of Duties	- 151 -
Section 9.06	Resignation of the Agent	- 151 -
Section 9.07	Non-Reliance on Agent and Other Lenders	- 152 -
Section 9.08	No Other Duties, Etc.	- 153 -
Section 9.09	Agent May File Proofs of Claim; Credit Bidding	- 153 -
Section 9.10	Collateral and Guaranty Matters	- 154 -
Section 9.11	Notice of Transfer	- 155 -
Section 9.12	Reports and Financial Statements	- 155 -
Section 9.13	Agency for Perfection	- 156 -
Section 9.14	Indemnification of the Agent	- 156 -
Section 9.15	Relation among Lenders	- 156 -
Section 9.16	Defaulting Lenders	- 157 -
Section 9.17	Other Liabilities	- 159 -
Section 9.18	Co-Syndication Agent; and Arrangers	- 160 -
Section 9.19	Disqualified Institutions	- 160 -
Section 9.20	ERISA Representation	- 160 -

Table of Contents (cont'd)

Page

Article X MISCELLANEOUS		- 161 -
Section 10.01	Amendments, Etc.	- 161 -
Section 10.02	Notices; Effectiveness; Electronic Communications	- 164 -
Section 10.03	No Waiver; Cumulative Remedies	- 166 -
Section 10.04	Expenses; Indemnity; Damage Waiver	- 166 -
Section 10.05	Payments Set Aside	- 168 -
Section 10.06	Successors and Assigns	- 169 -
Section 10.07	Treatment of Certain Information; Confidentiality	- 174 -
Section 10.08	Right of Setoff	- 175 -
Section 10.09	Interest Rate Limitation	- 175 -
Section 10.10	Counterparts; Integration; Effectiveness	- 175 -
Section 10.11	Survival	- 176 -
Section 10.12	Severability	- 176 -
Section 10.13	Replacement of Lenders	- 176 -
Section 10.14	Governing Law; Jurisdiction; Etc.	- 177 -
Section 10.15	Waiver of Jury Trial	- 178 -
Section 10.16	No Advisory or Fiduciary Responsibility	- 178 -
Section 10.17	USA PATRIOT Act Notice	- 179 -
Section 10.18	[Reserved]	- 179 -
Section 10.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	- 179 -
Section 10.20	[Reserved]	- 180 -
Section 10.21	Additional Waivers	- 180 -
Section 10.22	No Strict Construction	- 181 -
Section 10.23	Attachments	- 181 -
Section 10.24	Keepwell	- 181 -
Section 10.25	Intercreditor Provisions	- 182 -
Section 10.26	Acknowledgement Regarding Supported QFCs	- 182 -

SCHEDULES
1.03	Existing Letters of Credit
2.01(a)	Revolving Commitments and Applicable Percentages
5.01	Loan Parties’ Organizational Information
5.13	Subsidiaries
5.21(a)	DDAs
5.21(b)	Payment Card and Payment Processing Arrangements
6.19	Post-Closing Matters
7.09	Affiliate Transactions
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A-1	Base Rate Loan Notice
A-2	Eurodollar Rate Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Note
C-2	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Borrowing Base Certificate
G	Payment Processor Notification
H	Facility Guaranty
I-1	Security Agreement
I-2	Collateral Assignment Agreement
J	Bank Product Provider Letter Agreement
K	Cash Management Provider Letter Agreement
L	FILO Intercreditor Provisions
M	U.S. Tax Compliance Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 8, 2020, among MACY’S INVENTORY FUNDING LLC, a Delaware limited liability company (the “Borrower”); MACY’S INVENTORY HOLDINGS LLC, a Delaware limited liability company (“Parent”); each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”); and BANK OF AMERICA, N.A., as Agent, L/C Issuer and Swing Line Lender.

The Borrower has requested that the Revolving Lenders (as defined below) provide a revolving credit facility, and the Revolving Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01       Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accelerated Borrowing Base Delivery Event” means either (a) the occurrence and continuance of any Specified Event of Default, or (b) the failure of the Borrower to maintain Availability plus Suppressed Availability equal to at least 12.5% of the Loan Cap. An Accelerated Borrowing Base Delivery Event shall be deemed continuing (I) so long as such Specified Event of Default shall be continuing, and/or (II) if the Accelerated Borrowing Base Delivery Event arises under clause (b) above, until Availability plus Suppressed Availability has exceeded 12.5% of the Loan Cap for twenty (20) consecutive Business Days, in which case such Accelerated Borrowing Base Delivery Event shall be terminated. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in clause (a) or (b) above again arise.

“Accommodation Payment” as defined in Section 10.21(d).

“Account” means (a) “accounts” as defined in the UCC, and (b) to the extent not included in clause (a), a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered or (iii) arising out of the use of a credit or charge card or information contained on or for use with the card.

“ACH” means automated clearing house transfers.

“Act” has the meaning provided in Section 10.17.

“Additional Agreement” has the meaning provided in Section 10.25.

“Additional Commitment Lender” has the meaning provided in Section 2.15(a)(v).

“Adjustment” has the meaning provided in Section 3.03(a).

“Adjustment Date” means the first day of each Fiscal Month, commencing with the first day of the second full Fiscal Month ending after the Closing Date.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that for the avoidance of doubt, none of the Arrangers, the Agent or their respective lending affiliates shall be deemed to be an Affiliate of the Borrower, Parent, Pubco or any of their respective Subsidiaries.

“Agent” means Bank of America in its capacity as administrative and collateral agent, with all of the powers given to it hereunder and under the other Loan Documents, including administrative powers and powers to hold and maintain security interests in the Collateral, or any successor thereto appointed in accordance with Section 9.06.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent Payment Account” means the account of the Agent set forth on Schedule 10.02 maintained by the Agent at Bank of America, N.A., and designated as the “Agent Payment Account” for purposes of this Agreement by the Agent in writing to the Borrower and the Lenders.

“Agent Professionals” means attorneys, appraisers, auditors, business valuation experts, consultants, turnaround consultants and other professionals and experts retained by the Agent, including, for the avoidance of doubt, Tiger Capital Group and any other advisor.

“Agent’s Office” means the Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Borrower and the Lenders in writing.

“Aggregate Bridge Commitments” means the sum of the Bridge Commitments of all Revolving Lenders with Bridge Commitments. As of the Closing Date, the Aggregate Bridge Commitments are $300,000,000.

“Aggregate Revolving Commitments” means the sum of the Revolving Commitments (including the Aggregate Bridge Commitments) of all Revolving Lenders. As of the Closing Date, the Aggregate Revolving Commitments are $3,151,000,000. For the avoidance of doubt, on the Bridge Commitment Termination Date the Aggregate Revolving Commitments shall be automatically reduced by the aggregate amount of Aggregate Bridge Commitments.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Applicable Commitment Fee Percentage” means 0.375% per annum.

“Applicable Lenders” means the Required Lenders, the Supermajority Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)           from and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid in clause (b) below;

(b)           from and after the first Adjustment Date, and on each Adjustment Date thereafter prior to the Step Down Date, the Applicable Margin shall be determined from the following pricing grid based upon the Average Monthly Revolving Exposure for the most recent Fiscal Month ended immediately preceding such Adjustment Date:

Level	Average Monthly Revolving Exposure	Applicable Eurodollar Rate Margin	Applicable Base Rate Margin
I	Equal to or greater than 50.0% of the Aggregate Revolving Commitments	3.00%	2.00%
II	Less than 50.0% of the Aggregate Revolving Commitments	2.75%	1.75%

(c)           from and after the Step Down Date (if any), and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Monthly Revolving Exposure for the most recent Fiscal Month ended immediately preceding such Adjustment Date:

Level	Average Monthly Revolving Exposure	Applicable Eurodollar Rate	Applicable Base Rate Margin
I	Equal to or greater than 50.0% of the Aggregate Revolving Commitments	2.50%	1.50%
II	Less than 50.0% of the Aggregate Revolving Commitments	2.25%	1.25%

“Applicable Percentage” means, with respect to any Lender at any time, (i) with respect to the Revolving Commitments, Letters of Credit or Swing Line Loans, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments at such time represented by the Revolving Commitment of such Lender at such time (or, if the Aggregate Revolving Commitments have terminated or expired, the percentage of the Total Revolving Exposure at such time represented by such Lender’s Revolving Exposure at such time), and (ii) for purposes of Section 9.14 and Section 10.05 or as otherwise required, the percentage (carried out to the ninth decimal) of the Aggregate Revolving Commitments at such time represented by such Lender’s Revolving Commitment (or, if the Aggregate Revolving Commitments have terminated or expired, the percentage (carried out to the ninth decimal) of the Total Revolving Exposure at such time represented by such Lender’s Revolving Exposure). If the Commitments of each Lender have been terminated in full and there is no Revolving Exposure outstanding at any time, then the Applicable Percentage of each Lender at such time shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of the Revolving Commitments is set forth opposite the name of such Lender on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” means, with respect to the Borrower’s Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of the Borrower’s Eligible Inventory as set forth in the inventory stock ledger of Pubco, which value shall be reasonably determined from time to time by reference to the most recent appraisal undertaken by an independent appraiser engaged by the Agent and reasonably satisfactory to the Borrower; provided, that prior to the Flip Date, the Appraised Value, as determined by the appraisal completed by Tiger Capital Group and delivered to the Agent on May 8, 2020, shall be 94.5%.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arrangers” means collectively, BofA Securities, Inc., Credit Suisse Loan Funding LLC, JPMorgan Chase Bank, N.A., Fifth Third Bank, National Association, MUFG Union Bank, N.A., PNC Capital Markets LLC and Wells Fargo Bank, National Association in their capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation (other than any Capital Lease Obligation), the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Pubco and its Subsidiaries for the Fiscal Year ended February 1, 2020, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of Pubco and its Subsidiaries, including the notes thereto.

“Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a)           the Loan Cap as of such date; minus

(b)           the Total Revolving Exposure as of such date.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria (in respect of calculation of Eligible Inventory or Eligible Foreign In-Transit Inventory) or in the Appraised Value, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral included in the Borrowing Base, (b) to reflect claims and liabilities that the Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon the Collateral included in the Borrowing Base, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion (but are not limited to) reserves based on (i) in respect of rent with respect to leased locations (both Stores and distribution centers and warehouses) in Landlord Lien States to the extent a Collateral Access Agreement with respect to such locations has not been obtained (which reserve shall not exceed two (2) month’s rent); (ii) in respect of customs duties, and other costs to release Inventory which is being imported into the United States; (iii) in respect of outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which rank pari passu with or have priority (in payment or Lien priority) over the interests of the Agent in the Collateral; (iv) customer credit liabilities consisting of the aggregate remaining value at such time of (A) outstanding gift certificates and gift cards of the Operating Companies entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (B) outstanding merchandise credits of the Operating Companies, and (C) liabilities in connection with frequent shopping programs of the Operating Companies (which reserve under this clause (iv) shall not exceed 50% of the aggregate amount of such liabilities); (v) for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals; (vi) in respect of warehousemen’s or bailee’s charges and other Permitted Encumbrances which are pari passu with or have priority (in payment or Lien priority) over the interests of the Agent in the Collateral, to the extent, in the case of warehousemen’s or bailee’s charges, that a Collateral Access Agreement has not been obtained; (vii) in respect of amounts due to vendors on account of consigned goods; (viii) in respect of Cash Management Reserves; (ix) in respect of Bank Products Reserves; (x) in respect of royalties payable in respect of licensed merchandise; (xi) in respect of Customer Deposits Reserves; (xii) in respect of the “FILO Reserve” (if any); (xiii) in respect of the Debt Maturities Reserve (provided, that no Debt Maturities Reserve may be instituted prior to January 31, 2021); (xiv) in respect of the Over-Consignment Reserve; and (xv) in respect of the Credit Card Accounts Receivable Reserve.

“Average Monthly Revolving Exposure” means, for any Fiscal Month, an amount equal to the sum of Total Revolving Exposure for each day of such Fiscal Month divided by the actual number of days in such Fiscal Month, as determined by the Agent, which determination shall be conclusive absent manifest error.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A.

“Bank Product Obligations” means any obligation on account of any transaction with a Bank Product Provider, which arises out of any Bank Product entered into with any Loan Party or, solely with regards to supply chain finance services with respect to Consigned Inventory and if requested by the Funding and Notice Agent in accordance with the provisions of the Master Agency Agreement, any Macy’s Party or any of their respective Restricted Subsidiaries and any such Person, as each may be amended from time to time; provided, that, in order for any item described in clause (b) of the definition of Bank Products to constitute “Bank Product Obligations”, unless the applicable Bank Product Provider is Bank of America or its Affiliates, the Agent shall have received a Bank Product Provider Letter Agreement within ten (10) days after the date of the provision of the applicable Bank Product to any Loan Party or, solely with regards to supply chain finance services with respect to Consigned Inventory and if requested by the Funding and Notice Agent in accordance with the provisions of the Master Agency Agreement, any Macy’s Party or any of their respective Restricted Subsidiaries.

“Bank Product Provider” means the Agent, any Arranger, any Lender or any Affiliate of the Agent, any Arranger, or any Lender (determined at the time the relevant Bank Product Provider Letter Agreement is entered into) that provides any Bank Products to a Loan Party or, solely with regards to supply chain finance services with respect to Consigned Inventory and if requested by the Funding and Notice Agent in accordance with the provisions of the Master Agency Agreement, any Macy’s Party or any of their respective Restricted Subsidiaries.

“Bank Product Provider Letter Agreement” means a letter agreement, which shall be substantially in the form of Exhibit J, duly executed by the applicable Bank Product Provider and the Borrower, and provided to the Agent.

“Bank Products” means any services or facilities provided to any Loan Party or, solely with regards to supply chain finance services with respect to Consigned Inventory and if requested by the Funding and Notice Agent in accordance with the provisions of the Master Agency Agreement, any Macy’s Party or any of their respective Restricted Subsidiaries by any Bank Product Provider (but excluding Cash Management Services) including, without limitation, on account of (a) merchant services constituting a line of credit and (b) supply chain finance services with respect to Consigned Inventory including, without limitation, trade payable services and supplier accounts receivable purchases.

“Bank Products Reserves” means such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties or, if requested by the Funding and Notice Agent in accordance with the provisions of the Master Agency Agreement, any Macy’s Party or any of their respective Restricted Subsidiaries with respect to Bank Products then being provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) as now or hereafter in effect, or any successor thereto.

“Base Consignment Commission” means, for any period, an amount equal to fifteen percent (15%) of the gross sales proceeds (adjusted for actual Customer Returns (as defined in the Master Agency Agreement as in effect on the Closing Date)) of all Consigned Inventory (as defined in the Master Agency Agreement as in effect on the Closing Date) sold by the Operating Companies during such period.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Loan Notice” means a notice for a Borrowing of Base Rate Loans, which shall be substantially in the form of Exhibit A-1.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning provided in Section 10.26(b).

“Blocked Account” means each deposit account maintained by the Borrower that is subject to a Control Agreement and specified as a “Blocked Account” in Section 6.13, whereby the bank maintaining such account agrees in the case of the SPE Collection Account or any other account designated as a blocked account from time to time, at all times to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Bluemercury” means Bluemercury, Inc., a Delaware corporation, together with its Subsidiaries.

“Borrower” has the meaning assigned to such term in the introduction of this Agreement.

“Borrower LLC Agreement” means Borrower’s limited liability company agreement effective as of May 12, 2020.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Proceeds” means any proceeds received by the Borrower from the sale of its owned Inventory (including any such amount represented by Payment Processing Accounts Receivable (which shall include solely for purposes of this definition any Account or Payment Intangible, or any income, payments and proceeds thereof, owed by PayPal Holdings, Inc., any of its Subsidiaries) and cash and check proceeds).

“Borrowing” means (i) a Revolver Borrowing, (ii) a Swing Line Borrowing, or (iii) the borrowing of Incremental Term Loans pursuant to Section 2.15(b), as the context may require.

“Borrowing Base” means, at any time (determined by reference to the most recently delivered Borrowing Base Certificate delivered to the Agent pursuant to Section 6.02(b)), as adjusted from time to time pursuant to Section 2.01(c), an amount equal to:

(a)           (i) at any time prior to the Flip Date, the Cost of Eligible Inventory (other than Eligible Foreign In-Transit Inventory), multiplied by eighty percent (80%) multiplied by the Appraised Value of such Eligible Inventory (other than Eligible Foreign In-Transit Inventory); and (ii) at any time on and after the Flip Date, the Cost of Eligible Inventory (other than Eligible Foreign In-Transit Inventory), multiplied by ninety percent (90%) multiplied by the Appraised Value of such Eligible Inventory (other than Eligible Foreign In-Transit Inventory); plus

(b)           following receipt of the Initial Field Exam, (i) at any time prior to the Flip Date, the Cost of Eligible Foreign In-Transit Inventory, multiplied by eighty percent (80%) multiplied by the Appraised Value of such Eligible Foreign In-Transit Inventory; and (ii) at any time on and after the Flip Date, the Cost of Eligible Foreign In-Transit Inventory, multiplied by ninety percent (90%) multiplied by the Appraised Value of such Eligible Foreign In-Transit Inventory; minus

(c)           the then applicable amount of all Availability Reserves and Inventory Reserves established pursuant to Section 2.01(c).

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be required by the Agent to reflect the components of and Reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Borrower.

“Bridge Commitment” means, as to each Revolving Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01(a).

“Bridge Commitment Termination Date” means December 30, 2020.

“Business” means, at any time, a collective reference to the businesses engaged in by the Parent and the Borrower on the Closing Date (after giving effect to the transactions on the Closing Date) and similar, corollary, ancillary, incidental, complementary or related businesses.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, but excluding (a) Capital Lease Obligations incurred by a Person during such period; (b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties used or useful in the business of Pubco and its Restricted Subsidiaries; (c) the purchase of property or equipment to the extent financed with the proceeds of asset sales or other dispositions outside the ordinary course of business; (d) expenditures that constitute Investments or other Acquisitions not prohibited under the Master Agency Agreement; (e) any capitalized interest expense reflected as additions to property in the consolidated balance sheet of Pubco and its Restricted Subsidiaries (including in connection with sale-leaseback transactions not prohibited under the Master Agency Agreement); (f) any non-cash compensation or other non-cash costs reflected as additions to property in the consolidated balance sheet of Pubco and its Restricted Subsidiaries; (g) expenditures that are accounted for as capital expenditures of such person and that actually are paid for in cash by a third party (excluding Pubco and any Restricted Subsidiary) which cash payment by such third party may be made directly or may be made as a cash reimbursement; (h) capital expenditures relating to the construction or acquisition of any property or equipment which has been transferred to a Person other than Pubco or any of its Restricted Subsidiaries pursuant to a sale-leaseback transaction not prohibited under the Master Agency Agreement and other capital expenditures arising pursuant to sale-leaseback transactions not prohibited under the Master Agency Agreement and (i) capitalized software expenses. For purposes of this definition, the purchase price of equipment that is purchased substantially contemporaneously with the trade-in or sale of equipment or with insurance proceeds therefrom shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted to such Person for the equipment being traded in by the seller of such new equipment, the proceeds of such sale or the amount of the insurance proceeds, as the case may be.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that for the avoidance of doubt, any lease that is accounted for as an operating lease in accordance with GAAP as of December 31, 2018 and any similar lease entered into after December 31, 2018 may, in the sole discretion of the Borrower, be accounted for as a non-capitalized finance lease, and any obligations thereunder shall not constitute “Capital Lease Obligations”.

“Cash Collateral Account” means an account (which may be non-interest bearing) established by the Borrower with Bank of America, and in the name of, the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, in which deposits are required to be made in accordance with Section 2.03(k) or Section 8.02(iii).

“Cash Collateralize” has the meaning specified in Section 2.03(k). Derivatives of such term have corresponding meanings.

“Cash Dominion Event” means the occurrence and continuance of Intermediate Cash Dominion or Full Cash Dominion, as the context requires.

“Cash Management Bank” means each bank with whom deposit accounts are maintained in which any funds of the Borrower from one or more DDAs are concentrated and with whom a Control Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Cash Management Provider” means the Agent, any Arranger, any Lender, any Affiliate of the Agent, any Arranger or any Lender (determined at the time the relevant Cash Management Provider Letter Agreement is entered into) that provides any Cash Management Services to a Loan Party; provided, that if the applicable Cash Management Provider is any Person other than Bank of America or any of its Affiliates, the Agent shall have received a Cash Management Provider Letter Agreement within ten (10) days after the date of the provision of the applicable Cash Management Services to any Loan Parties.

“Cash Management Provider Letter Agreement” means a letter agreement, which shall be substantially in the form of Exhibit K, duly executed by the applicable Cash Management Provider, and the Borrower, and provided to the Agent.

“Cash Management Reserves” means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by any Cash Management Provider, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, and (c) credit card processing services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)               Pubco fails at any time to own directly or indirectly, 100% of the Equity Interests of the Parent, in each case, free and clear of all Liens;

(b)           any “change in control” or similar event as defined in any document governing Material Indebtedness of any Macy’s Entity;

(c)           Parent fails at any time to own directly, 100% of the Equity Interests of the Borrower, in each case, free and clear of all Liens (other than the Liens in favor of the Agent and other Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents; or

(d)           the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Pubco.

“Closed Store Group” means any group of twenty-five (25) Stores that are being permanently closed.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is the date of this Agreement.

“Closing Date Purchase” means the purchase by the Borrower of Purchased Inventory (as defined in the Purchase Agreement), together with the other related transactions contemplated in the Purchase Agreement to occur on the date of or substantially contemporaneously with the purchase of Purchased Inventory, in each case pursuant to the Purchase Agreement.

“Co-Documentation Agents” means Fifth Third Bank, National Association, MUFG Union Bank, N.A., PNC Bank, National Association and Wells Fargo Bank, National Association.

“Co-Syndication Agents” means Credit Suisse Loan Funding LLC and JPMorgan Chase Bank, N.A.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property of a Loan Party that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent, including, for the avoidance of doubt, all Borrower Proceeds, the Borrower’s rights under the Servicing Agreements and the Processing Agreement Amendments, all equity interests of the Borrower and all rights under the Subordinated Notes. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in no event shall “Collateral” include (i) any property of Bluemercury or (ii) any rights to or in respect of Excluded Payments or Sales Tax Amounts.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party or any Operating Company (except any Stores owned by any Macy’s Entity), pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate and (iv) as to any landlord, provides the Agent with a reasonable time to sell, dispose or remove the Collateral from such Real Estate.

“Collateral Assignment Agreement” means the Collateral Assignment Agreement, dated as of the Closing Date, in substantially the form of Exhibit I-2 hereto, among the Borrower and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed or restated.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the L/C Issuer.

“Commitment” means, with respect to each Revolving Lender, such Revolving Lender’s Revolving Commitment (including such Revolving Lender’s Bridge Commitment, if any).

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Increases” has the meaning specified in Section 2.15(a)(i).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means any Person that (a) operates, manages or controls the operation of department stores or apparel retailers, and/or (b) is an Affiliate of or has entered into any agreement to control or is under common control with, in each case, directly or indirectly, any Person under clause (a) and, in each case under this clause (b) has either been identified in writing to the Agent as such an Affiliate or is reasonably identifiable as such an Affiliate on the basis of such Affiliate’s name; provided, that the foregoing shall not include (i) commercial or corporate banks and (ii) any funds which principally hold passive investments in commercial loans or debt securities for investment purposes in the ordinary course of business. For the avoidance of doubt, the Borrower may, in its sole discretion, remove any entity from the list of Competitors.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning provided in Section 6.13(b)(ii).

“Consignment Commission” has the meaning set forth in the Master Agency Agreement.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Cash Balance” means the Unrestricted Cash of Pubco and its Subsidiaries (excluding any Unrestricted Cash of (i) a Regulated Entity to the extent such cash was contributed to or retained by such Regulatory Entity (substantially consistent with historical contributions and distributions, subject to any change in regulations) or (ii) the Loan Parties), but excluding (a) store cash float (including cash that has not arrived and been logged at a bank) to the extent such store cash float is maintained reasonably consistently with past practices of Pubco and its Subsidiaries and (b) amounts owed under clause (z) of the definition of “Excluded Payments” in an amount not in excess of (i) $50,000,000, during any calendar month other than November and December or (ii) $100,000,000, during the calendar months of November and December, in each case, calculated on a pro forma basis for the intended short term use of such Unrestricted Cash within one (1) Business Day (including, for the avoidance of doubt, any amounts that will be (x) contributed by Pubco to the Loan Parties as an equity contribution or (y) contributed by Pubco or any Restricted Subsidiary to the Loan Parties under the Master Intercompany Income Note).

“Consolidated EBITDA” means, for any Person for any Measurement Period, the Consolidated Net Income of such Person for such Measurement Period:

(a)          increased, without duplication, by the following items to the extent deducted (or not included) in calculating Consolidated Net Income (other than in respect of clauses (a)(xiv), (xv) and (xxiv)) of such Person and its Restricted Subsidiaries for such Measurement Period determined on a consolidated basis in accordance with GAAP, by the sum of:

(i)              [reserved],

(ii)             Consolidated Interest Charges,

(iii)            provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any) including state, franchise, excise and similar taxes and foreign withholding taxes and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits,

(iv)            depreciation expense,

(v)             amortization expense (including amortization of (A) excess of cost over net assets acquired, (B) reorganization value in excess of amounts allocable to identifiable assets, (C) unearned restricted stock and (D) amortization of goodwill and intangibles),

(vi)            non-cash charges or losses for such period (including non-cash charges arising from impairment of goodwill, impairment of intangibles, impairments/write downs of real estate or other long-term assets and post-retirement settlement charges),

(vii)          (A) any extraordinary (as defined under GAAP (without giving effect to the impact of Financial Accounting Standards Board Account Standards Updates 2015-1 (Income Statement – Extraordinary and Unusual Items (Subtopic 225-20))) items, expenses, losses or charges and (B) any unusual or non-recurring items, expenses, losses or charges (but excluding, in any event, lost revenue); provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (vii), when taken together with the aggregate amount added pursuant to clauses (xvii), (xxii) and (xxiv), shall not exceed 25% of Consolidated EBITDA for such Measurement Period (calculated after giving effect to any increase to Consolidated EBITDA pursuant to this clause (vii) and clauses (xvii), (xxii) and (xxiv)); provided, further that the aggregate amount added to Consolidated EBITDA pursuant to this clause (vii) shall not exceed 20% of Consolidated EBITDA for such Measurement Period (calculated after giving effect to any increase to Consolidated EBITDA pursuant to this clause (vii)),

(viii)         [reserved],

(ix)            transaction fees, expenses or charges (including legal, advisory and brokerage or other financing fees), or, without duplication, any amortization or write-off thereof related to any transaction that is out of the ordinary course of business including equity offerings, Investments, Acquisitions, dispositions, recapitalizations, mergers, option buyouts or Indebtedness permitted to be consummated or incurred by this Agreement (including any Permitted Refinancing Indebtedness or Permitted Refinancing Existing Notes Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness (including any amendments, waivers or other modifications of the Master Agency Agreement or the Loan Documents) or similar transactions (in each case whether or not consummated or incurred and whether or not permitted under this Agreement (so long as an amendment is being sought or upon consummation of such transaction this Agreement would be terminated),

(x)             all deferred financing costs written off and premiums paid in connection with any early extinguishment of Swap Contracts or other derivative instruments,

(xi)            (x) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equityholder agreement, and (y) any non-cash compensation related expenses,

(xii)           all fees, costs and expenses related to the transactions contemplated by the Master Agency Agreement and by the Loan Documents,

(xiii)          non-operating professional fees, costs and expenses,

(xiv)          expense or charges to the extent paid or reimbursed by a third party or reasonably expected to be received in a subsequent period and within 365 days of the end of the Measurement Period; provided, that (x) if such amount is not so reimbursed within such 365 day period, such charges, expenses or losses shall be subtracted in the subsequent calculation period and (y) if such amount is reimbursed or received in a subsequent period following the period during which an amount was added back pursuant to this clause (xiv), such amount shall not be added back in calculating Consolidated EBITDA in such subsequent period,

(xv)           business interruption insurance proceeds received in cash during such period or reasonably expected to be received in a subsequent period and within 365 days of the underlying loss; provided, that (x) if such amount is not so reimbursed within such 365 day period, such charges, expenses or losses shall be subtracted in the subsequent calculation period and (y) if such amount is reimbursed or received in a subsequent period following the period during which an amount was added back pursuant to this clause (xv), such amount shall not be added back in calculating Consolidated EBITDA in such subsequent period,

(xvi)          earn-out obligations incurred in connection with any Acquisition or other Investment,

(xvii)         all losses, charges and expenses in connection with the pre-opening and opening of stores, distribution centers and other facilities and operating losses attributable to any store, distribution center or other facility to the extent such losses, charges or expenses were incurred before or within twelve (12) months after the opening of such store, distribution center or other facility; provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xvii), when taken together with the aggregate amount added pursuant to clauses (vii), (xxii) and (xxiv), shall not exceed 25% of Consolidated EBITDA for such Measurement Period (calculated after giving effect to any increase to Consolidated EBITDA pursuant to this clause (xvii) and clauses (vii), (xxii) and (xxiv)); provided, further that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xvii), when taken together with the aggregate amount added pursuant to clauses (xxii) and (xxiv), shall not exceed 15% of Consolidated EBITDA for such Measurement Period (calculated after giving effect to any increase to Consolidated EBITDA pursuant to this clause (xvii) and clauses (xxii) and (xxiv)),

(xviii)        [reserved],

(xix)           any non-cash losses resulting from mark to market accounting of Swap Contracts or other derivative instruments,

(xx)            any unrealized foreign currency translation gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(xxi)           the excess of GAAP rent expense over actual cash rent paid due to the use of straight line rent for GAAP purposes,

(xxii)          business optimization expenses (including expenses related to consolidation initiatives), relocation and integration expenses, costs, charges, expenses, accruals and reserves related to cost savings initiatives, strategic initiatives, and other restructuring costs, charges, expenses, accruals and reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, consolidation, relocation and closing of stores, distribution centers, warehouses and other facilities and exiting lines of business, operating expense reductions, personnel relocation, restructuring, redundancy, recruiting, severance, termination, settlement and judgment, one-time compensation charges, the amount of any signing, retention and completion bonuses, new systems design and implementation costs, software development costs and curtailments and project startup costs); provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xxii), when taken together with the aggregate amount added pursuant to clauses (vii), (xvii) and (xxiv), shall not exceed 25% of Consolidated EBITDA for such Measurement Period (calculated after giving effect to any increase to Consolidated EBITDA pursuant to this clause (xxii) and clauses (vii), (xvii) and (xxiv)); provided further that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xxii), when taken together with the aggregate amount added pursuant to clauses (xvii) and (xxiv), shall not exceed 15% of Consolidated EBITDA for such Measurement Period (calculated after giving effect to any increase to Consolidated EBITDA pursuant to this clause (xxii) and clauses (xvii) and (xxiv)),

(xxiii)         charges, costs, expenses or fees associated with the implementation of ASC 606 or any comparable regulation,

(xxiv)     the amount of net cost savings, operating expense reductions, revenue enhancements and synergies projected by Pubco in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is eighteen (18) months after the consummation of any operational change, respectively (which costs savings, operating expense reductions and synergies shall be reasonably identifiable and factually supportable, certified by a Responsible Officer of Pubco in the applicable Compliance Certificate and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xxiv), when taken together with the aggregate amount added pursuant to clauses (vii), (xvii) and (xxii) shall not exceed 25% of Consolidated EBITDA for such Measurement Period (calculated after giving effect to any increase to Consolidated EBITDA pursuant to this clause (xxiv) and clauses (vii), (xvii) and (xxii)); provided, further that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xxiv), when taken together with the aggregate amount added pursuant to clauses (xvii) and (xxii) shall not exceed 15% of Consolidated EBITDA for such Measurement Period (calculated after giving effect to any increase to Consolidated EBITDA pursuant to this clause (xxiv) and clauses (xvii) and (xxii)), and

(xxv)      all costs and expenses in connection with store closings publicly announced by Pubco prior to the Closing Date; provided that the aggregate amount added back pursuant to this clause (xxv) shall not exceed $60,000,000 during such Measurement Period (and, for the avoidance of doubt, any amount in excess of $60,000,000 shall be permitted to be included as an add-back to Consolidated EBITDA in clause (xxii) at the Company’s option, subject to the conditions set forth in such clause (xxii)),

(b)           decreased, without duplication, by the following items to the extent added back (or not included) in calculating the Consolidated Net Income of such Person and its Restricted Subsidiaries for such Measurement Period determined on a consolidated basis in accordance with GAAP, by the sum of:

(i)          any extraordinary, unusual or non-recurring gains,

(ii)          federal, state, local and foreign income tax credits,

(iii)        any net income from disposed or discontinued operations (excluding held for sale discontinued operations until actually disposed of), and

(iv)        any payments made during such period that were added as a non-cash charge in a previous period pursuant to clause (a)(vi) above.

Unless otherwise specified “Consolidated EBITDA” shall refer to the Consolidated EBITDA of Pubco and its Restricted Subsidiaries. Consolidated EBITDA shall be further adjusted: (x) to include the Consolidated EBITDA of any Person, property, business or asset acquired by Pubco or any Restricted Subsidiaries during such Measurement Period (or, for any calculation on a Pro Forma Basis, after such Measurement Period), in each case, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition), determined as if references to Pubco and its Restricted Subsidiaries in Consolidated Net Income and other defined terms herein and therein were to such Person and its Subsidiaries and (y) to exclude the Consolidated EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of by Pubco or any Restricted Subsidiaries during such Measurement Period (or, for any calculation on a Pro Forma Basis, after such Measurement Period), in each case based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer or disposition), determined as if references to Pubco and its Restricted Subsidiaries in Consolidated Net Income and other defined terms herein and therein were to such Person and its Restricted Subsidiaries.

Notwithstanding anything to the contrary in this definition, capitalized terms used in this definition of “Consolidated EBITDA” and not otherwise defined in this Agreement shall have the meanings specified therefor in the Master Agency Agreement.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination with respect to any Measurement Period, the ratio of

(a)           (i) Consolidated EBITDA for such Measurement Period minus (ii) Capital Expenditures paid in cash during such Measurement Period (but excluding any Financed Capital Expenditures) minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash (net of the aggregate amount of Federal, state, local and foreign income tax refunds received in cash or applied to reduce Federal, state, local and foreign income taxes owed) during such Measurement Period, to

(b)           Consolidated Fixed Charges for such Measurement Period.

“Consolidated Fixed Charges” means, at any date of determination, with respect to any Measurement Period, the sum of:

(a)           Consolidated Interest Charges required to be paid in cash of Pubco and its Restricted Subsidiaries on a Consolidated basis, minus the sum (without duplication) of any of the following to the extent deemed to be included in Consolidated Interest Charges payable in cash with respect to such Measurement Period: (x) arrangement, commitment or upfront fees and similar financing fees, original issue discount, and redemption or prepayment premiums, (y) any cash costs associated with breakage or termination in respect of hedging agreements for interest rates and costs and fees associated with obtaining Swap Contracts and fees payable thereunder and (z) transaction fees and expenses directly related to the Transactions required to be paid for such Measurement Period, plus

(b)           the principal amount of all scheduled amortization payments or maturity payments which are less than $200,000,000 and are not Refinanced required to be made in cash by Pubco or any of its Restricted Subsidiaries on account of any long term Indebtedness (excluding the Obligations and any Synthetic Lease Obligations but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP for such Measurement Period, plus

(c)           the principal amount of all regularly scheduled payments or dividends required to be made in cash on any Disqualified Stock of Pubco and its Restricted Subsidiaries for such Measurement Period, plus

(d)           solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio when determining compliance with the Payment Conditions for the making of any Restricted Payment set forth in Section 4.06(e)(i) or (ii) of Annex A of the Master Agency Agreement, the amount of Restricted Payments previously made in cash during such Measurement Period.

“Consolidated Interest Charges” means, for any Measurement Period, (a) the sum of (i) all interest (whether cash or non-cash), premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, (ii) all interest paid or payable with respect to discontinued operations and (iii) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP minus (b) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period) in each case of or by Pubco and its Restricted Subsidiaries, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination for any Measurement Period, the net income (or loss) of Pubco and its Restricted Subsidiaries, all as determined on a Consolidated basis in accordance with GAAP; provided, that there shall be excluded therefrom (a) the income (or loss) of such Person during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, (b) the income of any direct or indirect Restricted Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, except that Pubco’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) the cumulative effect of a change in accounting principles.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means with respect to a “deposit account” (as defined in the UCC) or a “securities account” (as defined in the UCC) established by the Borrower, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control, pursuant to Section 9-104, Section 8-106 of the UCC or other applicable section of the UCC, of such account by the Agent.

“Controlled Account” means each deposit account and each securities account maintained by the Borrower that is subject to a Control Agreement and specified as a “Controlled Account” in Section 6.13, whereby the bank or securities intermediary, as applicable, maintaining such deposit account or securities account agrees at all times after the Agent provides a written notice to such bank or securities intermediary, as applicable, in form reasonably acceptable to the Agent (any such notice, a “Control Notice”), to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Corrective Extension Amendment” has the meaning set forth in Section 2.16(d).

“Cost” means the lower of cost or market value of Inventory, using the last-in, first-out retail inventory method based upon the Borrower’s accounting practices, known to the Agent, which practices are in effect on the Closing Date (it being understood that (x) the historical accounting practices of Pubco shall be used for purposes of determining accounting practices of the Borrower in effect on the Closing Date and (y) changes permitted by GAAP will be permitted) as such calculated cost is maintained in Pubco’s books and records and utilized in their financial reporting in accordance with GAAP.

“Covenant Compliance Period” means, at any time on or after April 30, 2021, either that (a) a Specified Event of Default has occurred and is continuing, or (b) Availability plus Suppressed Availability is less than or equal to the greater of (x) $250,000,000 and (y) ten percent (10%) of the Loan Cap. For purposes hereof, the occurrence of a Covenant Compliance Period shall be deemed continuing (i) so long as such Specified Event of Default exists, and/or (ii) if the Covenant Compliance Period arises as a result of the failure to achieve Availability plus Suppressed Availability as required hereunder, until Availability plus Suppressed Availability has exceeded the greater of (x) $250,000,000 and (y) ten percent (10%) of the Loan Cap for twenty (20) consecutive Business Days, in which case a Covenant Compliance Period shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Covenant Compliance Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Period in the event that the conditions set forth in clause (a) or clause (b) of this definition again arise.

“Covered Entity” has the meaning provided in Section 10.26(b).

“Covered Party” has the meaning provided in Section 10.26(a).

“Credit Card Accounts Receivable” means each Account or Payment Intangible (each as defined in the UCC), together with all income, payments and proceeds thereof, owed by a credit card payment processor or an issuer of credit cards to the Borrower, resulting from charges by a customer of an Operating Company on credit cards processed by such processor or issued by such issuer in connection with the sale by an Operating Company of consigned goods owned by the Borrower or services performed by an Operating Company in relation to consigned goods owned by the Borrower, in each case in the ordinary course of its business.

“Credit Card Accounts Receivable Reserve” means reserves, established by the Agent in its Permitted Discretion, to reflect factors that actually negatively impact the value of Credit Card Accounts Receivable (including for chargeback or other accrued liabilities or offsets by Payment Processors and amounts to adjust for material claims, offsets, defenses or counterclaims or other material disputes with an account debtor).

“Credit Card Issuer” means any person (other than the Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender, (ii) the Agent, (iii) each L/C Issuer, (iv) each Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (vi) any Bank Product Provider or Cash Management Provider, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent, (B) Agent Professionals, (C) outside consultants for the Agent, (D) appraisers and (E) commercial finance examiners, (ii) all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and (iii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, and (iii) all customary fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of the Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (b) with respect to the L/C Issuers, and their Affiliates (without duplication of the expenses referred to in Section 2.03), all reasonable and documented out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable and documented out-of-pocket expenses incurred by the Credit Parties who are not the Agent, the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided, that, the Agent, the L/C Issuers, such Credit Parties and their respective Affiliates shall be entitled to reimbursement for no more than one counsel representing all such Persons (absent a conflict of interest with respect to which the Persons affected by such conflict of interest inform the Borrower in writing of the existence of such conflict of interest prior to retaining additional counsel, one additional counsel for each group of similarly situated Persons).

“Customer Deposits Reserves” means, at any time, reserves equal to the aggregate outstanding amount of customer deposits of the Operating Companies (including layaway obligations) at such time.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among the Borrower (or an Operating Company acting as agent on behalf of the Borrower), a customs broker, freight forwarder, consolidator or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, which notice the Agent acknowledges and agrees will not be given unless an Event of Default has occurred and is continuing, to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means each checking, savings or other demand deposit account maintained by the Borrower used to receive deposits of payments in cash or checks from a Store. For the avoidance of doubt, none of the SPE Proceeds Accounts, the SPE Collection Account, the SPE Disbursement Account or the SPE Storage Account shall be deemed to be a DDA for any purpose herein.

“Debt Maturities Reserve” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or in the Appraised Value, such reserves as may be established from time to time by the Agent for long term indebtedness maturing within forty-five (45) days in respect of which the principal amount of such long term indebtedness is greater than $100,000,000.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) 2% per annum; provided, that, with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Eurodollar Rate Loans, as applicable, plus 2% per annum.

“Default Right” has the meaning provided in Section 10.26(b).

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement within one (1) Business Day of the date that it is required to do so under this Agreement (including the failure to make available to the Agent amounts required pursuant to a settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrower, the Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by the Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by the Agent or the Borrower, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it under this Agreement within one (1) Business Day of the date that it is required to do so under this Agreement, (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (g) becomes the subject of a Bail-In Action.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Disposition” or “Disposed” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests other than Equity Interests of the Borrower) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means any financial institution or other Person identified by name in writing by the Borrower to the Agent (x) prior to the Closing Date with regard to the Revolving Loans and Revolving Commitments or (y) at any time prior to making any Incremental Term Loans, with regard to such Incremental Term Loans, in each case as not constituting an “Eligible Assignee”, and any Subsidiary or Affiliate thereof (i) that is identified to the Agent in writing from time to time as being a Subsidiary or Affiliate of such financial institution or other Person or (ii) that is reasonably identifiable on the basis of its name; provided, that such updates shall not apply retroactively to disqualify parties that have previously acquired an assignment or participation interest in the Loans and Commitments. The Agent shall have the right, and the Borrower hereby expressly authorizes the Agent to provide the list of Disqualified Institutions to each Lender requesting the same (so long as such Lender agrees to keep such list confidential). For the avoidance of doubt, the Borrower may, in its sole discretion, remove any entity from the list of Disqualified Institutions.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, or provides for mandatory scheduled payments or dividends in cash, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided, that, only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

“Dollars” and “$” mean lawful money of the United States.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; and (d) any other Person assigned pursuant to and in accordance with the terms of Section 10.06(b)(iii); provided, that in no event shall a Disqualified Institution, a Competitor, an Affiliate of the Loan Parties or a natural person constitute an “Eligible Assignee” hereunder.

“Eligible Foreign In-Transit Inventory” means, unless otherwise agreed in the good faith discretion of the Agent and the Borrower, as of any date of determination (without duplication of any other Eligible Inventory), Foreign In-Transit Inventory:

(a)           which has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(b)           which are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrower’s business;

(c)            for which the purchase order is in the name of the Borrower (or a Macy’s Party acting as agent on behalf of the Borrower pursuant to the Master Agency Agreement) and title and risk of loss has passed to the Borrower;

(d)           for which the document of title reflects the Borrower as consignee or, if requested by the Agent, names the Agent as consignee, and in each case as to which the Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker/Carrier Agreement);

(e)           which is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance);

(f)            which otherwise would constitute Eligible Inventory; and

(g)           which is not being shipped from Bangladesh.

Notwithstanding the foregoing, any Inventory received at a distribution center, warehouse or Store owned or leased by Pubco or any of its Subsidiaries but not yet reflected in the general ledger or stock ledger shall constitute Eligible Inventory (subject to the exclusions set forth in the definition of “Eligible Inventory”) and shall not constitute Foreign In-Transit Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (I) Eligible Foreign In-Transit Inventory in an amount to not exceed $150,000,000 and (II) other items of Inventory of the Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrower’s business, including in-store closing Inventory that is no longer included in the general ledger or stock ledger to the extent not otherwise excluded hereunder, in each case that, except as otherwise agreed by the Agent, (A) complies in all material respects with each of the representations and warranties respecting Inventory made by the Borrower in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a)            Inventory that is not solely owned by the Borrower or the Borrower does not have good and valid title thereto;

(b)           (i) Inventory that is leased by or is on consignment to the Borrower or (ii) which is consigned by the Borrower to any other Person; provided, that this clause (ii) shall not exclude Inventory that is on consignment by the Borrower to an Operating Company pursuant to the Master Agency Agreement, so long as the Borrower has taken such steps that the Agent may reasonably determine to be necessary for the Borrower to perfect its interest and title in such Inventory on consignment;

(c)           (i) Inventory that is not located in the United States of America (excluding territories or possessions of the United States) except Eligible Foreign In-Transit Inventory that is otherwise Eligible Inventory; (ii) Inventory that is not located at a location that is owned or leased by the Borrower or a Macy’s Entity, except (x) Inventory in transit between locations in the continental United States of America that are owned or leased by the Borrower or a Macy’s Entity or (y) to the extent that the Borrower has furnished the Agent with any UCC financing statements or other documents that the Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location; provided, that, with respect to any Inventory located at a location that is leased by the Borrower or any Macy’s Entity, if reasonably requested by the Agent, the Borrower (or a Macy’s Entity) shall have used commercially reasonable efforts to cause the Person owning any such location to enter into a Collateral Access Agreement on terms reasonably acceptable to the Agent (it being understood that the Agent may establish an Availability Reserve in such amounts contemplated in such definition whether or not a Collateral Access Agreement has been requested by the Agent but, for the avoidance of doubt, such Inventory shall still be included as Eligible Inventory, subject to any required Availability Reserves); provided, further that with respect to any Inventory that is located in a distribution center or warehouse that is located in a Landlord Lien State and is leased by a Macy’s Party, the Agent shall not request such a Collateral Access Agreement unless the aggregate book value of Inventory at such location is more than $25,000,000; and (iii) Inventory located in a standalone furniture gallery or furniture clearance center;

(d)           Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving (other than Inventory located at a clearance center that has been appropriately priced consistent with the Loan Parties’ customary practices); provided, that (A) obsolete or slow-moving Inventory shall not be deemed ineligible under this clause (e)(iii) to the extent the most recent inventory appraisal delivered to the Agent ascribes a value to such obsolete or slow-moving Inventory, (B) as of the Closing Date, no Inventory acquired pursuant to the Purchase Agreement shall be considered slow moving and (C) no Inventory shall be considered slow-moving to the extent it would not be considered slow-moving but for the impact of COVID-19 (subject to clause (f) below), (iv) custom items, work-in-process, raw materials (but not excluding, for example, blank apparel), or that constitute spare parts, promotional, marketing, samples, labels, bags and other packaging and shipping materials or supplies used or consumed in an Operating Company’s business, (v) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(e)           it is Inventory that has been packed-away and stored for more than 12 months at a distribution center, warehouse, or a Store for future sale; or

(f)            Inventory that is not subject to a perfected first-priority security interest in favor of the Agent or is subject to any other Lien, other than (i) those permitted by clauses (a), (e), (i) and (j) of the definition of Permitted Encumbrance (and in addition with respect to Eligible Foreign In-Transit Inventory, statutory liens in favor of carriers under clause (b) of the definition of Permitted Encumbrances), (ii) other Permitted Encumbrances arising by operation of law (subject to the Agent’s right to establish a Reserve in respect thereof), and (iii) any other Liens permitted under this Agreement; provided, that, in the case of this clause (iii) such Liens are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Agent between the holder of such Lien and the Agent);

(g)           Inventory that is not insured in compliance with the provisions of Section 6.07 hereof;

(h)           Inventory that has been sold but not yet delivered or as to which a Loan Party has accepted a deposit;

(i)            Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party (i) for which the agreement expressly prohibits the pledging of such Inventory as collateral, (ii) from which the Borrower, or any Operating Company has received written notice of a dispute in respect of any such agreement that limits the Borrower’s or such Operating Company’s ability to sell such Inventory or (iii) interferes with the Agent’s right to Dispose of such Inventory after the occurrence of an Event of Default; or

(j)            Inventory acquired in a Permitted Investment (as defined in the Master Agency Agreement) if the aggregate fair market value of the Inventory of the Borrower acquired in connection with such Permitted Investment exceeds $100,000,000, until the Agent has completed or received (i) an appraisal of such Inventory from appraisers reasonably satisfactory to the Agent and establishes an advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (ii) such other due diligence as the Agent may reasonably require, the results of the foregoing to be reasonably satisfactory to the Agent. The Agent shall use commercially reasonable efforts, at the expense of the Loan Parties, to complete diligence in respect of such Inventory within a reasonable time following request of the Borrower.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) any failure by any Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 303 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure of a Loan Party to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure of a Loan Party to make any required contribution to a Multiemployer Plan; (d) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan; (f) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (i) the determination that any Pension Plan is considered to be an “at-risk” plan, or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 or 305 of ERISA; (j) the engagement by any Loan Party or any ERISA Affiliate in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; or (k) the imposition of a Lien upon any Loan Party pursuant to Section 403(k) of the Code or Section 303(k) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.

“Eurodollar Rate” means:

(a)       for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)       for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) London Banking Days prior to such date for U.S. Dollar deposits with a term of one (1) month commencing that day; and

(c)       if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be 0.75% for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate Loan Notice” means a notice for a Eurodollar Borrowing or continuation pursuant to Section 2.02(b), which shall be substantially in the form of Exhibit A-2.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Payments” means (x) credit card receipts or other Payment Processing Accounts Receivable that are proceeds of the sale of any Inventory owned by Bluemercury, (y) any payments related to credit cards or other Payment Processing Accounts Receivable that are not Borrower Proceeds (including, for the avoidance of doubt, profit sharing and bounty payments for new credit card accounts) or (z) amounts owed to any third parties pursuant to sales of Third Party Consigned Inventory, Third Party Licensee Inventory or Vendor Direct Inventory.

“Excluded Swap Obligation” means, with respect to the Parent, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of the Parent of, or the grant by the Parent of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Parent’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of the Parent or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Agent, any Lender or the L/C Issuer, the following: (a) Taxes imposed on or measured by net income or profits (however denominated), branch profits Taxes, and franchise Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Lender with respect to an applicable interest in any Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loans or Commitment (other than pursuant to an assignment request by the Borrower pursuant to Section 3.06(b)) or (ii) such Lender designates a new Lending Office, except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a), (c) Taxes attributable to the failure of the Agent, any Lender or the L/C Issuer to comply with Section 3.01(e) and (d) any withholding Tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 5.27.

“Existing Credit Agreement” means that certain Credit Agreement dated as of May 9, 2019 among Pubco, Macy’s Retail Holdings, LLC (f/k/a Macy’s Retail Holdings, Inc.), the lenders party thereto, and Bank of America, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date).

“Existing L/C Facility” means that certain Amended and Restated Letter of Credit Reimbursements and Collateral Agreement by and among West 34th Street Insurance Company New York, Pubco, Credit Suisse AG, Cayman Islands Branch and Credit Suisse AG, New York Branch dated as of September 20, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date).

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 1.03.

“Existing Revolving Commitment” has the meaning set forth in Section 2.16(a).

“Existing Revolving Loans” has the meaning set forth in Section 2.16(a).

“Existing Revolving Tranche” has the meaning set forth in Section 2.16(a).

“Extended Revolving Commitment” has the meaning set forth in Section 2.16(a).

“Extended Revolving Loans” has the meaning set forth in Section 2.16(a).

“Extended Revolving Tranche” has the meaning set forth in Section 2.16(a).

“Extending Lender” has the meaning set forth in Section 2.16(b).

“Extension Amendment” has the meaning set forth in Section 2.16(b).

“Extension Election” has the meaning set forth in Section 2.16(b).

“Extension Request” has the meaning set forth in Section 2.16(a).

“Facility Guaranty” means the Guaranty, dated of even date herewith, made by the Parent in favor of the Agent, on behalf of the other Credit Parties, in substantially the form of Exhibit H hereto, as the same now exists or may hereafter be amended, restated, amended and restated, supplemented, or otherwise modified.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the letter agreement, dated of even date herewith, among the Borrower and the Agent.

“Field Exam” has the meaning set forth in Section 6.10(b).

“FILO Intercreditor Provisions” means the provisions set forth on Exhibit L, or any similar provisions reasonably acceptable to the Agent and the Borrower.

“Financed Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period that are financed with the proceeds of long-term Indebtedness (other than revolving indebtedness) or net proceeds of any Disposition of assets, any casualty event, or any issuance of Equity Interests; provided that, for the avoidance of doubt, Capital Expenditures financed through advances under the Master Intercompany Income Note, shall not be Financed Capital Expenditures.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the Saturday immediately following the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the Saturday immediately following the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on the Saturday nearest to the last day in January of any calendar year.

“Flip Date” means the date that is the earlier of (a) March 31, 2021 and (b) the date on which (x) the Initial Appraisal and (y) the Initial Field Exam are delivered to the Agent; provided that the Flip Date may not occur unless the Initial Appraisal has been completed and delivered to the Agent.

“Foreign Assets Control Regulations” has the meaning set forth in Section 5.27.

“Foreign In-Transit Inventory” means, as of any date of determination thereof, Inventory which has been shipped for receipt by the Borrower, but which has not yet been delivered to the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Full Cash Dominion” means any period (a) during which any Specified Event of Default has occurred and is continuing or (b) from (x) the date on which Availability plus Suppressed Availability is less than twelve and one half percent (12.5%) of the Loan Cap for two (2) consecutive Business Days until (y) the date on which Availability plus Suppressed Availability is at least twelve and one half percent (12.5%) of the Loan Cap for thirty (30) consecutive calendar days. The termination of a Full Cash Dominion period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Full Cash Dominion period in the event that the conditions set forth in clause (a) or clause (b) of this definition again arise.

“Funding and Notice Agent” means Pubco, as a funding and notice agent, together with any successors acting in such capacity.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien; provided, that the term “Guarantee” shall not include endorsements of checks, drafts and other items for the payment of money for collection or deposit, in either case in the ordinary course of business). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Incentive Consignment Commission” means, for any period, fifteen percent (15%) of the gross sales proceeds (adjusted for actual Customer Returns) of all Consigned Inventory sold by the Operating Companies during such period.

“Increase Closing Date” has the meaning provided therefor in Section 2.15(a)(iii).

“Incremental Term Lenders” has the meaning provided therefor in Section 2.15(b)(ii).

“Incremental Term Loan Amendment” has the meaning provided therefor in Section 2.15(b)(v).

“Incremental Term Loan Facility” has the meaning provided therefor in Section 2.15(b)(i).

“Incremental Term Loans” has the meaning provided therefor in Section 2.15(b)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business, including the Assumed Payables (as defined in the Purchase Agreement));

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness of such Person;

(g)           all obligations of such Person with respect to Disqualified Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture (but only to the extent of such Indebtedness of such partnership or joint venture for which such Person is liable), unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the avoidance of doubt, “Indebtedness” shall exclude (A) payment obligations of the Loan Parties pursuant to the Servicing Agreements (other than the Master Intercompany Purchase Note), including, but not limited to, payments of the Consignment Commission or (B) any capital contribution made by a Macy’s Party to the Loan Parties pursuant to the Master Intercompany Income Note.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Independent Manager” means a manager or director of any Loan Party who (a) shall not have been at the time of such Person’s appointment or at any time during the preceding five (5) years and shall not be as long as such person is a director or manager of such Loan Party (i) employed by any Macy’s Entity as an officer, director, partner, manager, member (other than as a special member in the case of single member Delaware limited liability companies) or employee, (ii) a supplier to any Macy’s Entity who derives a material portion of its revenue from its activities with any Macy’s Entity, (iii) a person who Controls or is under common Control with any Person described by the foregoing clauses (i) or (ii), (iv) a beneficial owner of any of the outstanding membership or other Equity Interests of any Macy’s Entity, (v) party to a personal services contract with any Macy’s Entity, from which fees and other compensation received by the person pursuant to such personal services contract would exceed 5% of his, her or its (as applicable) gross revenues during the preceding calendar year; or (vi) a member of the immediate family of any Person described by the foregoing clauses (i) through (v); and (b) is provided by a professional provider of independent directors. To the fullest extent permitted by applicable Law, including the Delaware Limited Liability Company Act as in effect from time to time, any Independent Manager’s fiduciary duty in respect of any decision on any matter requiring the unanimous vote of such Loan Party’s managers or directors (including the Independent Manager), as applicable, shall be to such Loan Party and its creditors rather than solely to such Loan Party’s equity holders. In furtherance of the foregoing, when voting on matters subject to the vote of the directors or managers, including any matter requiring the unanimous vote of any Loan Party’s managers or directors (including the Independent Manager), as applicable, notwithstanding that such Loan Party is not then insolvent, the Independent Manager shall take into account the interests of the creditors of such Loan Party as well as the interests of such Loan Party.

“Information” has the meaning specified in Section 10.07.

“Initial Appraisal” means a new appraisal of the Borrower’s Inventory performed by an independent appraiser (other than the initial desktop appraisal).

“Initial Field Exam” means the initial Field Exam engaged by the Agent; provided that the Initial Field Exam shall be completed within one hundred twenty (120) days of the Closing Date (which date may be extended (x) automatically by sixty (60) days if it is not commercially feasible to conduct a Field Exam within one hundred twenty (120) days of the Closing Date as a result of the COVID-19 pandemic or related events or (y) by the Agent in its sole discretion); provided further, that, the Initial Field Exam shall outline the Inventory Reserves.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs), unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; any Loan Party’s rights in any license agreements related to any of the foregoing; all intellectual property rights in books, customer lists, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data and databases related thereto; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, that, if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first calendar day after the end of each calendar quarter and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months thereafter, as selected by the Borrower in its Eurodollar Rate Loan Notice; provided, that:

(a)               any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                no Interest Period shall extend beyond the Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Cash Dominion” means any period from (a) the date on which Availability plus Suppressed Availability is less than twenty five percent (25%) of the Loan Cap for three (3) consecutive Business Days until (b) the date on which Availability plus Suppressed Availability is at least twenty five percent (25%) of the Loan Cap for twenty (20) consecutive calendar days. The termination of an Intermediate Cash Dominion period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Intermediate Cash Dominion period in the event that the conditions set forth in this definition again arise.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or in the Appraised Value, such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include the Store Closing Reserve and reserves based on (but which are not limited to):

(a)                obsolescence;

(b)                seasonality;

(c)                Shrink;

(d)                imbalance;

(e)                change in Inventory character;

(f)                 change in Inventory composition;

(g)                change in Inventory mix;

(h)                markdowns (both permanent and point of sale); and

(i)                  retail markons and markups (including changes in pricing strategy and price changes) inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) an acquisition of Inventory from any Person acquired, directly or indirectly, by a Macy’s Party in an Investment (as defined in the Master Agency Agreement) permitted under the Master Agency Agreement, in each case in any transaction or group of transactions which are part of a common plan. For purposes of covenant compliance, the amount of any Investment shall be the cash amount actually invested, less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person in respect of such Investment, and less all liabilities expressly assumed by another Person in connection with the sale of such Investment. Notwithstanding the foregoing, “Investment” shall not include payments required to be made to the Macy’s Parties pursuant to the Servicing Agreements (including any return of capital or distributions of income on the Master Intercompany Income Note).

“IP License” has the meaning specified in the Master Agency Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or in favor of the L/C Issuer and relating to any such Letter of Credit.

“L/C Commitment” means, as to each L/C Issuer, its obligation to make Letters of Credit to the Borrower pursuant to Section 2.03 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such L/C Issuer’s name on Schedule 2.01(a), as such amount may be adjusted from time to time in accordance with this Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof, or the renewal thereof.

“L/C Issuer” means (a) Bank of America, Credit Suisse AG, Cayman Islands Branch, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Fifth Third Bank, National Association, U.S. Bank National Association, PNC Bank, National Association, MUFG Union Bank, N.A., CIT Bank, N.A. and Goldman Sachs Bank USA in their capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by the Borrower, with the consent of the Agent (not to be unreasonably withheld, conditioned or delayed) and such Lender), (b) with respect to the Existing Letters of Credit and until such Existing Letters of Credit expire or are returned undrawn, Credit Suisse AG, Cayman Islands Branch or Credit Suisse AG, New York Branch, and (c) any other Lender selected by the Borrower, with the consent of the Agent (not to be unreasonably withheld, conditioned or delayed) and such Lender; provided, that no L/C Issuer shall be required to issue any Letter of Credit other than any Standby Letter of Credit unless otherwise agreed by such L/C Issuer in its sole discretion or issue any Letter of Credit in excess of such L/C Issuer’s L/C Commitment unless agreed by such L/C Issuer in its sole discretion. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer and/or for such Affiliate to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. For purposes of this definition of “L/C Issuer”, Credit Suisse AG, New York Branch shall be deemed to be an Affiliate of Credit Suisse AG, Cayman Islands Branch.

“L/C Obligations” means, as at any date of determination, and without duplication, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any rule under the ISP or any article of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of the Agent in any of the Collateral included in the Borrowing Base.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means any written agreement, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lease and Occupancy Agreement” has the meaning specified in the Master Agency Agreement.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent in writing.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(l).

“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.03(f).

“Letter of Credit Related Person” has the meaning specified in Section 2.03(f).

“Letter of Credit Sublimit” means an amount equal to $500,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments. A permanent reduction of the Aggregate Revolving Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, that, if the Aggregate Revolving Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Borrower’s option, less than) the Aggregate Revolving Commitments.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(a).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Applicable Margin, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other), or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For the avoidance of doubt, to the extent any Servicing Agreement shall be deemed to create any Lien on the Borrower’s assets, it shall be a Permitted Encumbrance for purposes of this Agreement.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Swing Line Loan, or an extension of credit by a Lender to the Borrower pursuant to Section 2.15.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Revolving Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Control Agreements, the Payment Processor Notifications, the Security Documents, the Facility Guaranty, each Request for Credit Extension and other instrument or agreement now or hereafter executed and delivered in connection herewith (but excluding, for the avoidance of doubt, any instrument or agreement executed and delivered in connection with any Cash Management Services and Bank Products). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendment and restatements, supplements or other modifications thereto.

“Loan Parties” means, collectively, the Borrower and the Parent.

“Macy’s Entities” means Pubco and each of its Subsidiaries, other than the Loan Parties.

“Master Agency Agreement” means the Master Agency, Consignment and Servicing Agreement, dated as of even date herewith, by and among the Borrower, the Operating Companies party thereto from time to time, the Merchandising Subsidiaries party thereto from time to time, FDS Bank, as treasury agent, and Pubco, as funding agent, together with any exhibits, schedules and annexes attached thereto and including any amendments, restatements, amendments and restatements, supplements, replacements or other modifications thereto to the extent not prohibited by the terms of this Agreement.

“Master Agency Agreement Termination Event” means an event giving rise to the Borrower’s right to terminate the Master Agency Agreement pursuant to Section 9.02(a) thereof, after giving effect to all applicable grace periods set forth therein, has occurred and is continuing.

“Master Agreement” has the meaning given in the definition of “Swap Contract”.

“Master Intercompany Income Note” means that certain Master Intercompany Income Note, dated as of even date herewith, by and among Pubco, the Borrower and the Operating Companies party thereto from time to time, together with any exhibits, schedules and annexes attached thereto and including any amendments, restatements, amendments and restatements, supplements, replacements or other modifications thereto to the extent not prohibited by the terms of this Agreement or the Master Agency Agreement.

“Master Intercompany Purchase Note” means, that certain Master Intercompany Purchase Note, dated as of even date herewith, made by the Borrower to the order of Pubco, as the Operating Companies’ designated payee thereof, for allocation to the Operating Companies as consideration for the Purchased Inventory under (and as defined in) the Purchase Agreement, together with any exhibits, schedules and annexes attached thereto and including any amendments, restatements, amendments and restatements, supplements, replacements or other modifications thereto to the extent not prohibited by the terms of this Agreement or the Master Agency Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business or financial condition of the Loan Parties taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents; or (c) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of the Loan Documents to which it is a party. Notwithstanding anything in paragraph (a) to the contrary, any change in or effect upon the operations, business or financial condition of any Loan Party thereof substantially and directly relating to the impacts of COVID-19 shall not be considered to be a Material Adverse Effect during the period from and including the Closing Date through and including July 31, 2021.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $25,000,000. For purposes of determining the amount of Material Indebtedness at any time, (i) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, and (ii) undrawn committed or available amounts shall be included.

“Maturity Date” means (i) with respect to the Revolving Commitments established on the Closing Date (other than the Bridge Commitments, which shall terminate on the Bridge Commitment Termination Date) that have not been converted to Extended Revolving Commitments pursuant to Section 2.16, May 9, 2024 and (ii) with respect to any other Revolving Commitments (other than the Bridge Commitments, which shall terminate on the Bridge Commitment Termination Date), the final maturity date thereof as specified in the applicable Extension Amendment.

“Maximum FILO Borrowing Base” means at any time (determined by reference to the most recently delivered Borrowing Base Certificate delivered to the Agent pursuant to Section 6.02(b)), an amount equal to the Cost of Eligible Inventory net of Inventory Reserves, multiplied by up to fifteen percent (15%) multiplied by the Appraised Value of such Eligible Inventory.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed period of four (4) Fiscal Quarters of Pubco ended on or prior to such time (taken as one accounting period) for which financial statements required pursuant to Section 6.01 have been delivered to the Agent or, solely for the purposes of Section 7.15, for which, financial statements required pursuant to Section 6.01 have been, or are required to be, delivered to the Agent.

“Merchandising Subsidiaries” means, collectively, Macy’s Merchandising Corporation, Macy’s Merchandising Group, Inc., and any Subsidiary of Pubco that is from to time party to the Servicing Agreements as a “Merchandising Subsidiary”.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions if any Loan Party would have liability thereto.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Defaulting Lender” means, at any time, each Lender other than a Defaulting Lender.

“Note” means (a) a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit C-1, and (b) a promissory note made by the Borrower in favor of a Swing Line Lender evidencing the Swing Line Loans made by such Swing Line Lender, substantially in the form of Exhibit C-2.

“Note Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, the following: that (a) no Specified Event of Default has occurred and is continuing or would arise as a result of entering into such transaction or the making of such payment, (b) the Consolidated Cash Balance does not exceed $500,000,000 at any time on or after the earlier of (A) September 30, 2020 and (B) the date on which outstanding Revolving Loans exceed $500,000,000 (after giving effect to the initial Borrowing of Loans on the Closing Date and the other transactions contemplated on the Closing Date) and (c) solely to the extent that the cash proceeds received by Pubco or any of its Subsidiaries pursuant to such transaction or payment will be applied pursuant to a clause under the Master Agency Agreement that is subject to the Payment Conditions set forth in paragraph (u) of the definition of Permitted Dispositions, paragraph (s) of the definition of Permitted Investments and Sections 4.06(e)(i) and (ii) and Section 4.07(e) respectively, in each case in Annex A of the Master Agency Agreement, the Payment Conditions are satisfied.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) all Other Liabilities; provided, that, the Obligations shall not include any Excluded Swap Obligations.

“Operating Companies” means, collectively, Macy’s Retail Holdings, LLC, Bloomingdale’s, LLC, Bloomingdale’s The Outlet Store, LLC, Bloomingdales.com, LLC, Macy’s Backstage, Inc., Macy’s Florida Stores, LLC, Macy’s West Stores, LLC, Macy’s.com, LLC, Macy’s Corporate Services, LLC, Macy’s Credit and Customer Services, Inc., and any Subsidiary of Pubco that is from to time party to the Servicing Agreements as an “Operating Company”; provided, that in no event shall “Operating Companies” include Bluemercury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party.

“Originating Account” has the meaning specified in Section 6.13(l)(iii).

“Other Connection Taxes” means, with respect to the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interests in any Loan or Loan Document).

“Other Liabilities” means any obligation on account of (a) any Cash Management Services and/or (b) any Bank Product Obligations.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, the aggregate amount of Credit Extensions then outstanding would exceed Availability.

“Over-Consignment Reserve” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or in the Appraised Value, such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the amount of Inventory that has been consigned to the Operating Companies by third parties to the extent such third party consignment would alter the Inventory mix at the Macy’s Parties in a manner that materially and adversely impacts the Lenders.

“Parent” has the meaning specified in the introduction of this Agreement.

“Parent LLC Agreement” means Parent’s limited liability company agreement effective as of May 12, 2020.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, the following: that (a) no Specified Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, (b) no Event of Default under Section 5.01(f) to Annex A of the Master Agency Agreement then exists or would arise as a result of entering into such transaction or the making of such payment, and (c) either (i) Availability plus Suppressed Availability is equal to or greater than fifteen percent (15%) of the Loan Cap for the thirty (30) consecutive calendar days preceding such transaction or payment and immediately after giving effect to such transaction or payment or (ii) (x) Availability plus Suppressed Availability is equal to or greater than twelve and one half percent (12.5%) of the Loan Cap for the thirty (30) consecutive calendar days preceding such transaction or payment and immediately after giving effect to such transaction or payment and (y) the pro forma Consolidated Fixed Charge Coverage Ratio for the most recent Measurement Period ended immediately prior to the proposed transaction or payment is at least 1.00 to 1.00.

“Payment Processing Accounts Receivable” means each Account or Payment Intangible (each as defined in the UCC), together with all income, payments and proceeds thereof, owed by a credit or debit card payment processor or an issuer of credit cards or debit cards or any other Person pursuant to any agreement relating to the processing of electronic payments made in any form (other than in-store payments for purchases by cash or check), whether by credit card, debit card, electronic funds transfer or other processing of electronic payments to the Borrower, resulting from charges by a customer of an Operating Company on such credit cards, debit cards, by electronic funds transfer or other processing of electronic payments processed by such processor or any other Person or issued by such issuer in connection with the sale by an Operating Company of Consigned Inventory (as defined in the Master Agency Agreement) owned by the Borrower or services performed by an Operating Company in relation to Consigned Inventory owned by the Borrower, in each case in the ordinary course of its business; provided, that notwithstanding anything to the contrary herein, no Account or Payment Intangible, or any income, payments and proceeds thereof, owed by PayPal Holdings, Inc., any of its Subsidiaries or any similar Payment Processors shall be deemed to be a Payment Processing Accounts Receivable.

“Payment Processing Agreements” means (i) that certain Amended and Restated Credit Card Program Agreement dated as of November 10, 2014 among Pubco, certain of its subsidiaries, FDS Bank, Department Stores National Bank and Citibank, N.A.; (ii) that certain Merchant Services Bankcard Agreement, dated as of July 28, 2006, by and between Federated Retail Holdings, doing business as Macy’s, Bloomingdale’s, Macys.com, Bloomingdales.com, Bloomingdale’s by Mail, Lord & Taylor, David’s Bridal, After Hours Formalwear and Priscilla of Boston, and Fifth Third Bank; (iii) that certain Merchant Services Agreement, dated as of January 1, 2011, by and between DFS Services LLC and Macy’s Credit and Customer Services, Inc.; (iv) that certain Amended and Restated Agreement for American Express® Card Acceptance, dated as of May 1, 2016, by and between American Express Travel Related Services Company, Inc. and Pubco; and (v) any such other agreement relating to the processing of payments made in any form other than in-store payments for purchases by cash or check, whether by credit card, electronic funds transfer or otherwise, entered into from time to time in accordance with the provisions of the Master Agency Agreement, in each case, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions of the Master Agency Agreement.

“Payment Processor” means each credit card company or other debit card or other payment processing party that is party from time to time to any Payment Processing Agreement.

“Payment Processor Notification” has the meaning provided in Section 6.13(a)(i)(x).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years if any Loan Party would have liability thereto.

“Permitted Discretion” means, as used in this Agreement with reference to the Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Disposition” means any of the following:

(a)                Dispositions of Inventory in the ordinary course of business;

(b)                so long as no Event of Default exists or would result therefrom, bulk sales or other Dispositions of Inventory of the Borrower not in the ordinary course of business in connection with Store closings or relocations, at arm’s length; provided, that other than Store closings or relocations publicly announced by Pubco prior to the Closing Date, the revenues of such Stores to be closed shall not exceed in any Fiscal Year of Pubco, fifteen percent (15.0%) of the gross revenues of all Stores of the Macy’s Parties and any Restricted Subsidiaries as of the beginning of such Fiscal Year (net of the revenues of new Stores opened during such Fiscal Year), it being understood and agreed that temporary Store closures (including as a result of COVID-19 or any re-branding or refurbishment) shall be excluded from the cap set forth in this proviso,

(c)                consignments of Inventory pursuant to and in accordance with the terms of the Master Agency Agreement;

(d)                Dispositions consisting of returns or sales of unsold, damaged, obsolete, or non-conforming Inventory in the ordinary course of business, including to a central return center;

(e)                Dispositions consisting of the compromise, settlement or collection of accounts receivable in the ordinary course of business, consistent with practices in effect on the Closing Date or otherwise in accordance with then current market practice for similar retailers;

(f)                (i) Dispositions of cash and cash equivalents in the ordinary course of business, and (ii) Dispositions constituting Permitted Investments and Restricted Payments permitted under Section 7.06;

(g)                Dispositions of assets resulting from any casualty event or any taking of power of eminent domain or by condemnation or similar proceeding;

(h)                other Dispositions of assets (excluding Dispositions described in clause (b) above, and Dispositions of Inventory included in the Borrowing Base); provided, that the aggregate fair market value of all assets Disposed of in reliance upon this clause (h) shall not exceed $20,000,000 during any Fiscal Year of the Borrower;

(i)                  to the extent constituting Dispositions, Permitted Encumbrances;

(j)                  any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(k)                 the unwinding of any Swap Contract pursuant to its terms.

For the avoidance of doubt, transactions which are permitted by Sections 7.01, 7.02, and 7.06 of this Agreement which may be construed to constitute a “Disposition” of property by a Loan Party shall not be prohibited by operation of Section 7.05.

“Permitted Encumbrances” means:

(a)                Liens imposed by law for Taxes that are not yet delinquent for a period of more than thirty (30) days or are being contested in compliance with Section 6.04;

(b)                carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations (i) that are not overdue by more than thirty (30) days or (ii) where (x) the validity or amount thereof is being contested in good faith by appropriate proceedings, (y) the applicable Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (z) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect;

(c)               pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations, other than any Lien imposed by ERISA;

(d)               deposits to secure or relating to the performance of trade contracts, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or letter of credit guarantees issued in respect thereof;

(e)                Liens in respect of judgments, decrees, attachments or awards for payment of money that do not constitute an Event of Default hereunder;

(f)                 Liens created pursuant to the Loan Documents;

(g)               possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Permitted Investments, provided, that, such Liens (i) attach only to such Investments or other Investments held by the applicable broker or dealer and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(h)                Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(i)                  Liens securing the obligations under any Incremental Term Loan Facility;

(j)                 Liens on goods in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods solely to the extent the following conditions are satisfied (i) the obligations secured are not overdue by more than thirty (30) days or (ii) (A) such Liens secure obligations that are being contested in good faith by appropriate proceedings, and (B) the applicable Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(k)                Liens (i) on advances or earnest money deposits in favor of the seller of Inventory to be acquired in any Permitted Investment to be applied against the purchase price for such Inventory, or (ii) consisting of an agreement to transfer any property in a Permitted Disposition;

(l)                 Liens solely on any cash advances or cash earnest money deposits made by the Borrower in connection with any letter of intent or purchase agreement in respect of Inventory permitted hereunder;

(m)               Liens that are contractual rights of set-off relating to purchase orders and other similar agreements in respect of the acquisition of Inventory entered into by the Borrower;

(n)               Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

(o)                Liens on property of Loan Parties to secure Indebtedness permitted under clause (i) of the definition of “Permitted Indebtedness”; provided, that if such Liens are on assets that constitute Collateral, the Liens securing such assets are junior to those securing the Obligations and subject at all times to an intercreditor agreement entered into between the Agent and a representative for the holder of the Lien on usual and customary terms and conditions reasonably acceptable to the Agent;

(p)                other Liens on assets securing obligations (other than for borrowed money) outstanding in an aggregate principal amount not to exceed $25,000,000;

(q)                Liens or rights of setoff against credit balances of the Borrower with Credit Card Issuers or Payment Processors or amounts owing by such Credit Card Issuers or Payment Processors to the Borrower in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of the Borrower to secure the obligations of the Borrower to the Credit Card Issuers or Payment Processors as a result of fees and chargebacks; and

(r)                 to the extent constituting Liens, restrictions in any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party other than any restriction that (i) expressly prohibits the pledging of covered Inventory as collateral, or (ii) interferes with the Borrower’s or any Operating Company’s right to Dispose of any such Inventory (or Agent’s right to Dispose of any such Inventory after the occurrence of an Event of Default).

“Permitted Indebtedness” means each of the following:

(a)                any Indebtedness incurred pursuant to an Incremental Term Loan Facility;

(b)               obligations (contingent or otherwise) of any Loan Party existing or arising under any Swap Contract; provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates relating to this Agreement or the business of the Borrower, and not for purposes of speculation or taking a “market view”;

(c)                Indebtedness with respect to the deferred purchase price for any Permitted Investment in connection with the purchase of Inventory;

(d)                the Obligations;

(e)                Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with Permitted Investments in connection with the purchase of Inventory or Permitted Dispositions;

(f)                 Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(g)                Indebtedness in respect of netting services, overdraft protections and similar arrangements and related liabilities arising from treasury, depository and cash management services, credit card processing services, other credit and debit card programs and/or any automated clearing house transfers of funds in the ordinary course of business (including, without limitation Guarantees of any such obligations) with respect to the Borrower’s accounts;

(h)                to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 8.01(h);

(i)                 so long as no Event of Default exists or would result therefrom, other Indebtedness (other than for borrowed money) in an aggregate principal amount not to exceed, at any time outstanding, $25,000,000;

(j)                  Guarantees of Indebtedness otherwise permitted under the definition of “Permitted Indebtedness”;

(k)                to the extent constituting Indebtedness, obligations in respect of customer deposits and advance payments received in the ordinary of course in connection with purchasing of Inventory; and

(l)                 unsecured subordinated Indebtedness under the Master Intercompany Purchase Note.

“Permitted Investments” means each of the following:

(a)                readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided, that, the full faith and credit of the United States of America or such other country, as applicable, is pledged in support thereof;

(b)                commercial paper issued by any Person organized under the laws of any state of the United States of America and rated, at the time of acquisition thereof, at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;

(c)                any Investments of the Loan Parties consisting of demand deposits or time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of acquisition thereof, as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $500,000,000, at the time of the acquisition thereof, in each case with maturities of not more than one year from the date of acquisition thereof;

(d)                fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria, at the time of acquisition thereof, described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)               Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, and which invest primarily in one or more of the types of securities described in clauses (a) through (d) above;

(f)                an acquisition of Inventory from any Person acquired, directly or indirectly, by Pubco in connection with an Investment (as defined in the Master Agency Agreement) permitted under the Master Agency Agreement;

(g)               Investments by the Parent in the Borrower;

(h)               Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof in the ordinary course of business consistent with current practices in effect on the Closing Date or otherwise in accordance with customary market practice;

(i)                 Guarantees constituting Permitted Indebtedness;

(j)                 Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(k)               [reserved];

(l)                 promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05 hereof;

(m)             Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, in each case in the ordinary course of business or otherwise in accordance with customary market practice;

(n)               other Investments in connection with the purchase of Inventory in an aggregate amount outstanding at any time not to exceed $5,000,000;

(o)               Investments consisting of deposits, prepayments and other credits to suppliers in the ordinary course of business in connection with the purchase of Inventory; and

(p)               Investments consisting of purchases and acquisitions of Inventory in the ordinary course of business.

“Permitted Overadvance” means an Overadvance made by the Agent, in its reasonable discretion, which:

(a)               (i) is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or (ii) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or (iii) is made to pay any other amount chargeable to any Loan Party hereunder; and

(b)               together with all other Permitted Overadvances then outstanding, shall not (i) exceed an amount equal to five percent (5%) of the Aggregate Revolving Commitments at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree.

provided, that, the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to Letters of Credit, or Section 2.04 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; provided, further, that in no event shall the Agent make an Overadvance, (x) if after giving effect thereto, the Total Revolving Exposure would exceed the Aggregate Revolving Commitments (as in effect prior to any termination of the Revolving Commitments pursuant to Section 2.06 or Section 8.02 hereof) or (y) Section 7.15(a) is in effect.

“Permitted Tax Distributions” means, customary payments or distributions to pay the U.S. federal, state and local income or franchise Tax liabilities of any direct or indirect parent, including any consolidated, combined, or unitary group or other similar type of Tax liabilities, to the extent such payments cover Taxes that are attributable to the activities of the Parent or the Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, other than a Multiemployer Plan.

“Platform” has the meaning specified in Section 6.02.

“Pre-Increase Lenders” has the meaning specified in Section 2.15(a)(v).

“Priority of Payments Waterfall” has the meaning specified in Section 6.13(j).

“Processing Agreement Amendment” has the meaning specified in Section 6.13(a)(i)(y).

“Pro Forma Financial Information” means the unaudited pro forma Consolidated balance sheet, Consolidated statements of income or operations, and cash flows of the Parent and the Borrower as at February 2, 2020.

“Pubco” means Macy’s, Inc., a Delaware corporation.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of even date herewith, by and among certain of the Operating Companies, as sellers, and the Borrower, as purchaser.

“QFC” has the meaning provided in Section 10.26(b).

“QFC Credit Support” has the meaning provided in Section 10.26.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the applicable reporting entity and its Subsidiaries as prescribed by the Securities Laws.

“Regulated Entity” means each of (a) as of the Closing Date (i) FDS Bank, a federal savings bank organized under the laws of the United States), and (ii) West 34th Insurance Company New York, a captive insurance company organized under the laws of New York, (b) captive banks, captive insurance companies and other similarly regulated Subsidiaries of Pubco, and (c) each Subsidiary of a Regulated Entity.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing or conversion or continuation of Loans (other than a Swing Line Loan), a written notice to the Agent via a Base Rate Loan Notice or Eurodollar Rate Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and, if required by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, the Lender or Lenders holding more than fifty percent (50%) of the Aggregate Revolving Commitments (or, if the Aggregate Revolving Commitments have been terminated, the Total Revolving Exposure); provided, that the Outstanding Amount of Revolving Commitment and Revolving Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves and Availability Reserves.

“Reserves Notice Period” means five (5) Business Days’ prior written notice to the Borrower, except that if a Full Cash Dominion Event has occurred and is continuing, the Reserves Notice Period shall mean any notice period (including no notice) determined by the Agent in its Permitted Discretion to be necessary or desirable to protect the interests of the Credit Parties.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, secretary, assistant secretary, or vice president of a Loan Party (or any individual performing substantially similar functions regardless of his or her title) or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. For the avoidance of doubt, no payments of Indebtedness on the Master Intercompany Purchase Note, or of the Consignment Commission pursuant to the Master Agency Agreement, shall be deemed to be a “Restricted Payment”.

“Restricted Subsidiary” has the meaning specified in the Master Agency Agreement.

“Revolver Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. Revolving Commitments shall include all Commitment Increases, Extended Revolving Commitments and, except as otherwise specified herein (including, without limitation, in Sections 2.03 and 2.04), Bridge Commitments.

“Revolving Exposure” means, at any time, with respect to any Lender (a) the aggregate Outstanding Amount of Revolving Loans of such Lender plus (b) such Lender’s Applicable Percentage of the Outstanding Amount of Swing Line Loans and L/C Obligations at such time.

“Revolving Lender” means a Lender with a Revolving Commitment (including a Bridge Commitment) or Revolving Exposure.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sales Tax Amount” means, for any applicable period, the amount of any sales taxes payable by any of the Operating Companies on the sale of Consigned Inventory sold during such period.

“Sanctioned Country” has the meaning specified in Section 5.27(b).

“Sanctions” has the meaning specified in Section 5.27(b).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheduled Payment Date” means the Thursday of each week (or if such day is not a Business Day, the immediately succeeding Business Day).

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(a)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, as of any date, all Indebtedness as of such date that is secured by a Lien.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, in substantially the form of Exhibit I-1 hereto, among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed or restated.

“Security Documents” means, collectively, the following: (a) the Security Agreement, (b) the Control Agreements, the Processing Agreement Amendments and the Payment Processor Notifications, (c) the Collateral Assignment Agreement and (d) each other security agreement or other instrument or document executed and delivered by any Loan Party to the Agent pursuant to this Agreement or any other Loan Document granting a Lien, or purporting to grant a Lien, to secure any of the Obligations.

“Servicer Specified Events of Default” means termination of the Master Agency Agreement, any material cessation of the consignment arrangements set forth in the Master Agency Agreement and/or breach of Section 4.03(a) and (b) of the Master Agency Agreement.

“Servicing Agreements” means, collectively, (i) the Master Agency Agreement, (ii) the Purchase Agreement, (iii) the Master Intercompany Purchase Note, (iv) the Master Intercompany Income Note, (v) the IP License and (vi) the Lease and Occupancy Agreement, in each case, together with any exhibits, schedules and annexes attached thereto and including any amendments, restatements, amendments and restatements, supplements or other modifications thereto to the extent not prohibited by the terms of this Agreement.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR and Term SOFR.

“Solvent” and “Solvency” with respect to any Person on a particular date, means that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means the occurrence of any (x) Event of Default (a) arising under any of Sections 8.01(a), 8.01(b) (but only as a result of a failure to comply with Sections 6.02(b), 6.13, 7.11(c), 7.11(d), 7.11(e), 7.11(f) and 7.15), 8.01(c) (but only as a result of a failure to comply with Sections 6.01 and 6.02(a)), 8.01(f), and (b) arising under Section 8.01(d) as a result of any representation or warranty contained in any Borrowing Base Certificate being incorrect or misleading in any material respect or (y) any Servicer Specified Event of Default.

“Specified Existing Revolving Tranche” has the meaning set forth in Section 2.16(a).

“SPE Collection Account” has the meaning specified in Section 6.13(a)(iv)(w). All funds in the SPE Collection Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the SPE Collection Account.

“SPE Disbursement Account” has the meaning specified in Section 6.13(a)(iv)(y).

“SPE Proceeds Account” has the meaning specified in Section 6.13(a)(iv)(v).

“SPE Storage Account” has the meaning specified in Section 6.13(a)(iv)(x). All funds in the SPE Storage Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the SPE Storage Account.

“Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Letter of Credit Practice” means, for the L/C Issuer, any domestic or foreign Law or letter of credit practices applicable in the city in which the L/C Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such Laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the L/C Issuer.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Step Down Date” means the date (which shall be after the date of delivery of the financial statements pursuant to Section 6.01(b) for the Fiscal Quarter ending April 30, 2021) after (x) the Borrower delivers financial statements demonstrating that Consolidated EBITDA of Pubco and its Restricted Subsidiaries as of the end of two (2) consecutive Fiscal Quarters was equal to at least seventy-five percent (75.0%) of the consolidated EBITDA for such Fiscal Quarters set forth in the base case model dated April 16, 2020 and delivered to the Arrangers prior to the Closing Date and (y) Availability plus Suppressed Availability was at least thirty percent (30.0%) of the Loan Cap for thirty (30) consecutive days immediately prior to the Step Down Date (which thirty (30) consecutive day period need not be at the end of a Fiscal Quarter).

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any of the Operating Companies.

“Store Closing Reserve” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or in the Appraised Value, such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the amount of Inventory located at any store including within any Closed Store Group; provided, however that such Store Closing Reserve shall only be implemented on Inventory no earlier than five (5) weeks after the commencement of the store closure sale.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is on terms reasonably satisfactory to the Agent.

“Subordinated Notes” means, collectively, the Master Intercompany Purchase Note and the Master Intercompany Income Note.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Supermajority Lenders” means, as of any date of determination, the Revolving Lender or Revolving Lenders holding more than sixty-six and two-thirds percent (66 2/3%) of the Aggregate Revolving Commitments or, if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Aggregate Revolving Commitments have otherwise terminated or expired, the Revolving Lender or Revolving Lenders holding in the aggregate more than sixty-six and two-thirds percent (66 2/3%) of the Total Revolving Exposure; provided, that, the Revolving Commitment of, and the portion of the Total Revolving Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Supported QFC” has the meaning provided in Section 10.26.

“Suppressed Availability” means, at any time, the amount, if any, by which the Borrowing Base exceeds the Aggregate Revolving Commitments at such time, but not to exceed the amount equal to 2.5% of the Aggregate Revolving Commitments.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to the Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to $125,000,000; provided, that if the Aggregate Revolving Commitments are reduced to an amount less than the Swing Line Sublimit, then the Swing Line Sublimit shall be reduced to an amount equal to (or, at Borrower’s option, less than) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Aggregate Revolving Commitments is accelerated (or deemed accelerated) and the Aggregate Revolving Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Aggregate Revolving Commitments in accordance with the provisions of Section 2.06(a) hereof.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Agent from time to time in its reasonable discretion.

“Third Party Consigned Inventory” means inventory held by any of the Operating Companies on consignment from parties other than the Borrower.

“Third Party Licensee Inventory” means inventory owned by a Third Party Licensee for sale through Sales Channels in accordance with a Third Party Licensee Arrangement (as such terms are defined in the Master Agency Agreement).

“Total Revolving Exposure” means, at any time, the Revolving Exposure of all Revolving Lenders at such time.

“Trading With the Enemy Act” has the meaning set forth in Section 5.27.

“Tranche” means, with respect to a Loan, its character as a Revolving Loan or an Incremental Term Loan.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, (a) if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 and (b) that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“UFCA” has the meaning specified in Section 10.21(d).

“UFTA” has the meaning specified in Section 10.21(d).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which was or has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base, increase in Reserves or misrepresentation by the Loan Parties.

“Unrestricted Cash” means, at any time, the aggregate amount of unrestricted cash and cash equivalents held in accounts of Pubco and its Restricted Subsidiaries (including cash in Store registers, but excluding cash held at a Regulated Entity) that (x) would not appear as “restricted” on a consolidated balance sheet of Pubco or such Restricted Subsidiary (unless such appearance is related to a restriction in favor of the Agent (including by a control agreement)) or (y) are restricted in favor of any Secured Indebtedness permitted under the terms of the Master Agency Agreement (including by a control agreement).

“United States” and “U.S.” mean the United States of America.

“U.S. Special Resolution Regimes” has the meaning provided in Section 10.26.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(e)(ii)(B)(3).

“Vendor Direct Inventory” means inventory owned and held by a Vendor for sale through Sales Channels and delivered directly to Customers by such Vendor in accordance with a Vendor Direct Sales Arrangement (as such terms are defined in the Master Agency Agreement).

“Vendor Invoices” has the meaning specified in Section 6.13(j).

“Waterfall Payment Date” means (a) at any time when no Cash Dominion Event has occurred and is continuing, each date elected by the Borrower, (b) following the occurrence and during the continuance of Intermediate Cash Dominion, each Scheduled Payment Date, each Interest Payment Date, each other date on which payment of any other Obligations is due under the Credit Agreement and any other date elected by the Borrower, and (c) following the occurrence and during the continuance of Full Cash Dominion, each Business Day.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02       Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)               The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, extended or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been waived, cured, or otherwise remedied, in accordance with this Agreement.

(b)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)               All references to “knowledge” or “awareness” of any Loan Party means the actual knowledge of a Responsible Officer of such Loan Party.

(d)               For all purposes hereof, both commercial reasonableness and past or current business practices shall be determined to take into account the effects of COVID-19, and obligations to undertake actions or omissions in the “ordinary course of business” may include commercially reasonable actions or omissions taken in response to COVID-19).

(e)               Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(f)                Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations (or words of similar import) shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Cash Collateralization (or receipt of backstop letters of credit reasonably satisfactory to the L/C Issuer and the Agent)) or other collateral as may be reasonably satisfactory to the Agent, of all of the Obligations other than (i) unasserted contingent indemnification Obligations, and (ii) any Other Liabilities.

(g)               Any capitalized terms used herein but not defined herein shall have the meanings specified therefor in the Master Agency Agreement, as in effect on the Closing Date (or as amended to the extent not prohibited by the terms of this Agreement).

Section 1.03       Accounting Terms

(a)               Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein (including, without limitation, as set forth in the definition of “Capital Lease Obligations”).

(b)               Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision herein, the accounting for any lease (and whether the obligations thereunder shall be treated as Capital Lease Obligations) shall be based on GAAP as in effect on December 31, 2018 and without giving effect to any subsequent changes in GAAP (or required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease or a capital lease.

(c)               Adoption of International Financial Reporting Standards. In the event that the Borrower elects to transition the accounting policies and reporting practices of the Loan Parties from GAAP to the International Financial Reporting Standards pursuant to Section 7.12 hereof, and any such adoption of the International Financial Reporting Standards would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such adoption of the International Financial Reporting Standards (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such adoption of the International Financial Reporting Standards and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such adoption of the International Financial Reporting Standards.

Section 1.04       Rounding. Any financial ratios required to be maintained by the Borrower or the other Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05       Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06       Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time; provided, that, (x) for purposes of calculating any Letter of Credit Fees hereunder, such Letter of Credit Fees shall be calculated on the actual Stated Amount of such Letter of Credit in effect at the time of such calculation, without giving effect to automatic increases which have not yet occurred and (y) for purposes of calculating Commitment Fees under Section 2.09(a), Total Revolving Exposure shall be determined based on the actual Stated Amount of such Letter of Credit in effect at the time of such calculation, without giving effect to automatic increases which have not yet occurred.

Section 1.07       Certifications. All certifications to be made hereunder or in any other Loan Document by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or representative of such Loan Party, on such Loan Party’s behalf, and not in such Person’s individual capacity.

Section 1.08       Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.09       Currency. Unless stated otherwise (i) principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents shall be payable in Dollars and (ii) all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. If the Agent shall receive payment in a currency other that the currency in which the Obligations are due, whether as proceeds or realization of the Collateral or otherwise, then the Agent shall be authorized to convert such amounts at the Spot Rate to the currency in which such Obligations are due for application thereto. All financial statements and Compliance Certificates shall be set forth in Dollars.

Article II
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01       Revolving Loans; Reserves.

(a)               Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Revolving Lender’s Revolving Commitment, or (y) such Revolving Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i)                 after giving effect to any Revolver Borrowing, the Total Revolving Exposure shall not exceed the Loan Cap;

(ii)              after giving effect to any Revolver Borrowing, the Revolving Exposure of any Lender shall not exceed such Lender’s Revolving Commitment; and

(iii)            the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           The Inventory Reserves and Availability Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(c) hereof.

(c)            The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves upon the Reserves Notice Period (during which period the Agent shall be available to discuss in good faith any such proposed Reserve with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or modification no longer exists; provided, that (x) no such prior notice shall be required for Bank Products Reserves, Cash Management Reserves or changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and customer credit liabilities) and (y) solely for purposes of new Credit Extensions made during the Reserves Notice Period, the Borrowing Base shall be reduced by the amount of any Reserve established or modified immediately upon notice to the Borrower. The amount of any Reserve shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Agent in its Permitted Discretion; provided, that the circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and known to the Agent, in each case, prior to the Closing Date, shall, to the extent not reserved for as of the Closing Date, not be the basis for the establishment of any Reserves after the Closing Date, unless such circumstances, conditions, events or contingencies have changed since the Closing Date; provided further, that, for the avoidance of doubt, additional Reserves may be instituted based on the Initial Field Exam and the Initial Appraisal. Promptly after the Agent has knowledge that the event, condition or matter which is the basis for the establishment of a Reserve no longer exists, the Agent shall eliminate such Reserve.

Section 2.02         Borrowings, Conversions and Continuations of Loans.

(a)           Revolving Loans (other than Swing Line Loans) shall be either Base Rate Loans or Eurodollar Rate Loans as the Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be Base Rate Loans. Subject to the other provisions of this Section 2.02, Revolver Borrowings of more than one Type may be incurred at the same time.

(b)           Each request for a Borrowing consisting of a Base Rate Loan shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by (A) telephone, or (B) a Base Rate Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Agent of a Base Rate Loan Notice by 12:00 p.m. on the requested date of such Borrowing, which request shall specify the location and number of the Borrower’s account to which funds are to be disbursed (which must be the SPE Storage Account or to the extent no Cash Dominion Event has occurred or is continuing, the SPE Disbursement Account). Each request for a Borrowing consisting of a Eurodollar Rate Loan shall be upon the Borrower’s irrevocable notice to the Agent, which may be given by (A) telephone, or (B) a Eurodollar Rate Loan Notice; provided, that any telephonic notice must be confirmed immediately by delivery to the Agent of a Eurodollar Rate Loan Notice, which must be received by the Agent not later than 12:00 p.m. three (3) Business Days prior to the requested date of any Borrowing or continuation of, or conversion into, Eurodollar Rate Loans; provided, that, with respect to the initial Borrowing of Loans on the Closing Date, the request for such Borrowing may be delivered to the Agent at any time prior to 2:00 p.m. one (1) Business Day prior to the Closing Date, and such request may be conditioned upon the occurrence of the Closing Date. Each Eurodollar Rate Loan Notice shall specify (i) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (ii) the principal amount of Eurodollar Rate Loans to be borrowed or continued (which shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof), (iii) the duration of the Interest Period with respect thereto and (iv) the location of the Borrower’s account to which funds are to be disbursed (which must be the SPE Storage Account or to the extent no Cash Dominion Event has occurred or is continuing, the SPE Disbursement Account). If the Borrower fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. On the requested date of any Eurodollar Rate Loan (other than any continuation of any Eurodollar Rate Loan), (i) in the event that Base Rate Loans are outstanding in an amount equal to or greater than the requested Eurodollar Rate Loan, all or a portion of such Base Rate Loans shall be automatically converted to a Eurodollar Rate Loan in the amount requested by the Borrower, and (ii) if Base Rate Loans are not outstanding in an amount at least equal to the requested Eurodollar Rate Loan, the Borrower shall make a written request to the Agent for additional Base Rate Loans in such amount, when taken with the outstanding Base Rate Loans (which shall be converted automatically at such time), as is necessary to satisfy the requested Eurodollar Rate Loan. If the Borrower fails to give a timely notice with respect to any continuation of a Eurodollar Rate Loan, then the applicable Loans shall automatically be continued as a Base Rate Loan, effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loan. If the Borrower requests a conversion to, or continuation of, Eurodollar Rate Loans but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(c)            The Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall, as promptly as practicable, make all funds so received available to the Borrower in like funds (and, in any event, shall use commercially reasonable efforts to make all such funds available to the Borrower by no later than 4:00 p.m. on the day of receipt by the Agent) either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower.

(d)           The Agent, without the request of the Borrower, may advance any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby; provided, that, notwithstanding the foregoing, Agent shall not, unless an Event of Default has occurred and is continuing, advance any such amounts or payments and/or charge the Loan Account with respect to fees and service charges of third parties (including without limitation, legal fees, field examination fees and appraisal fees) prior to the third (3rd) day after the presentation of such invoices to the Borrower or prior to any other applicable grace period with respect to payment of other charges and amounts as set forth in this Agreement. The Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrower’s obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans (unless and until converted by the Borrower to one (1) or more Eurodollar Rate Loans).

(e)           A Eurodollar Rate Loan may be continued or converted on a day other than the last day of the Interest Period for such Eurodollar Rate Loan, subject to the Borrower making any payments required under Section 3.05. During the existence of an Event of Default, upon the request of the Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(f)            The Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Eurodollar Rate Loans at any one time.

(h)           The Agent, the Revolving Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Revolving Loan or to provide any Letter of Credit if an Overadvance would result. The Agent may, in its discretion, make Permitted Overadvances (i) without the consent of the Lenders, the Swing Line Lender or the L/C Issuer but (ii) with the consent of the Borrower (unless an Event of Default has occurred and is continuing, in which case the consent of the Borrower shall not be required), and, in each case, the Borrower and each Lender shall be bound thereby. Any Permitted Overadvance may, at the option of the Agent, constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrower and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrower in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding.

Section 2.03          Letters of Credit.

(a)            Subject to the terms and conditions of this Agreement, upon the request of the Borrower made in accordance herewith, and prior to the Maturity Date, the L/C Issuer agrees to issue a requested Letter of Credit for the account of the Loan Parties (including in their capacity as agent for the Macy’s Parties under the Master Agency Agreement). By submitting a request to the L/C Issuer for the issuance of a Letter of Credit, the Borrower shall be deemed to have requested that the L/C Issuer issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing pursuant to a Letter of Credit Application by a Responsible Officer and delivered to the L/C Issuer and the Agent via telefacsimile or other electronic method of transmission reasonably acceptable to the L/C Issuer not later than 12:00 p.m. at least two (2) Business Days (or such later date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the L/C Issuer and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Agent or the L/C Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the L/C Issuer generally requests for Letters of Credit in similar circumstances. The Agent’s records of the content of any such request will be conclusive.

(b)           The L/C Issuer shall have no obligation to issue a Letter of Credit if, after giving effect to the requested issuance, (i) the Total Revolving Exposure would exceed the Loan Cap, (ii) the Revolving Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment, or (iii) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit;

(c)            In the event there is a Defaulting Lender with Revolving Commitments as of the date of any request for the issuance of a Letter of Credit, the L/C Issuer shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s participation with respect to such Letter of Credit may not be reallocated pursuant to Section 9.16(b), or (ii) the L/C Issuer has not otherwise entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the L/C Issuer’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrower Cash Collateralizing such Defaulting Lender’s participation with respect to such Letter of Credit in accordance with Section 9.16(b). Additionally, the L/C Issuer shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit or request that the L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally, or (C) if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree, if agreed to by the L/C Issuer, in the L/C Issuer’s sole discretion so long as the Borrower agrees to, and executes any and all documents deemed necessary by the L/C Issuer to Cash Collateralize such Letter of Credit on or prior to the Letter of Credit Expiration Date) or all the Revolving Lenders have approved such expiry date.

(d)           Any L/C Issuer (other than Bank of America or any of its Affiliates) shall notify the Agent in writing no later than the Business Day immediately following the Business Day on which such L/C Issuer issued any Letter of Credit; provided, that (i) until the Agent advises any such L/C Issuer that any conditions precedent set forth in Section 4.02 are not satisfied (to the extent not waived), or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and such L/C Issuer, such L/C Issuer shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such L/C Issuer may agree. The Borrower and the Credit Parties hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by the applicable L/C Issuer at the request of the Borrower on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the L/C Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars; provided, that, if the L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrower of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate. If the L/C Issuer makes a payment under a Letter of Credit, the L/C Issuer shall notify the Borrower and the Agent in writing of such payment, and the Borrower shall pay to the Agent an amount equal to the applicable Letter of Credit Disbursement no later than one (1) Business Day following receipt of such notice and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.02 hereof) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, the Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to the L/C Issuer shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the L/C Issuer or, to the extent that the Revolving Lenders have made payments pursuant to Section 2.03(e) to reimburse the L/C Issuer, then to such Revolving Lenders and the L/C Issuer as their interests may appear.

(e)            Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.03(d), each Revolving Lender agrees to fund its Applicable Percentage of any Revolving Loan deemed made pursuant to Section 2.03(d) on the same terms and conditions as if the Borrower had requested the amount thereof as a Revolving Loan and the Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of the L/C Issuer or the Revolving Lenders, the L/C Issuer shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by the L/C Issuer, in an amount equal to its Applicable Percentage of such Letter of Credit, and each such Revolving Lender agrees to pay to the Agent, for the account of the L/C Issuer, such Revolving Lender’s Applicable Percentage of any Letter of Credit Disbursement made by the L/C Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the L/C Issuer, such Revolving Lender’s Applicable Percentage of each Letter of Credit Disbursement made by the L/C Issuer and not reimbursed by the Borrower on the date due as provided in Section 2.03(d), or of any reimbursement payment that is required to be refunded (or that the Agent or the L/C Issuer elects, based upon the advice of counsel, to refund) to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to the Agent, for the account of the L/C Issuer, an amount equal to its respective Applicable Percentage of each Letter of Credit Disbursement pursuant to this Section 2.03(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of a Default or Event of Default or the failure to satisfy any condition set forth in Section 4.02 hereof. If any such Revolving Lender fails to make available to the Agent the amount of such Revolving Lender’s Applicable Percentage of a Letter of Credit Disbursement as provided in this Section 2.03(e), such Revolving Lender shall be deemed to be a Defaulting Lender and the Agent (for the account of the L/C Issuer) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)            Borrower agrees to indemnify, defend and hold harmless each Credit Party (including the L/C Issuer and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including the L/C Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)            any Letter of Credit or any pre-advice of its issuance;

(ii)           any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)          any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)          any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)           any unauthorized instruction or request made to the L/C Issuer in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi)          an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)         any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)        the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)           the L/C Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)            the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that, such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith or willful misconduct of the Letter of Credit Related Person claiming indemnity. The Borrower hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.03(f). If and to the extent that the obligations of the Borrower under this Section 2.03(f) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable Law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)           The liability of the L/C Issuer (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrower (or its Affiliates, as applicable) that are caused directly by the L/C Issuer’s gross negligence, bad faith or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. The L/C Issuer shall be deemed to have acted with due diligence and reasonable care if the L/C Issuer’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrower’s (or its Affiliates’, as applicable) aggregate remedies against the L/C Issuer and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrower to the L/C Issuer in respect of the honored presentation in connection with such Letter of Credit under Section 2.03(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrower shall (or shall cause its Affiliates, as applicable, to) take action to avoid and mitigate the amount of any damages claimed against the L/C Issuer or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrower (or its Affiliates, as applicable) under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the L/C Issuer to effect a cure.

(h)           The Borrower shall be responsible for preparing or approving the final text of the Letter of Credit as issued by the L/C Issuer, irrespective of any assistance the L/C Issuer may provide such as drafting or recommending text or by the L/C Issuer’s use or refusal to use text submitted by the Borrower. The Borrower is solely responsible for the suitability of the Letter of Credit for the Borrower’s (or its Affiliates’, as applicable) purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the L/C Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrower does not at any time want such Letter of Credit to be renewed, the Borrower will so notify the Agent and the L/C Issuer at least fifteen (15) calendar days before the L/C Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i)            The Borrower’s reimbursement and payment obligations under this Section 2.03 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)            any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii)           payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)          the L/C Issuer or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)          the L/C Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary, any assignee of proceeds, the L/C Issuer or any other Person;

(vi)          any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.03(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Borrower’s reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the L/C Issuer, the beneficiary or any other Person; or

(vii)         the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that, subject to Section 2.03(g) above, the foregoing shall not release the L/C Issuer from such liability to the Borrower (or its Affiliates, as applicable) as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the L/C Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrower to the L/C Issuer arising under, or in connection with, this Section 2.03 or any Letter of Credit.

(j)            Without limiting any other provision of this Agreement, the L/C Issuer and each other Letter of Credit Related Person (if applicable) shall not be responsible to any Loan Party for, and the L/C Issuer’s rights and remedies against the Loan Parties and the obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit shall not be impaired by:

(i)            honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)          honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)          acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)          the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the L/C Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)           acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the L/C Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)          any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrower;

(vii)         any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and the Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)        assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)           payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)            acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the L/C Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)           honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the L/C Issuer if subsequently the L/C Issuer or any court or other finder of fact determines such presentation should have been honored;

(xii)          dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)         honor of a presentation that is subsequently determined by the L/C Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons;

provided, that, the foregoing shall not release the L/C Issuer or any other Letter of Credit Related Person from liability with respect to actions referred to in Sections 2.03(j)(i) through (vii) and (xii) (subject to the limitations on liability of L/C Issuer in Section 2.03(g)) to the Borrower (or its Affiliates, as applicable), to the extent determined pursuant to a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the L/C Issuer or such other Letter of Credit Related Person.

(k)               Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, within one (1) Business Day after such request, Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(iii)) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(iii), “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to one hundred three percent (103%) of the Outstanding Amount of all L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be Cash Collateralized in an amount equal to one hundred five percent (105%) of the Outstanding Amount of such L/C Obligations), pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Lenders). The Borrower hereby grants to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America except that Permitted Investments of the type listed in clauses (a) through (e) of the definition thereof may be made at the request of the Borrower at the option and in the sole discretion of the Agent (and at the Borrower’s risk and expense), in which case, interest or profits, if any, on such investments shall accumulate in such account. If at any time the Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations. To the extent the amount of Cash Collateral then being held by the Agent exceeds the amount required to be held as set forth above, the Agent shall promptly return such excess Cash Collateral to the Borrower.

(l)            The Borrower shall pay to the Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin in respect of Eurodollar Rate Loans (then in effect) times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first day after the end of each Fiscal Quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, and after the Letter of Credit Expiration Date, on demand, and (ii) computed on a quarterly basis (for the calendar quarter then ended) in arrears and shall be charged to the Borrower in accordance with Section 2.02(d).

(m)          In addition to the Letter of Credit Fees as set forth in Section 2.03(l) above, the Borrower shall pay to the Agent for the account of the L/C Issuer as non-refundable fees, commissions, and charges: (i) a fronting fee which shall be imposed by the L/C Issuer upon the issuance of each Letter of Credit of 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the L/C Issuer, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit. Such amounts shall be (A) due and payable on the first day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, and after the Letter of Credit Expiration Date, on demand, and (B) computed on a quarterly basis in arrears and shall be charged to the Borrower in accordance with Section 2.02(d); provided, that, the fees and other charges referred to in clause (m)(ii) above, shall be due and payable when presented to the Agent by the L/C Issuer or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit.

(n)           Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP or the UCP shall apply to each Standby Letter of Credit, as selected, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(o)           The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(p)           In the event of a direct conflict between the provisions of this Section 2.03 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03 shall control and govern.

(q)           Notwithstanding anything in the foregoing to the contrary, for purposes of this Section 2.03 (other than clause (b) above), all references to the Revolving Lenders shall exclude Revolving Lenders holding Bridge Commitments (but solely to the extent of such Bridge Commitments), all references to the Revolving Commitments shall exclude Bridge Commitments, and the Applicable Percentage shall be calculated without taking into account the Bridge Commitments. Without limiting the generality of the foregoing, it is understood and agreed that (i) no Revolving Lender with Bridge Commitments shall be required to fund any Revolving Loan deemed made pursuant to Section 2.03(d) in respect of such Bridge Commitments, (ii) no Revolving Lender with Bridge Commitments shall be deemed to have purchased a participation in any Letter of Credit issued by the L/C Issuer or will be required to pay any amounts in respect of any Letter of Credit Disbursement made by the L/C Issuer under any Letter of Credit, in each case, in respect of such Bridge Commitments, and (iii) no Revolving Lender shall be entitled to any fees under this Section 2.03 in respect of such Bridge Commitments.

(r)            The Borrower may request a Letter of Credit on behalf of any Macy’s Party; provided, that the Borrower acknowledges and agrees that, notwithstanding anything to the contrary in any Letter of Credit Application or any Letter of Credit requested pursuant to or issued under this Agreement which may state or indicate that the “Account Party”, “Applicant”, “Requesting Party” or any similar designation with respect to such Letter of Credit is a Person other than the Borrower, the Borrower is and shall at all times remain the “Applicant” (as defined in Section 5-102(a) of the UCC) with respect to each Letter of Credit issued by any L/C Issuer under this Agreement.

Section 2.04         Swing Line Loans.

(a)           The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, that after giving effect to any Swing Line Loan, (i) the Total Revolving Exposure shall not exceed the Loan Cap, and (ii) the Revolving Exposure of any Revolving Lender at such time shall not exceed such Revolving Lender’s Revolving Commitment; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest at the rate applicable to Base Rate Loans. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)           Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone provided that any telephonic notice must be promptly confirmed by delivery to the Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Agent not later than 12:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (and such condition or conditions have not been waived), then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)             The Swing Line Lender at any time in its sole and absolute discretion shall request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender (including the Swing Line Lender) make a Base Rate Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing by Swing Line Lender to the Agent no less frequently than once each week (or more frequently at Swing Line Lender’s discretion) in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Loan Cap and the conditions set forth in Section 4.02. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount of such outstanding Swing Line Loan available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified by the Swing Line Lender, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

(ii)            If for any reason any Swing Line Loan cannot be refinanced by such a Revolver Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)           If any Revolving Lender fails to make available to the Agent, for the account of the Swing Line Lender, any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Revolver Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)          Repayment of Participations.

(i)             At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)            If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)           Revolving Lenders with Bridge Commitments. Notwithstanding anything in the foregoing to the contrary, for purposes of this Section 2.04 (other than the first proviso in the first sentence of clause (a) above), all references to the Revolving Lenders shall exclude Revolving Lenders holding Bridge Commitments (but solely to the extent of such Bridge Commitments), all references to the Revolving Commitments shall exclude Bridge Commitments, and the Applicable Percentage shall be calculated without taking into account the Bridge Commitments. Without limiting the generality of the foregoing, it is understood and agreed that (i) no Revolving Lender with Bridge Commitments shall be required to fund any Revolving Loan under this Section 2.04 in respect of such Bridge Commitments, (ii) no Revolving Lender with Bridge Commitments shall be deemed to have purchased a risk participation in any Swing Line Loan made by the Swing Line Lender in respect of such Bridge Commitments, and (iii) no Revolving Lender shall be entitled to any fees or interest under this Section 2.04 in respect of Bridge Commitments.

Section 2.05       Prepayments.

(a)        The Borrower may, upon irrevocable (except in connection with a termination of Aggregate Revolving Commitments as set forth in Section 2.06 below) notice from the Borrower to the Agent, at any time or (without limiting Section 6.13) from time to time voluntarily prepay the Loans (other than Swing Line Loans, which are covered in clause (b) below) in whole or in part without premium or penalty; provided, that (i) such notice must be received by the Agent not later than 12:00 p.m. (A) two (2) Business Days prior to any date of prepayment of Eurodollar Rate Loans (or such shorter period as Agent may agree in its reasonable discretion) and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; provided, further, that such notice delivered by the Borrower may state that such notice is conditioned on the funding or consummation of any transaction or transactions specified therein (including, without limitation, any sale or disposition of Collateral or the closing of any other financing transaction). Each such notice shall specify the date and amount of such prepayment, the Tranche(s) of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their respective Applicable Percentages. If the Borrower shall fail to specify the Type(s) of Loans to be prepaid, then such prepayment shall be applied first to Base Rate Loans, second to Eurodollar Rate Loans. If the Borrower shall fail to specify the Interest Period(s) of the Loans to be prepaid, then such prepayment shall apply in direct order of Interest Payment Dates.

(b)        Upon irrevocable (except in connection with a termination of Aggregate Revolving Commitments as set forth in Section 2.06 below) notice from the Borrower to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, Borrower shall voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (i) such notice must be received by the Swing Line Lender and the Agent not later than 12:00 p.m. on the date of the prepayment, (ii) any such prepayment shall be in a minimum principal amount of $100,000 (or, if less, the entire remaining principal balance thereof) and (iii) such notice delivered by the Borrower may state that such notice is conditioned on the funding or consummation of any transaction or transactions specified therein (including, without limitation, any sale or disposition of Collateral or the closing of any other financing transaction). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)         If for any reason (i) the Total Revolving Exposure at any time exceeds the Loan Cap then in effect or (ii) (A) the Consolidated Cash Balance exceeds $500,000,000 at any time on or after the earlier of (x) September 30, 2020 and (y) the date on which outstanding Revolving Loans exceed $500,000,000 (after giving effect to any Borrowing of Loans on the Closing Date and the other transactions contemplated on the Closing Date) and (B) Total Revolving Exposure is greater than $0, the Borrower shall promptly (and in any event within one (1) Business Day) prepay Revolving Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount, in each case, equal to such excess; provided, that, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Exposure exceeds the Loan Cap (and any such Cash Collateralization shall only be required with respect to such additional amount).

(d)        The Borrower shall prepay the Revolving Loans and Cash Collateralize the L/C Obligations with the proceeds and collections received by the Loan Parties to the extent so required under the provisions of Section 2.03 and Section 6.13 hereof.

(e)         Prepayments made pursuant to Section 2.05(c) and (d) above, first, shall be applied to the Swing Line Loans; second, shall be applied ratably to the outstanding Revolving Loans (including Revolving Loans made in respect of Bridge Commitments) (first to Base Rate Loans and then to Eurodollar Rate Loans); third, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all Swing Line Loans and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

(f)         Prepayments of Revolving Loans made pursuant to this Section 2.05 shall not reduce the Aggregate Revolving Commitments hereunder.

Section 2.06       Termination or Reduction of Commitments

(a)        The Borrower may, upon irrevocable (except as set forth below) notice from the Borrower to the Agent, terminate the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time (without affecting its rights pursuant to Section 2.15) permanently reduce the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided, that (i) any such notice shall be received by the Agent not later than 12:00 p.m. one (1) Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce (A) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Exposure would exceed the Aggregate Revolving Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit; provided, further, that such notice delivered by the Borrower may state that such notice is conditioned on the funding or consummation of any transaction or transactions specified therein (including, without limitation, any sale or disposition of Collateral or the closing of any other financing transaction).

(b)        If, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)        The Agent will promptly notify the Revolving Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Revolving Commitments under this Section 2.06. Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, Commitment Fees and Letter of Credit Fees) and interest in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. If, as a result of such termination or reduction, (i) the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, the Borrower shall, contemporaneously with such reduction or termination, Cash Collateralize such excess amount, and (ii) the Revolving Loans or the Swing Line Loans hereunder would exceed the Aggregate Revolving Commitments or the Swing Line Sublimit, as applicable, the Borrower shall contemporaneously with such reduction or termination, pay the Agent, for the benefit of the Revolving Lenders, an amount equal to such excess.

(d)        On the Bridge Commitment Termination Date, (x) the Bridge Commitments of each Revolving Lender shall be permanently reduced to $0 and (y) the Borrower shall repay all Revolving Loans outstanding pursuant to the Bridge Commitments, which repayment may be made through a Revolver Borrowing in accordance with Section 2.02. All fees (including, without limitation, Commitment Fees) and interest in respect of the Aggregate Bridge Commitments accrued until the Bridge Commitment Termination Date shall be paid on the Bridge Commitment Termination Date. If, as a result of such reduction, the Revolving Loans hereunder would exceed the Aggregate Revolving Commitments in effect as of the Bridge Commitment Termination Date, the Borrower shall contemporaneously with such reduction or termination, pay the Agent, for the benefit of the Revolving Lenders with Bridge Commitments, an amount equal to such excess.

Section 2.07       Repayment of Loans.

(a)         The Borrower shall repay to the Revolving Lenders on the Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)        To the extent not previously paid, the Borrower shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

(c)         On the Termination Date, the Borrower shall Cash Collateralize the L/C Obligations, and, if required pursuant to Section 10.11 hereof, the Other Liabilities, in each case outstanding as of such date in accordance with the terms hereof.

Section 2.08       Interest.

(a)         Subject to the provisions of Section 2.08(b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)         (i)         If any amount payable under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws for so long as such Event of Default is continuing.

      (ii)       If an Event of Default exists under Section 8.01(f), then all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law for so long as such Event of Default is continuing.

      (iii)      Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)         Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09       Fees. In addition to certain fees described in subsections (l) and (m) of Section 2.03:

(a)         Commitment Fee. The Borrower shall pay to the Agent, for the account of each Revolving Lender (other than a Defaulting Lender) in accordance with its Applicable Percentage of the Aggregate Revolving Commitments, a commitment fee (the “Commitment Fee”) calculated on a per annum basis equal to (i) the Applicable Commitment Fee Percentage times (ii) the daily averages by which the Aggregate Revolving Commitments (excluding the Revolving Commitment of any Defaulting Lender) exceed the Total Revolving Exposure; provided, that, for purposes of calculating any Commitment Fee hereunder, such Commitment Fee shall be calculated without giving effect to automatic increases to the Stated Amount of Letters of Credit which have not yet occurred when determining Total Revolving Exposure. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the Closing Date (i.e., July 1, 2020), and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears. Outstanding Swing Line Loans will not be considered in the calculation of the Commitment Fee.

(b)         Other Fees. The Borrower shall pay to the Agent fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10       Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year (or 365 or 366 days, as the case may be, in the case of Base Rate Loans) and actual days elapsed. Interest shall accrue on each outstanding Loan beginning, and including the day on which the such Loan is made and until (but not including) the day on which such Loan or such portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11       Evidence of Debt.

(a)        The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Tranche, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)         In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

Section 2.12       Payments Generally; Agent’s Clawback.

(a)         General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Subject to Section 2.14 hereof, the Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m., at the option of the Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue until such next succeeding Business Day. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)         Funding by Lenders; Presumption by the Agent. Unless the Agent shall have received notice from a Lender prior to (A) the proposed date of any Borrowing of Eurodollar Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) or (B) the date that such Lender’s participation in a Letter of Credit or Swing Line Loan is required to be funded, that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender (on demand) and, after giving effect to any reallocation under Section 9.16, the Borrower (within two (2) Business Days after demand) severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Revolver Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(c)         Payments by the Borrower; Presumptions by the Agent. Unless the Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Agent, for the account of the Lenders or the L/C Issuer hereunder, that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)         Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)         Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment hereunder.

(f)          Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13       Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof (or other amount to which it is entitled) as provided herein (including as in contravention of the priorities of payment set forth in Section 6.13(j) or Section 8.03 as applicable), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 6.13(j) or Section 8.03, as applicable; provided, that:

(i)        if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)       the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14       Settlement Amongst Revolving Lenders.

(a)         The amount of each Revolving Lender’s Applicable Percentage of outstanding Revolving Loans (including outstanding Swing Line Loans), shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swing Line Loans and repayments of Revolving Loans (including Swing Line Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent)).

(b)         The Agent shall deliver to each of the Revolving Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each Revolving Lender its Applicable Percentage of repayments, and (ii) each Revolving Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Revolving Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Revolving Lender shall be equal to such Revolving Lender’s Applicable Percentage of all Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Revolving Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Revolving Lender shall not have so made its transfer to the Agent, such Revolving Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

(c)          Notwithstanding anything in the foregoing to the contrary, for purposes of this Section 2.14, no Revolving Lender with Bridge Commitments shall be subject to any of the foregoing settlement procedures applicable to Swing Line Loans in respect of such Revolving Lender’s Bridge Commitments.

Section 2.15        Increase in Aggregate Revolving Commitments; Incremental Term Loan Facilities.

(a)          Uncommitted Increase in Aggregate Revolving Commitments.

(i)        Request for Increase. Upon notice to the Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Revolving Commitments (each request being a “Commitment Increase”); provided, that, (x) the aggregate principal amount of all Commitment Increases shall not exceed $750,000,000, (y) any such request for an increase shall be in a minimum amount of $50,000,000, and (z) the Borrower may make a maximum of five (5) such requests.

(ii)       Lender Elections to Increase. The Borrower may request Commitment Increases from existing Lenders and/or from other Eligible Assignees; provided, that (x) any existing Lender approached to provide all or a portion of the Commitment Increase may elect or decline, in its sole discretion, to provide all or any portion of such Commitment Increase offered to it and (y) any potential Lender that is not an existing Lender or an Affiliate of an existing Lender and agrees to make available a Commitment Increase shall be required to be an Eligible Assignee and shall require approval by the Agent (such approval not to be unreasonably withheld, conditioned or delayed) solely to the extent such approval would be required under Section 10.06.

(iii)      Closing Date and Allocations. If the Aggregate Revolving Commitments are increased in accordance with this Section 2.15, the Agent, in consultation with the Borrower, shall determine the effective date of such Commitment Increase (the “Increase Closing Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Closing Date. On the Increase Closing Date (x) the Aggregate Revolving Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (y) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Revolving Commitments and Applicable Percentages of the Revolving Lenders.

(iv)      Conditions to Effectiveness of Commitment Increase. As a condition precedent to such Commitment Increase, (i) the Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Closing Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Commitment Increase, and (B) in the case of the Borrower, certifying that, immediately before and immediately after giving effect to such Commitment Increase, (1) the representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Increase Closing Date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality or “Material Adverse Effect”, such representation and warranty shall be true and correct in all respects, and (iii) the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished to the Agent pursuant to Section 6.01, (2) no Default or Event of Default has occurred and is continuing or would result therefrom, and (3) the other conditions to the effectiveness of such Commitment Increase are satisfied, (ii) the Borrower, the Agent, and each Additional Commitment Lender (if not an existing Revolving Lender) shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrower shall have paid such fees and other compensation to the Additional Commitment Lenders as the Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrower shall have paid such arrangement fees to the Agent and/or the arrangers of such Commitment Increase as the Borrower and the Agent and/or such arrangers may agree; and (v) if reasonably requested by the Agent, the Borrower shall deliver to the Agent and the Additional Commitment Lenders customary opinions from counsel to the Borrower and dated the Increase Closing Date.

(v)       Adjustment of Revolving Loans. If there are any outstanding Revolving Loans or Letters of Credit on any Increase Closing Date, then each of the Revolving Lenders having a Revolving Commitment prior to such Increase Closing Date (such Revolving Lenders, the “Pre-Increase Lenders”) shall assign or transfer to any Revolving Lender which is providing a new or additional Commitment on the Increase Closing Date (such Revolving Lenders, the “Additional Commitment Lenders”), and such Additional Commitment Lenders shall purchase from each such Pre-Increase Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Obligations and Swing Line Loans (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding on such Increase Closing Date as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Revolving Loans and participation interests in L/C Obligations and Swing Line Loans will be held by Pre-Increase Lenders and Additional Commitment Lenders ratably in accordance with their Revolving Commitments after giving effect to such Commitment Increase (and after giving effect to any Revolving Loans made on the relevant Increase Closing Date). Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by the Agent and shall not be required to be effectuated in accordance with Section 10.06. In addition, the Letter of Credit Sublimit may be increased by an amount not to exceed the amount of any increase in Commitments with the consent of the L/C Issuers and the holders of such Commitment Increase.

(b)           Incremental Term Loans.

(i)         Request for Incremental Term Loans. Upon notice to the Agent (which shall promptly notify the Lenders), the Borrower may, from time to time, request to add one (1) tranche of first-in, last-out term loans under the Loan Documents (the “Incremental Term Loans”, and any tranche of Incremental Term Loans, an “Incremental Term Loan Facility”).

(ii)       Lender Elections to Provide Incremental Term Loans. The Borrower may request Incremental Term Loans from existing Lenders and/or from other Eligible Assignees; provided, that (x) any existing Lender approached to provide all or a portion of any Incremental Term Loan Facility may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Term Loans offered to it and (y) any potential Lender that is not an existing Lender or an Affiliate of an existing Lender and agrees to provide Incremental Term Loans shall be required to be an Eligible Assignee and shall require approval by the Agent (such approval not to be unreasonably withheld, conditioned or delayed) solely to the extent such approval would be required under Section 10.06 (the Lenders agreeing to provide any Incremental Term Loans pursuant hereto, the “Incremental Term Lenders”).

(iii)      Ranking. Any Incremental Term Loans shall (A) rank junior in right of payment to the Obligations in respect of the Aggregate Revolving Commitments, including (without limitation) as set forth in Section 8.03 and in the FILO Intercreditor Provisions and (B) at the Borrower’s option, (x) be secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations in respect of the Revolving Commitments, subject to the terms of Section 8.03 and the FILO Intercreditor Provisions, or (y) be secured by Liens on the Collateral on a junior basis with the Liens securing the Obligations in respect of the Revolving Commitments, subject to the FILO Intercreditor Provisions.

(iv)      Conditions. The initial availability of any Incremental Term Loan Facility shall be subject solely to the following conditions:

     (A)          no Default or Event of Default shall have occurred and be continuing on the date such Incremental Term Loans are incurred or would exist immediately after giving effect thereto,

     (B)          the representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality or “Material Adverse Effect”, such representation and warranty shall be true and correct in all respects, and (iii) the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished to the Agent pursuant to Section 6.01,

     (C)          such other conditions (if any) as may be required by the Lenders providing such Incremental Term Loan Facility, unless such other conditions are waived by such Lenders, and

     (D)          the principal amount of any Incremental Term Loan Facility shall not exceed the Maximum FILO Borrowing Base.

(v)                 Documentation. Each Incremental Term Loan Facility will become effective pursuant to an amendment (each, an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Loan Parties, the Agent and the applicable Incremental Term Lenders, and for the avoidance of doubt, no Incremental Term Loan Amendment need be executed by any Lender other than the applicable Incremental Term Lenders; provided, that the Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Facility. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Amendment, this Agreement and the other Loan Documents, as applicable, will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Facility (including any necessary amendments to Section 6.13(j) and Section 8.03 solely with respect to the order of priority of payment in relation to Cash Management Services to the extent reasonably acceptable to the Agent) evidenced thereby. Any Incremental Term Loan Facility shall be on the terms set forth in the Loan Documents, as amended by the applicable Incremental Term Loan Amendment, subject to the terms and conditions set forth in this Section 2.15(b) and in the FILO Intercreditor Provisions. Any Incremental Term Loan Amendment shall provide (A) that the Incremental Term Loans provided thereunder (x) may not mature or require any scheduled cash payment or mandatory prepayment of principal prior to the Maturity Date (except for customary amortization and mandatory prepayments acceptable to the Agent in its reasonable discretion) and (y) shall be subject to the relative priorities and intercreditor provisions as described in Section 2.15(b)(iii), (B) for the maintenance of a “FILO Reserve” under the Borrowing Base (to be defined as an amount equal to the excess (if any) of (1) the aggregate outstanding principal amount of the Incremental Term Loans at such time over (2) the “FILO Borrowing Base” (to be defined in agreement with, and subject to customary terms and conditions reasonably acceptable to, the Incremental Term Lenders, the Agent and the Borrower)), (C) that the Incremental Term Loans provided thereunder shall not have any obligors other than the Loan Parties and shall not be secured by any assets other than the Collateral, (D) that the Incremental Term Loans provided thereunder may not be repaid or prepaid other than (x) to the extent set forth in clause (A) above, (y) in connection with a termination of all of the Aggregate Revolving Commitments together with the payment in full (or cash collateralization, as applicable) of all Revolving Loans, Swing Line Loans and L/C Obligations or (z) at any time when the Payment Conditions required to make a Restricted Payment set forth in Sections 4.06(e)(i) or (ii) of Annex A of the Master Agency Agreement are satisfied, (E) receipt by the Agent of such other approvals, opinions or documents as the Agent may reasonably request and (F) each of the other terms and conditions applicable to the Incremental Term Loans shall be reasonably acceptable to the Agent.

(c)         Conflicting Provisions. This Section 2.15 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

Section 2.16       Extensions of Revolving Commitments.

(a)         The Borrower may at any time and from time to time request (which such request shall be offered equally to all Lenders with Revolving Commitments expiring on the same Maturity Date) that all or a portion of the Revolving Commitments existing at the time of such request (each, an “Existing Revolving Commitment” and any Revolving Loans thereunder, “Existing Revolving Loans”; each Existing Revolving Commitment and related Existing Revolving Loans together being referred to as an “Existing Revolving Tranche”) be modified to extend the Maturity Date of the Existing Revolving Commitments and related Existing Revolving Loans thereunder (any such Existing Revolving Commitments which have been so extended, “Extended Revolving Commitments” and any related Existing Revolving Loans, “Extended Revolving Loans”; each Extended Revolving Commitment and related Extended Revolving Loans together being referred to as an “Extended Revolving Tranche”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension Amendment, the Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Revolving Lenders with the applicable Existing Revolving Commitments) (an “Extension Request”) setting forth the proposed terms of the Extended Revolving Tranche to be established thereunder, which terms shall be identical in all material respects to those applicable to the Existing Revolving Tranche from which they are to be extended (the “Specified Existing Revolving Tranche”) except that (w) the Maturity Date of such Extended Revolving Tranche may be extended beyond the Maturity Date of the Specified Existing Revolving Tranche, (x)(A) the interest rates, interest margins, rate floors, upfront fees and prepayment premiums with respect to the Extended Revolving Tranche may be different from those for the Specified Existing Revolving Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y) the undrawn commitment fee rate with respect to the Extended Revolving Commitments may be different from those for the Specified Existing Revolving Tranche. No Revolving Lender shall have any obligation to agree to have any of its Revolving Loans or Revolving Commitments extended pursuant to any Extension Request.

(b)         The Borrower shall provide the applicable Extension Request to the Agent at least five (5) Business Days (or such shorter period as the Agent may determine in its reasonable discretion) prior to the date on which the applicable Revolving Lenders are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.16. Any Revolving Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Revolving Tranche that is subject to such Extension Request converted to the Extended Revolving Tranche shall notify the Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Revolving Tranche which it has elected to convert into the Extended Revolving Tranche (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate amount of Existing Revolving Tranche subject to Extension Elections exceeds the amount requested for the Extended Revolving Tranche pursuant to the Extension Request, the portion of the Existing Revolving Tranche of each Lender subject to such Extension Election shall be converted to or exchanged to the Extended Revolving Tranche on a pro rata basis (subject to such rounding requirements as may be established by the Agent) based on the amount thereof included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment.

(c)         Any Extended Revolving Tranche shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement and, as applicable, the other Loan Documents (which shall not require the consent of any Lender other than the Extending Lenders thereunder) executed by the Loan Parties, the Agent and the Extending Lenders. No Extension Amendment shall provide for any Extended Revolving Tranche in an aggregate principal amount that is less than $500,000,000 (it being understood that the actual loans funded by the applicable Revolving Lenders may be lower than such minimum amount). In connection with any Extension Amendment, the Borrower shall, if reasonably requested by the Agent, deliver an opinion of counsel reasonably acceptable to the Agent as to the enforceability of such Extension Amendment and other customary matters.

(d)        In the event that the Agent determines in its sole discretion that the allocation of the Extended Revolving Tranche pursuant to any Extension Amendment, in each case to a given Revolving Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Revolving Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Agent, the Borrower and each affected Revolving Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Revolving Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within fifteen (15) days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion of the Existing Revolving Tranche or Extended Revolving Tranche, as the case may be, in such amounts as is required to cause each Revolving Lender to hold the Existing Revolving Tranche and Extended Revolving Tranche, as applicable, in the amount such Revolving Lenders would have held had such administrative error not occurred.

(e)         No extension pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f)         Notwithstanding anything to the contrary herein, any payment of principal, interest or fees in respect of an Existing Revolving Tranche on the Maturity Date for such Existing Revolving Tranche may be applied solely to the Revolving Loans and Revolving Commitments terminating on such date.

(g)        This Section 2.16 shall supersede any provisions in Sections 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.16 may be amended with the consent of the Required Lenders; provided, that no such amendment shall require any Revolving Lender to provide any Extended Revolving Tranche without such Revolving Lender’s consent.

Article III
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01       Taxes.

(a)         Payments Free of Taxes; Obligation to Withhold.

     (i)        Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Agent or the applicable Loan Party) require the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(e).

     (ii)       If any Loan Party or the Agent shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from a payment described in clause (i) above, then (x) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (y) the Loan Party or the Agent, as applicable, shall make such deductions and (z) the Loan Party or the Agent, as applicable, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws.

(b)         Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)         Tax Indemnification.

(i)        The Loan Parties shall indemnify the Agent, each Lender and the L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid or payable by, or required to be withheld or deducted from a payment to, the Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the Agent, a Lender or the L/C Issuer, shall be conclusive, binding and final for all purposes absent manifest error.

(ii)       Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, the Agent for (i) any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent that the Loan Parties have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent or a Loan Party shall be conclusive, binding and final for all purposes absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d)         Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)           Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax under the Laws of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (e)(ii)(B)(1) through (4) and (e)(ii)(C) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing,

(A)             any Lender that is resident for tax purposes in the United States shall deliver to the Borrower and the Agent (in such number of copies as shall be reasonably requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI,

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E,

(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner; and/or

(5)           any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower to determine the withholding or deduction required to be made; and

(C)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)         Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)           Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted but shall not be required to pay any compensation pursuant to Section 3.05.

Section 3.03         Inability to Determine Rates.

(a)           Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if prior to the commencement of any Interest Period for a Eurodollar Borrowing the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent (with a copy to the Borrower) that the Required Lenders have determined that:

(i)          adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, for any requested Interest Period, including, without limitation, because the Eurodollar Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(ii)          the supervisor for the administrator of the Eurodollar Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the Eurodollar Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide the Eurodollar Rate after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)        similar loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Eurodollar Rate in accordance with this Section 3.03 with (x) one (1) or more SOFR-Based Rates or (y) any other alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion in consultation with the Borrower and may be periodically updated (the “Adjustment” and, any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders (A) in the case of an amendment to replace the Eurodollar Rate with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace the Eurodollar Rate with a rate described in clause (y), object to such amendment; provided, that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for the Agent, such LIBOR Successor Rate shall be applied in a manner otherwise reasonably determined by the Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrower and each Lender, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and the Eurodollar Rate component shall no longer be utilized in determining the Base Rate upon delivery of notice to the Borrower. Upon receipt of such notice, the Borrower may revoke any pending request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than 0.75% for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Agent shall (a) post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Lenders and (b) provide each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrower, in each case, reasonably promptly after such amendment becomes effective.

(b)           If after the Closing Date, the adoption of any applicable Law, or any change in any applicable law (whether adopted before or after the Closing Date), or any change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or its applicable Lending Office with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender or its applicable Lending Office to make, maintain or fund its portion of Eurodollar Rate Loans, such Lender shall so notify the Agent, and the Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Agent pursuant to this Section 3.03(b), such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article II or this Article III, the Borrower shall repay in full the then outstanding principal amount of such Lender’s portion of each affected Eurodollar Rate Loan, together with accrued interest thereon, on either (i) the last day of the then current Interest Period applicable to such affected Eurodollar Rate Loans if such Lender may lawfully continue to maintain and fund its portion of such Eurodollar Rate Loan to such day or (ii) immediately if such Lender may not lawfully continue to fund and maintain its portion of such affected Eurodollar Rate Loans to such day. Concurrently with repaying such portion of each affected Eurodollar Rate Loan denominated in Dollars, the Borrower may borrow a Base Rate Loan from such Lender, whether or not it would have been entitled to effect such borrowing and such Lender shall make such Loan, if so requested, in an amount such that the outstanding principal amount of the affected Loan made by such Lender shall equal the outstanding principal amount of such Loan immediately prior to such repayment. The obligation of such Lender to make Eurodollar Rate Loans is suspended only until such time as it is once more possible and legal for such Lender to fund and maintain Eurodollar Rate Loans.

Section 3.04         Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)          subject any Lender or the L/C Issuer to any Taxes of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)        impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered as set forth in a certificate provided by such Lender or the L/C Issuer, as applicable, pursuant to clause (c) below; provided, that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto or (y) such Lender invokes Section 3.02.

(b)           Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered as set forth in a certificate provided by such Lender or the L/C Issuer, as applicable, pursuant to clause (c) below.

(c)           Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, and the method for calculating such amount or amounts as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05        Compensation for Losses. Upon demand of any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, and with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13 (other than with respect to any Defaulting Lender);

including any net loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained but excluding any loss of anticipated profits and/or interest rate margin (including the Applicable Margin). The Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. A certificate of any Lender setting forth any amount or amount that such Lender is entitled to receive pursuant to this Section 3.05 and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower.

Section 3.06         Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender gives a notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07        Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

Article IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01        Conditions of Initial Credit Extensions. Except as set forth in Section 6.19, the obligation of the L/C Issuer and each Lender to make Credit Extensions on the Closing Date is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)           the Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf’ or “tif’ via e-mail) (and, to the extent originals are reasonably requested, followed within a reasonable amount of time by the originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent:

(i)          executed counterparts of this Agreement;

(ii)         a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)          executed certificates of Responsible Officers of each Loan Party evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv)        copies of each Loan Party’s Organization Documents and such other documents and certifications, as the Agent may reasonably request, to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction would not reasonably be expected to have a Material Adverse Effect;

(v)         opinions of (x) Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents and certain other matters as the Agent may reasonably request and (y) Jones Day, counsel to the Loan Parties, addressed to the Agent and each Lender, as to certain matters concerning the Loan Parties and certain bankruptcy matters as the Agent may reasonably request;

(vi)        a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have a Material Adverse Effect, and (C) to the Solvency of the Loan Parties, on a Consolidated basis, as of the Closing Date immediately after giving effect to the transactions contemplated hereby to occur on the Closing Date, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii)       subject to Section 6.19, evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(viii)      a payoff letter from the issuing lenders under the Existing L/C Facility reasonably satisfactory to the Agent evidencing that the Existing L/C Facility has been, or concurrently with the Closing Date is being, terminated, all obligations thereunder are being paid in full (other than contingent obligations that are not yet due and payable) and all Liens securing obligations under the Existing L/C Facility have been, or concurrently with the Closing Date are being, released;

(ix)        executed copies of each Servicing Agreement together with confirmation that any conditions to effectiveness thereunder have been satisfied or waived and that each such Servicing Agreement is in full force and effect or shall be in full force and effect concurrently with this Agreement;

(x)         the Security Documents (other than the Processing Agreement Amendments), each duly executed by the applicable Loan Parties;

(xi)                 the Facility Guaranty, duly executed by the Parent;

(xii)       (A) desktop appraisals (based on net liquidation value) by a third party appraiser reasonably acceptable to the Agent of all Inventory of the Loan Parties, the results of which are reasonably satisfactory to the Agent and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be reasonably satisfactory to the Agent;

(xiii)      results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements, releases, satisfactions, discharges or subordination agreements, as applicable, reasonably satisfactory to the Agent are being tendered concurrently with the Closing Date or with respect to which other arrangements reasonably satisfactory to the Agent have been made;

(xiv)        Uniform Commercial Code financing statements, required by law to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents (to the extent such Liens can be created or perfected by the filing of such financing statements) and the Agent shall have been authorized to file, register or record such financing statements on the Closing Date; and

(xv)       the Pro Forma Financial Information;

(b)           the Agent shall have received (i) evidence that the maximum commitments under the Existing Credit Agreement have been reduced to no more than $76,000,000 and (ii) an executed amendment to the Existing Credit Agreement permitting the Borrower’s incurrence of the Obligations and the other transactions contemplated by this Agreement;

(c)           the Agent shall have received a Borrowing Base Certificate dated the Closing Date, executed by a Responsible Officer of the Borrower;

(d)           there shall not be pending any litigation or other proceeding pending before any Governmental Authority that challenges the legality of, or otherwise seeks to enjoin, the transactions contemplated hereby;

(e)           the consummation of the transactions contemplated hereby shall not violate any applicable Law in any material respect or any Organization Document in all respects;

(f)            the Lenders shall have received evidence reasonably satisfactory to the Lenders regarding valuation of the assets to be owned by Macy’s Retail Holdings, LLC following the Transactions (as defined in the Master Agency Agreement);

(g)           after giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Availability shall be not less than $1,000,000,000;

(h)           all fees required to be paid to the Agent or any Arranger on or before the Closing Date, including pursuant to this Agreement and the Fee Letter, shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full or, in each case, will be paid substantially concurrently with the initial funding of the Loans hereunder;

(i)            the Borrower shall have paid all reasonable and documented fees, charges and out-of-pocket disbursements of one external counsel to the Agent to the extent invoiced at least two (2) Business Days (unless otherwise agreed) prior to the Closing Date, plus such additional amounts of such reasonable and documented fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent) or, in each case, will be paid substantially concurrently with the initial funding of the Loans hereunder;

(j)            the Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date: (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and requested by the Agent or the Lenders in writing at least seven (7) Business Days prior to the Closing Date, including without limitation the USA PATRIOT Act in each case, the results of which are reasonably satisfactory to the Agent and (ii) to the extent the Borrower qualifies as a “legal entity customer”, the Borrower shall deliver to each Lender that so requests (which request is made through the Agent), a certification regarding beneficial ownership required by the Beneficial Ownership Certification in relation to the Borrower; provided that the Agent has provided the Borrower a list of each such Lender and its electronic delivery requirements at least seven (7) Business Days prior to the Closing Date; and

(k)           immediately prior to or substantially concurrently with the initial Credit Extensions hereunder, the Closing Date Purchase shall have been consummated in all material respects in accordance with the terms of the Purchase Agreement.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02        Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Eurodollar Rate Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) and each L/C Issuer to issue each Letter of Credit is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)           the representations and warranties (x) of each Loan Party contained in Article V, in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, and (y) of each “Macy’s Party” (as such term is defined in the Master Agency Agreement) contained in the Master Agency Agreement, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) (other than with respect Section 5.05(c) hereof or Section 2.05(c) of Annex A of the Master Agency Agreement) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality or “Material Adverse Effect”, such representation and warranty shall be true and correct in all respects, and (iii) for purposes of this Section 4.02, the representations and warranties set forth in subsection (a) of Section 5.05 shall be made only on the Closing Date and not remade.

(b)           no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c)           the Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension, in accordance with the requirements hereof;

(d)           solely with respect to a request for a Revolving Loan or any L/C Credit Extension, no Overadvance shall result from such Credit Extension.

Each Request for Credit Extension (other than a Eurodollar Rate Loan Notice requesting a conversion of Loans into another Type and/or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties, but until the Required Lenders otherwise direct the Agent to cease making Loans and the L/C Issuer to cease issuing Letters of Credit, the Lenders will fund their Applicable Percentage of all Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Borrower; provided, that the making of any such Revolving Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

Article V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

Section 5.01        Existence, Qualification and Power. Each Loan Party thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

Section 5.02        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, (a) has been duly authorized by all necessary corporate or other organizational action, and (b) does not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach, termination, or contravention of, or constitute a default under (x) any Material Indebtedness to which such Person is a party or (y) any order, injunction, writ or decree of any Governmental Authority binding on a Loan Party; (iii) result in or require the creation of any Lien upon any asset of any Loan Party (other than Permitted Encumbrances); or (iv) violate any Law, in the case of clause (b), except that would not reasonably be expected to result in a Material Adverse Effect.

Section 5.03        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof (subject to Permitted Encumbrances) to the extent specified in the Security Agreement), (b) filings required with the SEC, (c) such as have been obtained or made and are in full force and effect on the Closing Date and (d) any approval, consent, exemption, authorization, action or notice or filing, the failure to obtain or make which would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04        Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto and thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.05         Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and fairly present, in all material respects, the financial condition of Pubco and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           [Reserved].

(c)           Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had, or would reasonably be expected to have, a Material Adverse Effect.

(d)               The Consolidated forecasted balance sheet and statements of income and cash flows of the Parent and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of assumptions believed by the Parent to be reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ reasonable estimate of its future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).

Section 5.06         Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of its properties or revenues that either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

Section 5.07       No Default. No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08         Ownership of Property; Liens. No Loan Party owns any Real Estate or has any Leases.

Section 5.09         [Reserved].

Section 5.10        Insurance. The properties (including without limitation, the Collateral) of the Loan Parties are insured with financially sound and reputable insurance companies (or otherwise reasonably acceptable to the Agent) or through self-insurance arrangements, in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operates, in each case, determined as of the date on which such insurance was obtained.

Section 5.11        Taxes. The Loan Parties have filed all federal, state and other Tax returns and reports required to be filed, and have paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties (including without limitation, the Collateral), income or assets otherwise due and payable, except for (a) those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Liens (other than Permitted Encumbrances on account thereof) have been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation, or (b) which would not be reasonably expected to result in a Material Adverse Effect.

Section 5.12         ERISA Compliance.

(a)           Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws and (ii) no ERISA Event has occurred or is reasonably expected to occur.

(b)           There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Section 5.13       Subsidiaries; Equity Interests. The Borrower has no Subsidiaries, and the Parent has no Subsidiaries other than the Borrower. As of the Closing Date, Schedule 5.13 sets forth the legal name, jurisdiction of incorporation or formation and issued and outstanding Equity Interests of the Borrower. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and, other than directors’ qualifying shares, are owned by the Parent in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Loan Documents and Permitted Encumbrances. There are no outstanding rights to purchase any Equity Interests in the Borrower. The Loan Parties have no equity investments in any other corporation or entity.

Section 5.14         Margin Regulations; Investment Company Act;

(a)           No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for any purpose that violates Regulations T, U, or X issued by the FRB.

(b)           None of the Loan Parties or any Person Controlling any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940. In making the foregoing determination, the Borrower does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act.

Section 5.15       Disclosure. No written report, financial statement, certificate or other information previously or hereafter furnished in writing by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (excluding projected financial information, budgets and forecasts and general industry or economic data) (in each case, as modified or supplemented by other information so furnished (including public disclosures made pursuant to press releases and public filings) and when taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, (a) with respect to projected financial information and any budget or forecast, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that (i) such projected financial information, budget or forecast is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (ii) no assurance is given that any particular projections will be realized, and (iii) actual results may differ from the forecast results set forth in such projections and such differences may be material) and (b) where such projected financial information and any budget or forecast (including any related underlying assumptions) expressly or implicitly takes into account the current market volatility and widespread impact of the COVID-19 outbreak, the extent of the impact of these developments on the Loan Parties’ operational and financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions, and the impact of the COVID-19 outbreak on overall demand for the Loan Parties’ products and services, all of which are outside of the control of the Loan Parties, and are highly uncertain and cannot be predicted; provided, further that no representation is made in this Section 5.15 with respect to any materials that may be delivered by the Loan Parties (other than materials required to be delivered pursuant to the Loan Documents) that the Loan Parties specified in writing at the time of delivery is not intended to be subject to this Section 5.15.

Section 5.16      Compliance with Laws. Each of the Loan Parties is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including, without limitation, the Collateral), except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.17       Intellectual Property; Licenses, Etc. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties own, or possess the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses. Except, in each case, as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party infringes upon any Intellectual Property rights held by any other Person.

Section 5.18         Labor Matters. Except to the extent a Material Adverse Effect would not reasonably be expected to result therefrom, there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation would not reasonably be expected to have a Material Adverse Effect. No Loan Party has incurred any outstanding material liability or obligation from violation of the Worker Adjustment and Retraining Act or similar state Law, except to the extent that any such violation would not reasonably be expected to have a Material Adverse Effect. Except to the extent a Material Adverse Effect would not reasonably be expected to result therefrom, all material payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party.

Section 5.19       Security Documents. The Security Agreement and the Collateral Assignment Agreement, when executed and delivered, create in favor of the Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, continuing and enforceable first priority security interest (subject to Permitted Encumbrances) in the Collateral (as defined in the Security Agreement) or in the Collaterally Assigned Agreements (as defined in the Collateral Assignment Agreement), as applicable, in each case the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.20      Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the Servicing Agreements and the Closing Date Purchase, and before and after giving effect to the initial Credit Extension on the Closing Date, the Loan Parties, on a Consolidated basis, are Solvent.

Section 5.21       Deposit Accounts; Credit Card Arrangements.

(a)         Annexed as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties, which Schedule includes, with respect to each DDA (i) the name and address of the depository institution; (ii) the account number(s) maintained with such depository institution; and (iii) the identification of each Cash Management Bank, in each case, as of the Closing Date.

(b)         Annexed as Schedule 5.21(b) is a list describing all arrangements as to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party, in each case, as of the Closing Date.

Section 5.22       Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 5.23         Use of Proceeds. The proceeds of each Borrowing hereunder (including the Swing Line Loans) and the Letters of Credit issued hereunder) will be used in accordance with the provisions of Section 6.11.

Section 5.24         Special Purpose Vehicle. The Borrower and the Parent is each in compliance with Section 6.12 and the restrictions on its activities set forth in the Borrower LLC Agreement and the Parent LLC Agreement, respectively.

Section 5.25          Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval or satisfaction of the Agent has been approved by or is satisfactory to the Agent (unless the Agent has otherwise notified the Borrower), all material Inventory reflected therein as eligible for inclusion in the Borrowing Base is Eligible Inventory.

Section 5.26       Other Obligations and Liabilities. The Borrower has no material liabilities or other material obligations that arose or accrued prior to the Closing Date (other than (i) the obligations under the Loan Documents, (ii) Master Intercompany Purchase Note, (iii) the Assumed Payables (as defined in the Purchase Agreement) and (iv) statutory and other non-voluntary liabilities that would not reasonably be expected to have a Material Adverse Effect). The Borrower has no known material contingent liabilities (other than contingent obligations provided for hereunder). The Parent has no material liabilities or other material obligations that arose or accrued prior to the Closing Date and has no known material contingent liabilities (other than contingent obligations provided for hereunder).

Section 5.27       Foreign Assets Control Regulations and Anti-Bribery Laws.

(a)         To the extent applicable, neither the advance of the Loans nor the use of the proceeds thereof nor the issuance of any Letter of Credit or any draw in respect thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or applicable foreign assets control regulations of the United States Department of the Treasury (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, the Borrower (a) is not and will not become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations and (b) does not and will not engage in any dealings or transactions with any such “blocked person” or in violation of any such order.

(b)         Neither the Borrower nor any director, officer, or, to the knowledge of the Borrower, any employee or agent of the Borrower is an individual or entity that is, or is 50% or more owned or controlled by Persons that are, (i) the subject of any applicable sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State or the United Nations Security Council (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions (each, a “Sanctioned Country”), which countries and territories include, as of the Closing Date, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria.

(c)         Neither of the Borrower, nor any director, officer or, to the knowledge of the Borrower, employee, agent or other person acting on behalf of the Borrower is aware of or has taken any action that would constitute a material violation by such Persons of any applicable anti-bribery law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

Article VI
AFFIRMATIVE COVENANTS

Until payment in full of the Obligations and termination of the Commitments, the Loan Parties shall:

Section 6.01       Financial Statements. Deliver to the Agent (for distribution to each Lender):

(a)         as soon as available, but in any event on or prior to the date that is the later of (x) ninety (90) days after the end of each Fiscal Year of Pubco and (y) to the extent Pubco is required to file a Form 10-K under the Exchange Act, the date on which Pubco files or is required to file its Form 10-K under the Exchange Act (after giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule)) for each Fiscal Year of the Parent, commencing with the Fiscal Year ending on or about January 30, 2021: an unaudited Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case, commencing with the Fiscal Year ending on or about January 29, 2022, in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, all in reasonable detail, such Consolidated statements to be reviewed by KPMG LLP or another Registered Public Accounting Firm of nationally recognized standing and certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Year in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(b)        as soon as available, but in any event on or prior to the date that is the later of (x) forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of Pubco and (y) to the extent Pubco is required to file a Form 10-Q (including, for the avoidance of doubt, a Form 10-QT) under the Exchange Act, the date on which Pubco files or is required to file its Form 10-Q or Form 10-QT, as applicable, under the Exchange Act (after giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule)) for each of the first three (3) Fiscal Quarters of each Fiscal Year of the Parent, commencing with the Fiscal Quarter ending on or about August 2, 2020: an unaudited Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, in each case solely for periods occurring after the Closing Date, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Section 6.02      Certificates; Other Information. Deliver to the Agent (for distribution to each Lender), in form and detail reasonably satisfactory to the Agent:

(a)          concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the Fiscal Quarter ended on or about August 2, 2020), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent, and in the event of any material change in generally accepted accounting principles used in the preparation of such financial statements, to the extent not previously disclosed in Pubco’s periodic reports with the SEC, Parent shall also provide (i) a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(b)        (A) on the fifteenth (15th) day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day) or (B) more frequently (but no more frequently than weekly and so long as the same frequency of delivery is maintained by the Borrower for the immediately following ninety (90) day period) as the Loan Parties may elect, a certificate in the form of Exhibit F (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month (or in the case of a delivery of a Borrowing Base Certificate pursuant to (B) above, the date specified therein) (provided, that, the Appraised Value applied to the Eligible Inventory set forth in each Borrowing Base Certificate shall be the Appraised Value set forth in the most recent appraisal obtained by the Agent pursuant to Section 6.10 hereof (or prior to the Flip Date, pursuant to the definition of Appraised Value in Section 1.01) for the applicable period to which such Borrowing Base Certificate relates), each Borrowing Base Certificate to be certified as complete and correct in all material respects by a Responsible Officer of the Borrower; provided, that at any time during an Accelerated Borrowing Base Delivery Event, such Borrowing Base Certificate shall be delivered on the third (3rd) Business Day of each week as of the close of business on the last day of the immediately preceding week;

(c)               promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the management of the Parent by its Registered Public Accounting Firm in connection with the accounts or books of the Parent or the Borrower, or any audit of any of them;

(d)         [reserved];

(e)         promptly following the furnishing thereof under the Master Agency Agreement, copies of any financial statements, reports or other notices furnished to the Borrower by Pubco or any of its Restricted Subsidiaries under the Master Agency Agreement;

(f)          promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement relating to Material Indebtedness and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g)         promptly after the Agent’s request therefor, copies of all material documents evidencing Material Indebtedness;

(h)          promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any other matter which, in each case would reasonably expected to have a Material Adverse Effect;

(i)          if the proceeds received by the Operating Companies derived from third-party consignment arrangements (excluding, for the avoidance of doubt, consignment pursuant to the Servicing Agreements) exceed 7.5% of the gross sale proceeds received by the Operating Companies for any Fiscal Month, on the fifteenth (15th) day of the following Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a report of the percentage of proceeds of the Operating Companies derived from such third party consignment arrangements; and

(j)          promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party, or compliance with the terms of the Loan Documents, as the Agent on its own behalf or on behalf of any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a), 6.01(b), 6.02(c), or 6.02(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Pubco posts such documents, or provides a link thereto on Pubco’s website on the Internet at the website address listed on Schedule 10.02 (as updated from time to time by notice to the Agent); or (ii) on which such documents are posted on Pubco’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, that the Borrower shall deliver paper copies of such documents to the Agent or any Lender (through the Agent) that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it (through the Agent) or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

It is understood and agreed that nothing in this Section 6.02 shall require the Parent or the Borrower to provide any documents or information secrets or, (a) in respect of which disclosure to the Agent or any Lender (or their respective representatives) is prohibited by any applicable law or any bona fide agreement binding on Parent or the Borrower or (b) that is subject to attorney-client privilege or similar privilege or constitutes attorney work product.

Section 6.03      Notices. Promptly notify the Agent of the following promptly after any Responsible Officer of the Borrower obtains knowledge thereof:

(a)         the occurrence of any Default or Event of Default;

(b)         any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)         [reserved];

(d)        any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, that would be required to be reported in Pubco’s public filings (provided, that, Borrower shall only be required to give Agent telephonic notice of such dispute, litigation, investigation, proceeding or suspension and, to the extent practicable, at a time reasonably prior to any such public disclosure) or otherwise would be reasonably be expected to result in a Material Adverse Effect;

(e)         the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect;

(f)         of any material change in accounting policies or financial reporting practices by any Loan Party to the extent such change would reasonably be expected to affect the calculation of the Borrowing Base or the Reserves, other than any such change that is made in accordance with GAAP; and

(g)        any casualty or other insured damage to any material portion of the Collateral.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating any action the applicable Loan Party has taken and proposes to take with respect thereto.

It is understood and agreed that nothing in this Section 6.03 shall require the Parent or the Borrower to provide any notice, (a) in respect of which disclosure to the Agent or any Lender (or their respective representatives) is prohibited by any applicable Law or any bona fide agreement binding on Parent or the Borrower or (b) that is subject to attorney-client privilege or similar privilege or constitutes attorney work product.

Section 6.04       Payment of Taxes. Pay and discharge as the same shall become due and payable, (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to pay pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 6.05       Preservation of Existence, Etc.

(a)         Preserve, renew and maintain in full force and effect its legal existence (and, to the extent applicable and except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, good standing) under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05;

(b)         take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c)         preserve or renew all of its owned Intellectual Property, except as is permitted in a transaction permitted by Section 7.04 or 7.05 and to the extent such Intellectual Property is no longer used or, in the judgment of a Loan Party, no longer useful in the conduct of the business of the Loan Parties or that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.06       [Reserved].

Section 6.07       Maintenance of Insurance.

(a)         Maintain with financially sound and reputable insurance companies (or otherwise reasonably acceptable to the Agent or through self-insurance arrangements reasonably acceptable to the Agent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent; provided that policies maintained with respect to any Collateral located at a warehouse or distribution center shall provide coverage for Inventory at (x) the retail selling price of such Inventory less any permanent markdowns or (y) another selling price permitted by the Agent in its Permitted Discretion. The Agent and the Lenders acknowledge that the insurance described in Schedule 5.10 as of the Closing Date and the insurance carriers providing such insurance are acceptable and satisfy the requirements of this Section 6.07.

(b)               Maintain fire and extended coverage policies with respect to any Collateral which shall be endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent and (ii) such other provisions as the Agent may reasonably require (and customarily requires) from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Agent as an additional insured. Business interruption policies maintained by the Loan Parties shall name the Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent and (ii) such other provisions as the Agent may reasonably require (and customarily requires) from time to time to protect the interests of the Credit Parties. The Borrower shall use commercially reasonable efforts to cause each such policy referred to in this Section 6.07(b) to provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent. The Borrower shall deliver to the Agent, prior to the cancellation or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent of payment of the premium therefor.

(c)         [Reserved].

(d)         Maintain for themselves, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon reasonable request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

Section 6.08      Compliance with Laws. Comply (a) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree (x) is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP or (y) is being contested and such contest effectively suspends enforcement of the contested Laws or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect, and (b) with Section 5.27.

Section 6.09       Books and Records; Accountants. Maintain proper books of record and account, in which true and correct, in all material respects, entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Loan Parties; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties.

Section 6.10       Inspection Rights

(a)         Permit representatives and independent contractors of the Agent to visit and inspect any of its properties (provided, that the Agent shall use commercially reasonable efforts to minimize disruption to the business of the Loan Parties), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and Registered Public Accounting Firm, and permit the Agent or professionals (including investment bankers, consultants, accountants and lawyers) retained by the Agent to conduct evaluations of the Loan Parties’ business plan, forecasts and cash flows, no more than once per Fiscal Year at the expense of the Loan Parties (but more than once, at Lenders’ expense) and at such reasonable times during normal business hours and as may be reasonably requested, upon reasonable advance notice to the Borrower; provided, that, if an Event of Default exists or has occurred and is continuing, the Agent (or any of its representatives or Agent Professionals) may conduct additional visits and inspections at the expense of the Loan Parties during normal business hours and without advance notice.

(b)           Subject to the following sentence, no more than once per Fiscal Year, upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, appraisers and lawyers, as applicable) retained by the Agent to conduct (i) commercial field examinations and other evaluations (each, a “Field Exam”), including, without limitation, of (A) the Borrower’s practices in the computation of the Borrowing Base and (B) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves and (ii) appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base, in each case of clauses (i) and (ii), at the Loan Parties’ expense; provided, that the Initial Appraisal must be completed and delivered to the Agent no later than March 31, 2021. Without limiting the foregoing, the Loan Parties acknowledge and agree that if Availability plus Suppressed Availability is less than fifteen percent (15.0%) of the Loan Cap for five (5) consecutive days, the Agent shall be permitted to conduct or cause to be conducted (x) one (1) additional Field Exam in such Fiscal Year and (y) one (1) additional appraisal of Inventory in such Fiscal Year, in each case, at the Loan Parties’ expense. Notwithstanding the foregoing, the Agent may cause additional Field Exams or additional appraisals to be conducted (I) as it in its discretion deems necessary or appropriate, at its own expense, or (II) if required by Law or if an Event of Default exists or has occurred and is continuing, at the expense of the Loan Parties and without advance notice. With respect to each appraisal made pursuant to this Section 6.10(b), any adjustments to the Appraised Value of any Eligible Inventory or the Borrowing Base hereunder as a result of such appraisal shall only be reflected in the Borrowing Base Certificate delivered immediately succeeding the finalization of such appraisal and shall not apply to any previously delivered Borrowing Base Certificates.

(c)         Physical Inventories.

(i)                 Cause not less than one (1) physical inventory to be undertaken, at the expense of the Loan Parties, in each consecutive twelve (12) month period and periodic cycle counts, in each case consistent with past practices or as otherwise agreed to by the Agent in its reasonable discretion, conducted by such inventory takers as are reasonably satisfactory to the Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to the Agent. The Agent (or its designated Agent Professionals), at the expense of the Loan Parties, may observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Borrower, within sixty (60) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to Pubco’s stock ledgers and general ledgers, as applicable.

(ii)                 Permit the Agent, in its discretion, if any Event of Default exists, to cause additional inventories to be taken as the Agent reasonably determines (at the expense of the Loan Parties).

(d)               Nothing in this Section 6.10 shall require the Parent or the Borrower to provide, or permit the inspection of any documents or information that provide, any information (a) in respect of which disclosure to the Agent or any Lender (or their respective representatives) is prohibited by any applicable Law or a bona fide contractual obligation binding on Parent or the Borrower or (b) that is subject to attorney-client privilege or similar privilege or constitutes attorney work product.

Section 6.11       Use of Proceeds. Use the proceeds of the Credit Extensions (a) on the Closing Date (if applicable), to finance the Closing Date Purchase in part and to pay fees, costs and expenses in connection therewith, (b) on the Closing Date (if applicable), to pay fees, costs and expenses pursuant to or in connection with this Agreement and the Fee Letter, and (c) for general corporate purposes, including the purchase of Inventory and the financing of Permitted Investments and payments of Subordinated Indebtedness (including the Master Intercompany Purchase Note), returns of capital and distributions on the Master Intercompany Income Note and the making of Restricted Payments, in each case to the extent under applicable Law and the Loan Documents; provided, that no proceeds of any Credit Extension, whether directly or indirectly for any purpose that would violate Regulations T, U, or X issued by the FRB. The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans or any Letter of Credit, or lend or contribute such proceeds to any joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions (as such term is defined in Section 5.27) if conducted by a corporation incorporated in the United States or (ii) in any other manner that would result in a violation of Sanctions by any party hereto. No part of the proceeds of the Loans or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments that would constitute a violation of any applicable anti-bribery law (including the United States Foreign Corrupt Practices Act of 1977, as amended).

Section 6.12       Separate Existence. The Loan Parties acknowledge that the Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon each Loan Party’s identity as a legal entity that is separate from the Macy’s Entities. Therefore, from and after the Closing Date, each Loan Party shall take all reasonable steps, including, without limitation, all steps that the Agent may from time to time reasonably request, to maintain such Loan Party’s identity as a separate legal entity and to make it manifest to third parties that each Loan Party is an entity with assets and liabilities distinct from those of the Macy’s Entities and that no Loan Party is just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, except as herein specifically otherwise provided, each Loan Party will:

(a)         maintain in full effect its existence, rights and franchise as a limited liability company under the laws of the state of its formation and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Master Agency Agreement and the other Loan Documents to which it is a party and each other instrument or agreement necessary or appropriate to proper administration hereof or thereof and to permit and effectuate the transactions contemplated hereby or thereby;

(b)        use separate stationery, invoices, checks and other business forms from those of any Macy’s Entity and bearing its own name (each of which may be computer-generated);

(c)         conduct its business and affairs solely in its own name through its duly authorized officers or agents (which agents may include the Macy’s Entities) including, in all oral and written communications such as letters, purchase orders, contracts, statements and applications and comply with all organizational formalities to maintain its separate existence;

(d)         have a board of managers or directors separate from that of any Macy’s Entity;

(e)         cause its board of managers or directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities;

(f)         at all times maintain at least one Independent Manager and at least one officer;

(g)        allocate all overhead expenses pursuant to and in accordance with the Master Agency Agreement;

(h)        ensure that all limited liability company actions with respect to (A) the filing for any petition of bankruptcy of such Loan Party and (B) the merger, consolidation, dissolution or liquidation of such Loan Party, in each case, are duly authorized by unanimous vote of its managers or directors (including the Independent Manager), as applicable;

(i)          observe all limited liability company formalities and record keeping, including maintaining complete and correct books and records of account and minutes of meetings and other proceedings of its member(s) and managers or directors;

(j)          maintain its assets in a reasonable manner such that it will not be difficult to segregate, ascertain or identify its individual assets from those of any other Person (other than any other Loan Party);

(k)         maintain its financial, limited liability company and other books and records separate from those of any Macy’s Entity;

(l)          maintain bank account(s) that are separate from those of any Macy’s Entity and, except as permitted in the Loan Documents and the Servicing Agreements, not commingle funds or other assets of such Loan Party with those of any other Person (including any Macy’s Entity other than any other Loan Party);

(m)        pay operating expenses and liabilities, from its own funds and not permit any Macy’s Entity to pay any of such Loan Party’s operating expenses or liabilities (except (x) pursuant to allocation arrangements pursuant to and in accordance with the Master Agency Agreement, (y) for initial setup costs paid by any Macy’s Entity or (z) as otherwise may be permitted under the Loan Documents and the Servicing Agreements); provided, however that, with respect to the salaries of its own officers, if any, that are common officers or employees of such Loan Party and any one or more Macy’s Entity(ies), such Loan Party may allocate fairly and reasonably such salaries to the extent practicable, and to the extent such allocation is not practicable, on a basis reasonably related to actual service;

(n)               as of the Closing Date, have adequate capitalization in light of its contemplated business and purpose, transactions and liabilities, and will not permit distributions to the Parent if such distributions would leave it with inadequate capitalization in light of its contemplated business and purpose, transactions and liabilities;

(o)        not hold out its credit or assets or permit its credit or assets to be held out as being available to satisfy the obligations of others, nor will it hold any Macy’s Entity out or permit any Macy’s Entity to be held out as having agreed to pay or as being liable for the debts of such Loan Party (except as contemplated by the Loan Documents and Servicing Agreements);

(p)        correct any known misunderstanding regarding its separate existence and identity;

(q)        not operate or purport to operate as an integrated, single economic unit with one or more Macy’s Entities; provided that the foregoing shall not preclude consolidation of such Loan Party’s financial statements with those of any Macy’s Entity in accordance with GAAP or tax reporting purposes;

(r)         not seek or obtain credit or incur any obligation to any third party based upon the assets of one or more Macy’s Entities or induce any such third party to reasonably rely on the creditworthiness of one or more Macy’s Entities; it being acknowledged by each Lender that it is not relying on the creditworthiness of any of the Macy’s Entities in extending credit hereunder, and will not seek recourse to any of the Macy’s Entities for payment of any of the Obligations;

(s)         not guaranty or otherwise become liable with respect to indebtedness of any Macy’s Entity nor permit guaranties or liability by any Macy’s Entity of the indebtedness of such Loan Party;

(t)         maintain an arm’s-length relationship with each of its Affiliates (other than any other Loan Party) and cause all business transactions entered into by such Loan Party with any such Affiliates (other than any other Loan Party) to be on terms that are not more or less favorable to such Loan Party, as the case may be, than terms and conditions available at the time to such Loan Party for comparable arm’s length transactions with unaffiliated Persons, in each case, with the exception of the transactions contemplated by this Agreement and the Servicing Agreements;

(u)        clearly identify its offices, if any, as its offices and, to the extent that any Macy’s Entities have offices in the same location, clearly identify the files and other books and records that belong to such Loan Party and allocate fairly and reasonably any overhead expenses that are shared with such Macy’s Entities, including services performed by an employee of such Macy’s Entities;

(v)         not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of its business except as provided for in the Loan Documents;

(w)        upon an officer or other responsible party of the Borrower or the applicable Macy’s Entity(ies) obtaining knowledge or notice that any of the foregoing provisions in this Section 6.12 has been breached or violated in any material respect, the Borrower shall promptly notify the Agent and shall take such actions as may be reasonable and appropriate under the circumstances to correct and remedy such breach or violation as soon as reasonably practicable under such circumstances; and

(x)         take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Jones Day pursuant to Section 4.01(a)(v)(y) relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

Section 6.13       Cash Management

(a)               Payment Processing Agreements and Bank Accounts. (i) On or before the Closing Date (or such later date as the Agent, in its reasonable discretion, may agree), the Borrower shall deliver or cause to be delivered to the Agent, with respect to each Payment Processor arrangement listed on Schedule 5.21(b) (subject to clause (v) below), either (x) copies of notifications substantially in the form of Exhibit G (each, a “Payment Processor Notification”) executed on behalf of Pubco or the applicable Operating Company or other Subsidiary of Pubco and delivered to such Person’s Payment Processor(s) or (y) a copy of an amendment in the form previously agreed (or such other agreement or documentation causing Payment Processing Accounts Receivable to be irrevocably directed to a SPE Proceeds Account, adding a restriction on any future amendment, modification or waiver of such payment direction, joining the Borrower as a party and adding the Agent as a third party beneficiary to the relevant Payment Processing Agreement solely in respect of such provisions, and permitting the Borrower to collaterally assign its interest thereunder, in each case except to the extent otherwise agreed by the Agent in its reasonable discretion) to the relevant Payment Processing Agreement (each, a “Processing Agreement Amendment”), executed on behalf of the relevant Payment Processor, the Borrower, Pubco (to the extent a party) and each other Operating Company or other Subsidiary of Pubco (to the extent a party);

(ii)                Within thirty (30) days after the Closing Date (or such later date as the Agent, in its reasonable discretion, may agree), subject to clause (v) below, the Borrower shall execute and deliver or cause to be delivered to the Agent, Processing Agreement Amendments with respect to each Payment Processor arrangement listed on Schedule 5.21(b) to the extent not delivered on or before the Closing Date pursuant to clause (a)(i)(y) above;

(iii)               After the Closing Date, the Borrower shall (x) not amend, modify, or waive any provision of any Payment Processing Agreement to which it is a party without the prior written consent of the Agent, except for any amendment, modification or waiver that is not materially adverse to the interests of the Agent or the Lenders, taken as a whole (provided, that any amendment, waiver or modification that permits Payment Processing Accounts Receivable to be directed to any deposit account other than a SPE Proceeds Account or which has the effect of removing the Borrower as a party or the Agent as a third party beneficiary to the relevant Payment Processing Agreement in respect of such provisions or removing the Borrower’s right to collaterally assign its interest thereunder will be deemed to be materially adverse), or (y) not accept, or permit any Macy’s Party to accept, Payment Processing Accounts Receivable from any Payment Processor without entering into a Payment Processing Agreement, which such Payment Processing Agreement shall comply with the immediately succeeding sentence, other than a de minimis amount. If Pubco or any of its Subsidiaries (other than Bluemercury) enter into a separate or additional Payment Processing Agreement, then Pubco or the relevant Subsidiary shall at such time also provide for such rights for the Borrower and the Agent as are set forth in the Existing Payment Processor Agreements (substantially consistent with the Processing Agreement Amendments) ceteris paribus;

(iv)                On or before the Closing Date (or such later date as the Agent, in its reasonable discretion, may agree), the Borrower will open with the Agent (in its capacity as a Cash Management Bank) the following accounts: (v) one (1) or more deposit accounts (each, a “SPE Proceeds Account”) which shall be Controlled Account(s), (w) a deposit account (the “SPE Collection Account”) which shall be a Blocked Account, (x) an account that is both a deposit account and a securities account (the “SPE Storage Account”) which shall be a Controlled Account, (y) a checking account (the “SPE Disbursement Account”) and (z) from time to time, the Borrower may open DDAs, each of which shall be a Controlled Account with the Agent in its capacity as a Cash Management Bank or another depository institution (which shall be a Lender or an Affiliate of a Lender at the time such account is established or a nationally recognized banking institution or another bank reasonably acceptable to the Agent) that has entered into a Control Agreement; provided, that if a DDA is maintained with any financial institution other than the Agent, the Borrower shall provide to the Agent (i) the name and address of the financial institution at which such DDA is maintained and (ii) the account number assigned to such DDA by such financial institution; and

(v)               Notwithstanding anything in this clause (a) to the contrary, with respect to PayPal Holdings, Inc., any of its Subsidiaries or any similar Payment Processors, the Borrower shall instead be permitted to satisfy the requirements of clauses (i) and (ii) above by delivering to such Persons a letter of direction, or entering into such other agreement or arrangement reasonably satisfactory to the Agent, to comply with clause (c) below.

(b)               Controlled Accounts. Agent hereby agrees (i) with respect to the SPE Proceeds Accounts, to only deliver a Control Notice upon the occurrence and during the continuance of Full Cash Dominion, (ii) with respect to the SPE Storage Account, to only deliver a Control Notice upon the occurrence and during the continuance of Full Cash Dominion and (iii) with respect to any DDA, to only deliver a Control Notice upon the occurrence and during the continuance of Full Cash Dominion.

(c)               Cash Management (Payments from Payment Processors). Whether or not a Cash Dominion Event has occurred and is continuing, the Borrower shall cause each Payment Processor to pay all Payment Processing Accounts Receivable made under the applicable Payment Processing Agreement by ACH or wire transfer directly into a SPE Proceeds Account.

(d)               Cash Management (Stores cash and in-store customer card payment offsets). At all times on or after the date which is forty-five (45) days after the Closing Date (or such later date as the Agent, in its reasonable discretion, may agree), whether or not a Cash Dominion Event has occurred and is continuing, the Borrower shall (i) whether or not there are then any outstanding Obligations, cause all cash proceeds of sales of Inventory from Stores operations that Operating Companies deposit in bank accounts on a periodic basis consistent with customary industry practice in accordance with Section 4.03(a) of the Master Agency Agreement and, subject to Section 6.19, cause any credit balances in such deposit accounts to be transferred daily by ACH or wire transfer into an Inventory Account (as defined in the Master Agency Agreement) or a DDA, if applicable, and (ii) subject to Section 6.19, on a daily basis on each Business Day (and whether or not there are then any outstanding Obligations), ACH or wire transfer all amounts on deposit and available (net of any minimum balance as may be required to be kept in such Inventory Account or DDA, as applicable, by the depository institution at which such Inventory Account or DDA, as applicable, is maintained) in each Inventory Account or DDA, as applicable, to a SPE Proceeds Account.

(e)               Cash Management (Other Amounts). At all times on or after the Closing Date, whether or not a Cash Dominion Event has occurred and is continuing, the Borrower shall cause all other cash receipts received by the Borrower from any Person or from any source or on account of any sale or transaction, including any payment or prepayment of Obligations hereunder, all proceeds from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any Collateral (including Inventory), all proceeds received from any equity issuance by, or capital contribution to, the Borrower, and any proceeds of Collateral, in each case other than Excluded Payments and Sales Tax Amounts, to be deposited into the SPE Collection Account (or, if no Cash Dominion Event has occurred and is continuing, an SPE Proceeds Account or the SPE Storage Account).

(f)                SPE Proceeds Accounts.

(i)                 At any time during the term of this Agreement while no Cash Dominion Event has occurred or is continuing, the Borrower shall on a weekly basis on the Business Day prior to each Scheduled Payment Date (or more frequently as elected by the Borrower) commencing on June 17, 2020, based on a certification provided by the Funding and Notice Agent to the Borrower (with a copy to the Agent), withdraw amounts on deposit and available in each SPE Proceeds Account (net of the sum of any minimum balance as may be required to be kept in such SPE Proceeds Account by the Agent pursuant to the terms of such SPE Proceeds Account) in an amount equal to the sum of (x) an amount representing any Excluded Payments received in the prior weekly period plus (y) an amount equal to the Sales Tax Amount accrued for the prior weekly period (or in each case on the first such date, the period from the Closing Date until such date), including any true-ups (the amounts in (x) and (y), the “Pre-Cash Dominion Excluded Amounts”), and deposit such Pre-Cash Dominion Excluded Amounts in the SPE Disbursement Account. The Borrower shall, at the direction of the Funding and Notice Agent, pay the Pre-Cash Dominion Excluded Amounts deposited into the SPE Disbursement Account by ACH or wire transfer to an account of the applicable Operating Company(ies) in accordance with the terms of the Master Agency Agreement.

(ii)              At any time during the term of this Agreement after the occurrence and during the continuance of Intermediate Cash Dominion, the Borrower shall on a weekly basis on the Business Day prior to each Scheduled Payment Date (or more frequently as elected by the Borrower) commencing on the Business Day prior to the first Scheduled Payment Date after the commencement of Intermediate Cash Dominion, based on a certification provided by the Funding and Notice Agent to the Borrower (with a copy to the Agent), withdraw amounts on deposit and available in each SPE Proceeds Account (net of the sum of any minimum balance as may be required to be kept in such SPE Proceeds Account by the Agent pursuant to the terms of each SPE Proceeds Account) in an amount equal to the sum of (x) an amount representing any Excluded Payments received in the prior weekly period plus (y) an amount equal to the Sales Tax Amount accrued for the prior weekly period, including any true-ups (the amounts in (x) and (y), the “Intermediate Cash Dominion Excluded Amounts”), and deposit such Intermediate Cash Dominion Excluded Amounts in the SPE Disbursement Account. The Borrower shall, acting at the direction of the Funding and Notice Agent, pay the Intermediate Cash Dominion Excluded Amounts deposited into the SPE Disbursement Account by ACH or wire transfer to an account of the applicable Operating Company(ies) in accordance with the terms of the Master Agency Agreement.

(iii)            At any time during the term of this Agreement after the occurrence and during the continuance of Full Cash Dominion, the Borrower shall (and shall be permitted to) on each Business Day commencing on the first Business Day after the commencement of Full Cash Dominion, based on a certification provided by the Funding and Notice Agent to the Borrower (with a copy to the Agent) on such date, instruct the Agent (and the Agent shall comply with such instructions) to, after the completion of any automatic transfer of funds pursuant to clause (i) below, withdraw amounts (to the extent of funds available from such transfer before any application in accordance with the Priority of Payments Waterfall set forth in clause (j) below) from the SPE Collection Account in an amount equal to the sum of (x) an amount representing any Excluded Payments received and not transferred since the date of the last such certification plus (y) an amount equal to the Sales Tax Amount received and not transferred since the date of the last such certification, including any true-ups (the amounts in (x) and (y), the “Full Cash Dominion Excluded Amounts”), and deposit such Full Cash Dominion Excluded Amounts into the SPE Disbursement Account. The Borrower shall, at the direction of the Funding and Notice Agent, pay the Full Cash Dominion Excluded Amounts deposited into the SPE Disbursement Account by ACH or wire transfer to an account of the applicable Operating Company(ies) in accordance with the terms of the Master Agency Agreement.

(g)               Cash Management (No Cash Dominion Event). At any time that no Cash Dominion Event has occurred and is continuing, on a weekly basis on the Business Day prior to each Scheduled Payment Date commencing on June 17, 2020 or more frequently as directed by the Borrower (and whether or not there are then any outstanding Obligations), after payment of any Pre-Cash Dominion Excluded Amounts pursuant to clause (f)(i) above, all remaining amounts then held in each SPE Proceeds Account at the specified time agreed between the Borrower and the Cash Management Bank where such account is located on such date after giving effect to clause (f)(i) above in excess of a target balance of $1,000,000 per account shall automatically be transferred by ACH or wire transfer to the SPE Storage Account, unless the Borrower has directed the Agent to instead transfer such amounts by ACH or wire transfer to the SPE Collection Account for application on the applicable Waterfall Payment Date in accordance with the Priority of Payments Waterfall set forth in clause (j) below.

(h)               Cash Management (Intermediate Cash Dominion Event). At any time when Intermediate Cash Dominion shall have occurred and is continuing, on a weekly basis on the Business Day prior to each Scheduled Payment Date commencing on the Business Day prior to the first Scheduled Payment Date occurring after the commencement of any period of Intermediate Cash Dominion or more frequently as directed by the Borrower (and whether or not there are then any outstanding Obligations), after payment of any Intermediate Cash Dominion Excluded Amounts pursuant to clause (f)(ii) above, all amounts then held in each SPE Proceeds Accounts on such date after giving effect to clause (f)(ii) above in excess of a target balance of $1,000,000 per account at the specified time agreed between the Borrower and the Cash Management Bank where such account is located on such date, shall automatically be transferred by ACH or wire transfer to the SPE Collection Account, and all funds in the SPE Collection Account shall then automatically be transferred by ACH or wire transfer into the Agent Payment Account and all funds received in the Agent Payment Account shall be applied on the applicable Waterfall Payment Date in accordance with the Priority of Payment Waterfall set forth in clause (j) below.

(i)                 Cash Management (Full Cash Dominion Event). At any time when Full Cash Dominion shall have occurred and is continuing, on a daily basis on each Business Day (and whether or not there are then any outstanding Obligations) commencing on the first Business Day occurring after the commencement of Full Cash Dominion, all amounts then held in the SPE Proceeds Account on such date in excess of a target balance of $1,000,000 per account at the specified time agreed between the Borrower and the Cash Management Bank where such account is located on such date, shall automatically be transferred by ACH or wire transfer to the SPE Collection Account. All amounts in the SPE Collection Account shall then automatically be transferred by ACH or wire transfer into the Agent Payment Account and all funds received in the Agent Payment Account shall be applied first to payment of any Full Cash Dominion Excluded Amounts pursuant to clause (f)(iii) above and thereafter on the applicable Waterfall Payment Date in accordance with the Priority of Payments Waterfall set forth in clause (j) below.

(j)                 Priority of Payments Waterfall.

(A)             On each Waterfall Payment Date, all amounts on deposit in the SPE Collection Account (or following the occurrence and during the continuance of a Cash Dominion Event, the Agent Payment Account) shall be applied by the Agent in the following order of priority (the “Priority of Payments Waterfall”):

First, all reasonable out-of-pocket operating expenses of the Borrower and the Parent then due and payable by any Loan Party; provided, that the aggregate amount payable pursuant to this clause First shall be limited to a total of $250,000 during any calendar year;

Second, to the SPE Disbursement Account, an amount equal to the accrued but unpaid Base Consignment Commission then due and payable (and the Borrower shall, at the direction of the Funding and Notice Agent, pay such Base Consignment Commission deposited into the SPE Disbursement Account by ACH or wire transfer to an account of the applicable Operating Company(ies) in accordance with the terms of the Master Agency Agreement);

Third, on the respective dates when such amounts are due and payable pursuant to this Agreement, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent pursuant to Section 10.04;

Fourth, on the respective dates when such amounts are due and payable pursuant to this Agreement, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer pursuant to Section 10.04 (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Fourth payable to them;

Fifth, on the respective dates when such amounts are due and payable pursuant to this Agreement, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting accrued and unpaid interest on any Permitted Overadvances, ratably among the Lenders in proportion to the amounts described in this clause Fifth payable to them;

Sixth, on the respective dates when such amounts are due and payable pursuant to this Agreement, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal on any Permitted Overadvances, ratably among the Lenders in proportion to the amounts described in this clause Sixth payable to them;

Seventh, on the respective dates when such amounts are due and payable pursuant to this Agreement, to the extent that Swing Line Loans have not been refinanced by a Revolving Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Eighth, on the respective dates when such amounts are due and payable pursuant to this Agreement, to the extent that Swing Line Loans have not been refinanced by a Revolving Loan, payment to the Swing Line Lender of that portion of the Obligations constituting principal on the Swing Line Loans;

Ninth, on the respective dates when such amounts are due and payable pursuant to this Agreement, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans (including Revolving Loans made in respect of the Bridge Commitments) and other Obligations in respect to the Revolving Commitments (other than principal and Other Liabilities), and fees in respect to the Revolving Commitments (including Letter of Credit Fees), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Ninth payable to them;

Tenth, on the respective dates when such amounts are due and payable pursuant to this Agreement (or, during Cash Dominion, whether or not due and payable), to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, ratably among the Revolving Lenders in proportion to the respective amounts described in this clause Tenth held by them; provided, that such amounts shall be applied first, to Base Rate Loans and then to Eurodollar Rate Loans;

Eleventh, on the respective dates when such amounts are due and payable pursuant to this Agreement, to the Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the L/C Issuers in proportion to the respective amounts described in this clause Eleventh held by them;

Twelfth, on the respective dates when such amounts are due and payable pursuant to this Agreement, to pay all other amounts then due and owing and remaining unpaid in respect of the Obligations (other than Obligations relating to Cash Management Services, Bank Products or any Incremental Term Loan), pro rata among the Revolving Lenders according to the amounts of the Obligations (other than Obligations relating to Cash Management Services, Bank Products or any Incremental Term Loan) then due and owing and remaining unpaid to the Revolving Lenders;

Thirteenth, on the respective dates when such amounts are due and payable, to the Agent or its Affiliates and any other applicable Revolving Lender or its Affiliates towards the payment of amounts then due and owing and remaining unpaid in respect of certain Cash Management Services programs provided to the Borrower including the ACH line provided by the Agent (or any successor programs thereto) and the prepayment, settlement and termination of such Cash Management Services, pro rata among the applicable Revolving Lenders and Affiliates thereof according to the amounts then due and owing and remaining unpaid in respect of such Cash Management Services;

Fourteenth, on the respective dates when such amounts are due and payable pursuant to this Agreement, to payment of that portion of the Obligations (if any) constituting unpaid interest and fees on any Incremental Term Loans to the extent such Incremental Term Loans are secured by Liens on the Collateral on a pari passu basis with the Obligations in respect of the Revolving Commitments, ratably among the Incremental Term Lenders providing such Incremental Term Loans in proportion to the respective amounts described in this clause Fourteenth payable to them;

Fifteenth, on the respective dates when such amounts are due and payable pursuant to this Agreement, to payment of that portion of the Obligations (if any) constituting unpaid principal of any Incremental Term Loans to the extent such Incremental Term Loans are secured by Liens on the Collateral on a pari passu basis with the Obligations in respect of the Revolving Commitments, ratably among the Incremental Term Lenders providing such Incremental Term Loans in proportion to the respective amounts described in this clause Fifteenth payable to them;

Sixteenth, to pay all other amounts then due and owing and remaining unpaid in respect of the Obligations relating to the Incremental Term Loan (other than, while any Default or Event of Default under Section 8.01(f) is continuing, amounts referred to in clause Seventeenth below), pro rata among the Incremental Term Lenders according to the amounts of the Obligations relating to any Incremental Term Loan, then due and owing and remaining unpaid to the Incremental Term Lenders;

Seventeenth, while any Default or Event of Default under Section 8.01(f) is continuing, to pay all amounts then due and owing and remaining unpaid in respect of the Obligations relating to any premium due with respected to the Incremental Term Loan, pro rata among the Incremental Term Lenders according to the amounts of the Obligations relating to any Incremental Term Loan then due and owing and remaining unpaid to the Incremental Term Lenders; provided, that no such amount shall be paid until the payment in full in cash of all Obligations in respect of the Revolving Commitments, the termination of all Revolving Commitments and termination or cash collateralization of all Letters of Credit (and, in the event that any such Obligations in respect of the Revolving Commitments, Commitments or obligations with respect to Letters of Credit are replaced or refinanced by any debtor-in-possession facility, the repayment in full in cash and/or termination or cash collateralization thereof in accordance with the terms of such debtor-in-possession facility and any related orders (including financing and cash collateral orders));

Eighteenth, [reserved];

Nineteenth, to payment of all Other Liabilities consisting of Bank Product Obligations to the extent secured under the Security Documents, ratably among the Credit Parties providing such Bank Products in proportion to the respective amounts described in this clause Nineteenth held by them;

Twentieth, if required by the Borrower, at the direction of the Funding and Notice Agent to be applied towards such payment, the payment of such invoices for costs of goods sold as specified by the Borrower (“Vendor Invoices”) in an amount equal to the lesser of (x) up to the aggregate amount of such outstanding Vendor Invoices and (y) all funds remaining after giving effect to the payments in clauses First through Nineteenth above;

Twenty First, to the Loan Parties an amount equal to the lesser of (x) all operating expenses of the Borrower and the Parent due but not paid to the extent not paid in full pursuant to clause First above and (y) all funds remaining after giving effect to the distributions in clauses First through Twentieth above;

Twenty Second, to payment of the Incentive Consignment Commission then due and unpaid, based on a certification provided by the Funding and Notice Agent to the Borrower (with a copy to the Agent), in an aggregate amount equal to the lesser of (x) an amount that would not result in a failure of any Note Payment Condition, (y) such amount due but unpaid and (z) up to an amount not exceeding all funds remaining after giving effect to the distributions in clauses First through Twenty First above; provided, that any amounts to be paid in accordance with this clause Twenty Second shall be deposited in the SPE Disbursement Account (and the Borrower shall, at the direction of the Funding and Notice Agent, pay the Incentive Consignment Commission deposited into the SPE Disbursement Account by ACH or wire transfer to an account of the applicable Operating Company(ies) in accordance with the terms of the Master Agency Agreement;

Twenty Third, to payment of any interest and principal then due and payable under the Master Intercompany Purchase Note in an amount equal to the lesser of (x) such amount due but unpaid and (y) all funds remaining after giving effect to the distributions in clauses First through Twenty Second above; and

Twenty Fourth, any funds remaining after giving effect to the distributions in clauses First through Twenty Third above shall be deposited in the SPE Storage Account.

(B)              No amount that has been deposited into the SPE Collection Account shall be otherwise returned to the Borrower or any other Person at any time, other than in accordance with the Priority of Payments Waterfall, except in the case of manifest error as determined in good faith by the Agent or as required by operation of law or by a final and non-appealable judgment of a court of competent jurisdiction.

(k)               SPE Storage Account.

(i)                So long as Full Cash Dominion has not occurred and is not continuing, in addition to amounts deposited in the SPE Storage Account pursuant to the Priority of Payments Waterfall or in accordance with Section 6.13(g), the Borrower may deposit Borrowings in the SPE Storage Account.

(ii)              To the extent on any Waterfall Payment Date, any amounts in the Priority of Payments Waterfall then due and payable have not been paid in full, then the Borrower may at its election apply available amounts on deposit in the SPE Storage Account to make such payments on such Waterfall Payment Date (whether out of proceeds from a Borrowing or out of amounts previously deposited pursuant to the Priority of Payments Waterfall).

(iii)            Subject to satisfaction of the Note Payment Conditions, amounts on deposit in the SPE Storage Account may be transferred by the Borrower, at the direction of the Funding and Notice Agent, from the SPE Storage Account by ACH or wire transfer into the SPE Disbursement Account, and:

(A)             be paid in the form of the repayment of all or a portion of the principal or interest due and payable by the Borrower to the applicable Operating Company pursuant to the terms of its Master Intercompany Purchase Note by ACH or wire transfer from the SPE Disbursement Account to the applicable Operating Company; or

(B)              be paid in the form of a return of capital or a distribution of income pursuant to the terms of its Master Intercompany Income Note by ACH or wire transfer from the SPE Disbursement Account to the applicable Operating Company; or

(C)             be paid by the Borrower in the form of a Restricted Payment by ACH or wire transfer from the SPE Disbursement Account to the Parent, and be subsequently paid by the Parent in the form of a Restricted Payment to its immediate parent company by ACH or wire transfer to its immediate parent company (in an amount not exceeding the amount of the Restricted Payment received from the Borrower).

(iv)                 Amounts on deposit in the SPE Storage Account may at any time be transferred by the Borrower, at the direction of the Funding and Notice Agent, from the SPE Storage Account by ACH or wire transfer and deposited into the SPE Disbursement Account, and promptly applied by the Borrower on the same day or the subsequent Business Day, at the direction of the Funding and Notice Agent in payment of Vendor Invoices or other operating expenses of the Borrower by transferring the amount due in respect of such Vendor Invoices or other operating expenses by ACH or wire transfer to an account of the applicable vendor or person charging such operating expenses.

(v)               Amounts on deposit in the SPE Storage Account may at any time be transferred by the Borrower, at the direction of the Funding and Notice Agent, by ACH or wire transfer and deposited into the SPE Disbursement Account, and promptly applied by the Borrower on the same day or the subsequent Business Day, at the direction of the Funding and Notice Agent, in payment of any Obligations whether or not then due or owing by transferring the amount due in respect thereof by ACH or wire transfer to an account of the applicable recipient of such payment.

(vi)             Upon the occurrence and during the continuance of Full Cash Dominion, all amounts remaining in the SPE Storage Account at the specified time agreed between the Borrower and the Cash Management Bank where such account is located will automatically be transferred to the SPE Collection Account for application in accordance with the Priority of Payments Waterfall on the next Waterfall Payment Date.

(l)                 SPE Disbursement Account.

(i)                 During any period of Full Cash Dominion, with respect to the payment of any amounts to an Operating Company or the making of a Restricted Payment to the Parent, subject to meeting the conditions for Borrowing in Section 4.02 and subject to satisfaction of the Note Payment Conditions, the Borrower may instruct the Agent to deposit Borrowings in the SPE Disbursement Account, and pay such amounts by ACH or wire transfer:

(A)             in the form of the repayment of all or a portion of the principal or interest due and payable by the Borrower to the applicable Operating Company pursuant to the terms of its Master Intercompany Purchase Note to the applicable Operating Company; or

(B)              in the form of a return of capital or a distribution of income pursuant to the terms of its Master Intercompany Income Note to the applicable Operating Company; or

(C)             in the form of a Restricted Payment to the Parent, and the Parent may subsequently make a Restricted Payment to its immediate parent company (in an amount not exceeding the amount of the Restricted Payment received from the Borrower).

(ii)                 During any period of Full Cash Dominion, with respect to the payment of any amounts to an Operating Company or the making of a Restricted Payment to the Parent, subject to meeting the conditions for Borrowing in Section 4.02, the Borrower may instruct the Agent to deposit Borrowings in the SPE Disbursement Account, and the Borrower, at the direction of the Funding and Notice Agent, may promptly apply such amounts in payment of Vendor Invoices by transferring the amount due in respect of such Vendor Invoices by ACH or wire transfer to an account of the applicable vendor.

(iii)            Notwithstanding anything to the contrary set forth herein, with respect to any transfer, payment or distribution required by the terms hereof to pass from any account other than the SPE Collection Account or any other Blocked Account (the "Originating Account") through the SPE Disbursement Account, so long as Full Cash Dominion has not occurred and is not continuing, the Borrower may make (or direct the Agent to make, as applicable) such payment, transfer or distribution directly from the Originating Account with the consent of the Agent.

(m)             Account Acknowledgements. The SPE Collection Account shall at all times be a Blocked Account, the SPE Proceeds Accounts and the SPE Storage Account shall at all times be a Controlled Account subject to a Control Agreement and each DDA shall at all times be a Controlled Account subject to a Control Agreement except as permitted in this Section 6.13 or Section 6.19. The Borrower hereby acknowledges and agrees that (i) at all times, the Borrower shall have no right of withdrawal from the SPE Collection Account other than in accordance with the Priority of Payments Waterfall set forth in clause (j) above, (ii) upon the occurrence and during the continuation of Full Cash Dominion, the Borrower shall have no right of withdrawal from the SPE Storage Account, (iii) the funds on deposit in the SPE Collection Account and the SPE Storage Account shall at all times be collateral security for all of the Obligations, (iv) the funds on deposit in the SPE Collection Account shall be applied as provided in this Agreement, and (v) upon the occurrence and during the continuation of a Cash Dominion Event, the funds on deposit in the SPE Storage Account and any other Blocked Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.13, if at any time during the continuation of a Cash Dominion Event, any Loan Party receives or otherwise has dominion and control of any proceeds or collections, except as expressly permitted in this Section 6.13, such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be deposited in any account of such Loan Party (other than a Blocked Account), and shall, not later than the Business Day after receipt thereof, be deposited into the SPE Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(n)               Statements and Certifications.

(i)                 Upon the written request of the Agent at any time that a Cash Dominion Event exists, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than weekly (in the case of Intermediate Cash Dominion) or daily or as otherwise directed by the Agent (in the case of Full Cash Dominion (or, in the case of bank statements and/or other reports provided by a Cash Management Bank, at such other intervals as the applicable Cash Management Bank customarily provides such bank statements and/or other reports)).

(ii)               Within seven (7) Business Days (or such later date as the Agent, in its reasonable discretion, may agree) after the end of each Fiscal Month during the term of this Agreement, commencing with an initial delivery for the Fiscal Month ending July 4, 2020, the Borrower shall deliver to the Agent and, thereafter, Agent shall furnish to the Lenders a report as to the amount of Excluded Payments and Sales Tax Amounts, the amount of Pre-Cash Dominion Excluded Amounts, Intermediate Cash Dominion Excluded Amounts or Full Cash Dominion Excluded Amounts (as applicable), and the amount of any Base Consignment Commission and Incentive Consignment Commission paid during the prior calendar month, provided that after the occurrence and during the continuance of a Cash Dominion Event, the Borrower shall provide such reports weekly on the Thursday of each week (or such later date as the Agent, in its reasonable discretion, may agree), commencing on the first Thursday occurring after the commencement of the applicable Cash Dominion Event (or such later date as the Agent, in its reasonable discretion, may agree) and provide information on such amounts paid during the prior week. Any Excluded Payments and Sales Tax Amounts, the amount of Pre-Cash Dominion Excluded Amounts, Intermediate Cash Dominion Excluded Amounts or Full Cash Dominion Excluded Amounts in excess of the amounts previously paid may be paid out of the SPE Proceeds Accounts or the SPE Storage Account from funds available therein at such time at the Borrower's direction without restriction (in the case of the SPE Storage Account, until delivery of a Control Notice by the Agent). The Agent may make available to Lenders via email, ftp site or internet website, all statements and reports described herein, but only with the use of a password provided by the Agent. The Agent will make no representation or warranties as to the accuracy or completeness of such statements or reports accurately posted and will assume no responsibility therefor. In connection with providing access to any ftp or internet website, the Agent may require registration and the acceptance of a disclaimer. The Agent shall not be liable for the dissemination of information in accordance with this clause.

(o)               Replacement Accounts. So long as no Cash Dominion Event has occurred and is continuing, the Borrower may add or replace a DDA or Cash Management Bank (other than in relation to the SPE Proceeds Accounts, the SPE Collection Account, the SPE Storage Account or the SPE Disbursement Account, which shall at all times be maintained with the Agent); provided, that, no later than thirty (30) days (or such later date as the Agent, in its reasonable discretion, may agree) after the time of the opening of such deposit account, the Borrower and such applicable Cash Management Bank shall have executed and delivered to the Agent a Control Agreement (including any acknowledgement and agreement of the Cash Management Bank or securities intermediary with respect thereto).

(p)               Replacement Payment Processor. The Operating Companies may add or replace Payment Processors and Credit Card Issuers to the extent permitted under the terms of the Master Agency Agreement; provided that the applicable Payment Processor, the applicable Operating Companies and the Borrower enter into a Payment Processing Agreement that provides for such rights for the Borrower and the Agent as are set forth in the Existing Payment Processor Agreements (substantially consistent with the Processing Agreement Amendments) ceteris paribus.

Section 6.14       Information Regarding the Collateral.

(a)               Furnish to the Agent within fifteen (15) Business Days written notice (or such longer period as the Agent may reasonably agree) of any change in: (i) the location of any Loan Party’s chief executive office or its principal place of business; (ii) any Loan Party’s type of organization or jurisdiction of organization (subject to Section 7.04); or (iii) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

(b)               Furnish to the Agent prompt written notice of any change in any trade name used to identify it in the conduct of its business or in the ownership of its properties.

Section 6.15       Information Regarding Servicing Agreement. For purposes of delivery of any information to the Agent and Lenders hereunder, the Loan Parties shall request all information as set forth in Section 4.07 of the Master Agency Agreement and promptly provide a copy of any such information to the Agent to the extent requested by the Agent.

Section 6.16       [Reserved].

Section 6.17       Further Assurances.

(a)               Subject to the exceptions and limitations set forth in the applicable Loan Documents, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording (or authorizing the Agent to file and record) of financing statements and other documents), that may be required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, including the delivery of Control Agreements in respect of Blocked Accounts and other Controlled Accounts as may be reasonably requested by the Agent, all at the expense of the Loan Parties.

(b)               If any assets constituting Collateral (subject to the limits on perfection requirements contained in the Loan Documents) are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien under the Security Documents upon acquisition thereof), notify the Agent thereof, and, after the acquisition thereof, the applicable Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions (or provide the Agent with the information and documents necessary to take such actions) as shall be necessary to grant and perfect such Liens, including actions described in subsection (a) of this Section 6.17, all at the expense of the Loan Parties.

Section 6.18       Compliance with Terms of Servicing Agreements. Except as otherwise permitted hereunder, (a) make all payments and otherwise perform all material obligations in respect of all Servicing Agreements to which any Loan Party is a party, keep such Servicing Agreements in full force and effect, and (b) not allow such Servicing Agreements to lapse or be terminated or any rights to renew such Servicing Agreements to be forfeited or cancelled.

Section 6.19       Post-Closing Matters. Perform, or cause to be performed, the covenants and agreements set forth on Schedule 6.19 within the time frame set forth therein, in each case, as such time frame may be extended by the Agent in its reasonable discretion.

Section 6.20       Separateness from Operating Companies. Not become a Subsidiary of any Operating Company.

Article VII
NEGATIVE COVENANTS

Until payment in full of the Obligations and termination of the Commitments, no Loan Party shall (limited to the Parent with respect to Section 7.13 and the Borrower with respect to Section 7.14):

Section 7.01       Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than, as to all of the above, Permitted Encumbrances.

Section 7.02       Investments. Make any Investments, except Permitted Investments.

Section 7.03       Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness or (b) issue Disqualified Stock.

Section 7.04       Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person.

Section 7.05       Dispositions. Make any Disposition except Permitted Dispositions.

Section 7.06       Restricted Payments. Make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)               so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom the Loan Parties may make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(b)               [reserved];

(c)               Subject to satisfaction of the Note Payment Conditions, the Borrower may make any Restricted Payment in cash to the Parent and the Parent may make any Restricted Payment in cash to its immediate parent company in accordance with Sections 6.13(k) and (l);

(d)               the Borrower may make any Restricted Payment in cash to the Parent and the Parent may make any Restricted Payment in cash to its immediate parent company in respect of Permitted Tax Distributions; and

(e)               Subject to satisfaction of the Note Payment Conditions, the Loan Parties may make Restricted Payments under the Master Intercompany Income Note in accordance with Sections 6.13(k) and (l).

Section 7.07       Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Indebtedness, or make any payment in violation of any subordination terms of such Subordinated Indebtedness, except (i) subject to the Note Payment Conditions, the Borrower may make any payments on the Master Intercompany Purchase Note in accordance with Sections 6.13(k) and (l), (ii) payments of Subordinated Indebtedness with the proceeds of issuances of Equity Interests in Parent or the conversion of any Subordinated Indebtedness into Equity Interests (other than Disqualified Stock) of the Parent or any of its direct or indirect parents that are not Loan Parties.

Section 7.08       Change in Nature of Business. In the case of each of the Loan Parties, engage in any line of business substantially different from the Business conducted by the Loan Parties on the Closing Date or any business substantially related, complementary, ancillary or incidental thereto.

Section 7.09       Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable, taken as a whole, to the Loan Parties as would be obtainable by the Loan Parties at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) payments made on any of the Subordinated Notes, (c) transactions, arrangements, reimbursements and indemnities permitted between or among such parties under this Agreement, (d) transactions described on Schedule 7.09 hereto, (e) [reserved], (f) [reserved], (g) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent or the Borrower, (h) [reserved], (i) [reserved], (j) the transactions contemplated by the Servicing Agreements and any amendments, restatements, amendments and restatements, supplements or other modifications thereto not prohibited by this Agreement, (i) [reserved], (j) transactions with affiliates that are customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Loan Parties in the reasonable determination of the board of directors or the senior management of the Borrower, and are on terms at least as favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate, (k) transactions permitted pursuant to Sections 7.04 and 7.06, (l) transactions entered into in good faith which provide for shared employees, services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies, (m) sales and purchase arrangements, joint purchasing arrangements and other service agreements in the ordinary course of business between the Borrower and any Person under common control with the Borrower, for the sale and purchase, at cost, of inventory, equipment and supplies, and leases between such Persons and the Borrower and are on terms at least as favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate, and (n) any transaction or series of related transactions involving aggregate consideration not to exceed $5,000,000.

Section 7.10       Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document and except in the case of restrictions and conditions imposed by law) that limits the ability (a) of any Loan Party to make Restricted Payments or other distributions to any other Loan Party or to otherwise transfer property to or invest in a Loan Party, (b) of any Loan Party to make or repay loans to any other Loan Party, or (c) of the Loan Parties to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, that, this Section 7.10 shall not prohibit (i) agreements with third parties regarding Intellectual Property licensing relating to Inventory which expressly prohibit the pledging of such Inventory as Collateral or restrict the terms of sale or resale of such Inventory covered thereby which are entered into in the ordinary course of business, (ii) customary anti-assignment provisions in licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof or in contracts for the Disposition of any assets; provided, that the restrictions in any such contract shall apply only to the assets or Subsidiary that is subject to such contract or to be Disposed of, (iii) [reserved]; or (iv) any encumbrance or restriction contained in any agreement of a Person acquired in a Permitted Investment, which encumbrance or restriction was in existence at the time of such Permitted Investment (but not created in connection therewith or in contemplation thereof) and which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the property and assets of the Person so acquired.

Section 7.11       Amendment of Material Documents; Exercise of Rights under the Servicing Agreements.

(a)               (i) Amend, modify or waive any of a Loan Party’s rights under (x) its Organization Documents in a manner materially adverse to the Credit Parties (it being understood that amendments to Sections 5(b), 5(c), 7, 8, 9, 10, 16, 21, 22, 23, 24, 25, 26, 31 or 35, or the definitions of “Independent Director” or “Material Action” of the Borrower LLC Agreement and/or the Parent LLC Agreement shall be deemed to be materially adverse to the Credit Parties), or (y) obligations under any Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would (A) result in an Event of Default under any of the Loan Documents or (B) otherwise would be reasonably likely to have a Material Adverse Effect or (ii) no Loan Party may remove the independent director pursuant to Section 9 of the Borrower LLC Agreement and/or the Parent LLC Agreement without the consent of the Required Lenders.

(b)               Amend, modify or waive any of the Loan Parties’ rights under the Servicing Agreements (other than Section 10.01 of the Master Agency Agreement (solely as such amendment or waiver relates to the consent rights of the Agent to amendments of Article VII, Article VIII, Section 10.09, Section 10.10 or Annex A of the Master Agency Agreement) or Annex A of the Master Agency Agreement) in a manner adverse to the Credit Parties in any material respect, taken as a whole.

(c)               Demand return of any Inventory consigned pursuant to Section 3.06(b) of the Master Agency Agreement without the consent of the Agent acting on the instructions of the Lenders.

(d)               Remove the Inventory Management Agent and/or Funding and Notice Agent under the Master Agency Agreement or terminate the appointment of any Operating Company as treasury agent pursuant to Section 4.02 of the Master Agency Agreement; provided that nothing in this Section 7.11(d) shall prohibit the Loan Parties from replacing the Inventory Management Agent, any treasury agent and/or Funding and Notice Agent under the Master Agency Agreement with another Macy’s Party or any other Restricted Subsidiary that has become party to the Master Agency Agreement in accordance with Section 10.11 of the Master Agency Agreement.

(e)               Provide consent to the Macy’s Parties to amend, modify or waive any of the Macy’s Parties’ rights under the Payment Processing Agreements pursuant to Sections 4.03(b) and 4.03(c) of the Master Agency Agreement.

(f)                Terminate any of the Macy’s Parties’ appointment, rights or obligations under the Master Agency Agreement pursuant to Section 9.02 of the Master Agency Agreement.

Section 7.12       Fiscal Year. Either (a) change the Fiscal Year of any Loan Party, or (b) change the accounting policies or reporting practices of the Loan Parties, except as required or permitted by GAAP (subject to Section 1.03 hereof).

Section 7.13       Permitted Activities of the Parent Solely with respect to the Parent, (a) engage in any business activity or own any material assets other than (i) holding 100% of the capital stock of the Borrower, (ii) performing its obligations under the Loan Documents and the Servicing Agreements and the Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder, (iii) issuing its own capital stock, (iv) making Restricted Payments permitted hereunder, (v) filing tax reports and paying Taxes in the ordinary course (and contesting any Taxes), (vi) preparing reports to Governmental Authorities and to its equityholders, (vii) holding director and equityholder meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure or to comply with applicable Law, (viii) holding cash and other assets received in connection with contributions to, or proceeds from the issuance of, capital stock of the Parent, pending the application thereof in a manner not prohibited by this Agreement, (ix) providing indemnification for its officers, directors or members of management, (x) participating in tax, accounting and other administrative matters, including, but not limited to, preparing the financial reports and related certificates required to be delivered to the Agent and the Lenders pursuant to Sections 6.01 and 6.02 and (x) activities incidental to the foregoing; or (b) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 7.14       Permitted Activities of the Borrower. Solely with respect to the Borrower, (a) engage in any business activity or own any material assets other than (i) (A) purchasing and owning Inventory and proceeds thereof, (B) accepting payment for the sale of such Inventory, (C) the Subordinated Notes, (D) paying any fees or other amounts owed to any Macy’s Entity pursuant to the Servicing Agreements and (E) completing the Closing Date Purchases and assuming the corresponding vendor payables, (ii) performing its obligations under the Loan Documents and the Servicing Agreements and the Indebtedness, Liens (including the granting of Liens) and Guarantees permitted under this Agreement, (iii) making Permitted Investments, Permitted Dispositions and Restricted Payments permitted hereunder, (iv) issuing its own capital stock, (v) filing tax reports and paying Taxes in the ordinary course (and contesting any Taxes), (vi) preparing reports to Governmental Authorities and to its equityholders, (vii) holding director and equityholder meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure or to comply with applicable Law, (viii) holding cash and other assets received in connection with the transactions contemplated in the Servicing Agreements or contributions to, or proceeds from the issuance of, capital stock of the Borrower, in each case, pending the application thereof in a manner not prohibited by this Agreement, (ix) providing indemnification for its officers, directors or members of management, (x) participating in tax, accounting and other administrative matters, including, but not limited to, preparing the financial reports and related certificates required to be delivered to the Agent and the Lenders pursuant to Sections 6.01 and 6.02 and (x) activities incidental to the foregoing or (b) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 7.15       Financial Covenant.

(a)        Minimum Availability. Prior to April 30, 2021, permit Availability plus Suppressed Availability to be lower than the greater of (x) ten percent (10%) of the Loan Cap and (y) $250,000,000.

(b)         Consolidated Fixed Charge Coverage Ratio. During the Covenant Compliance Period, permit the Consolidated Fixed Charge Coverage Ratio for (i) the last day of the most recently ended Measurement Period prior to the beginning of such Covenant Compliance Period for which financial statements of Pubco and its Restricted Subsidiaries have been, or are required to be, delivered to the Agent pursuant to Section 6.01, or (ii) the last day of any Measurement Period ended during such Covenant Compliance Period for which financial statements of Pubco and its Restricted Subsidiaries have been, or are required to be, delivered to the Agent pursuant to Section 6.01, to be less than 1.00 to 1.00. To the extent required to be tested with respect to any Measurement Period pursuant to the preceding sentence, compliance with this Section 7.15 shall be calculated in the Compliance Certificate for the applicable Measurement Period delivered pursuant to Section 6.02(a).

Section 7.16       Limitations on Employees. The Loan Parties shall not employ any employees other than as required by any provisions of applicable Law or the Organization Documents of such Loan Parties and may not establish, sponsor or maintain any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or contribute to any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

Section 7.17       Changes to Name. The Borrower and the Parent will not change, amend or alter its legal name at any time except following fifteen (15) Business Days’ notice given by the Borrower or the Parent, as applicable, to the Agent.

Section 7.18       Subsidiaries. The Borrower shall not have any Subsidiaries and the Parent shall not have any Subsidiaries other than the Borrower.

Article VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01       Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default:

(a)         Non-Payment. The Borrower or any other Loan Party fails to pay when and as required to be paid herein:

(i)              any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations,

(ii)             any interest on any Loan or on any L/C Obligation, or any fee due hereunder, which failure continues for three (3) Business Days, or

(iii)            any other amount payable hereunder or under any other Loan Document, which failure continues for three (3) Business Days.

(b)        Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02(b), 6.03(a), 6.05(a), 6.07, 6.10, 6.11, 6.12, 6.13, 6.14, 6.19, 6.20 or Article VII, provided, that, no Event of Default shall be deemed to have arisen herein with respect to Section 6.02(b), 6.07, or 6.10 unless such failure continues for five (5) consecutive Business Days (or, with respect to Section 6.02(b) during an Accelerated Borrowing Base Delivery Event, two (2) consecutive Business Days); or

(c)        Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof from the Agent or the Required Lenders to the Borrower; or

(d)        Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate), shall be incorrect or misleading in any material respect when made or deemed made; or

(e)        Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such payment is not made within any applicable grace period in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement, but excluding any Swap Contract), or (B) after the expiration of all applicable grace periods relating thereto, fails to observe or perform any other agreement or condition relating to any such Material Indebtedness (other than a Swap Contract) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that this clause (i) (B) shall not apply to secured Indebtedness of a Loan Party permitted hereunder that becomes due upon the sale or transfer by such Loan Party of the assets securing such Indebtedness or upon the casualty or condemnation of the assets securing such Indebtedness; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined in such Swap Contract) under such Swap Contract as to which a Loan Party is an Affected Party (as so defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party as a result thereof is greater than $250,000,000 and such Loan Party is unable to pay such amount upon such termination or (iii) an “Event of Default” (as such term is defined in the Master Agency Agreement) under the Master Agency Agreement shall have occurred and is continuing (after giving effect to any applicable grace periods thereunder); or

(f)          Insolvency Proceedings, Etc. Any Loan Party or Macy’s Entity (other than any Unrestricted Subsidiary (as defined in the Master Agency Agreement) that is not a Loan Party) institutes, consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)         Inability to Pay Debts; Attachment. (i) Any Loan Party admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) calendar days after its issuance or levy; or

(h)        Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $250,000,000 and such judgment(s) or order(s) shall continue unsatisfied, unvacated, undischarged or unstayed for a period of thirty (30) consecutive days (to the extent not covered by third party insurance as to which the applicable insurer has been notified of the claim and has not disputed coverage), or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgment or order, by reason of a pending appeal or otherwise, shall not have been satisfied, vacated, discharged, stayed or bonded for a period of thirty (30) consecutive days; or

(i)          ERISA. An ERISA Event occurs which would be reasonably likely to result in a Material Adverse Effect; or

(j)          Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party thereof or any Governmental Authority contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document (other than as permitted pursuant to the terms thereof); or (ii) any Lien purported to be created under any Security Document ceases to be (other than pursuant to the terms thereof or as a result of an act or failure to Act by the Agent or any other Credit Party), or shall be asserted by any Loan Party or any Governmental Authority, not to be, a valid and perfected Lien on any Collateral (other than an immaterial portion of the Collateral), with the priority required by the applicable Security Document, except to the extent resulting from the failure of the Agent to file UCC continuation statements or to maintain “control” (as such term is defined in the UCC), as applicable; or

(k)         Change of Control. There occurs any Change of Control; or

(l)          Cessation of Business. Except (i) as otherwise expressly permitted hereunder or (ii) the consignment of all or substantially of any Loan Party’s assets pursuant to and in accordance with the terms of the Servicing Agreements, any Loan Party shall take any action to liquidate all or substantially all of their personal property assets utilized in the operation of their Business, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of all or substantially all of its business; or

(m)        Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or

(n)         Guaranty. The termination or attempted termination of the Facility Guaranty by any Loan Party except as expressly permitted hereunder or under any other Loan Document; or

(o)        Subordination. (i) The subordination provisions of any Subordinated Note or other Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the holder of such Subordinated Note or other Subordinated Indebtedness or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of the subordination provisions of any Subordinated Note or other Subordinated Indebtedness (B) that the subordination provisions of any Subordinated Note or other Subordinated Indebtedness exist for the benefit of the Credit Parties; or

(p)         Master Agency Agreement. (i) All Inventory Management Agents and/or the Funding and Notice Agent under the Master Agency Agreement shall have resigned without adequate replacements having been appointed in accordance with the Master Agency Agreement, (ii) the Master Agency Agreement has been terminated and not concurrently restated or replaced with a substantially similar arrangement, which arrangement is acceptable to the Agent and the Required Lenders in their reasonable discretion, (iii) a Master Agency Agreement Termination Event has occurred or (iv) a Servicer Specified Event of Default has occurred.

Section 8.02       Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)              declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(ii)             declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations (other than Other Liabilities) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(iii)             require that the Loan Parties Cash Collateralize the L/C Obligations;

(iv)             whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties; and

(v)              in the event that the Obligations shall have been accelerated pursuant hereto, remove the Inventory Management Agent and/or Funding and Notice Agent under the Master Agency Agreement;

provided, that, upon the occurrence of any Event of Default with respect to any Loan Party under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

Each of the Credit Parties agrees that, notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, no Credit Party shall have any right individually to commence any legal or equitable proceedings to enforce any Loan Document against any Loan Party (including, without limitation, the Facility Guaranty) or to foreclose any Lien on, or otherwise enforce any security interest in, or other rights to, any of the Collateral; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent on behalf of the Credit Parties in accordance with the terms hereof, and all powers, rights and remedies hereunder and under the other Loan Documents with respect thereto may be exercised solely by the Agent. In furtherance of the foregoing, each Lender agrees that it shall not, and hereby waives any right to, take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or asset any other cause of action against any Loan Party (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings or any other cause of action, or otherwise commence any remedial procedures, against Parent, the Borrower and/or any parent companies with respect to the Loans or any Collateral or any other property of any such Person, in each case, relating to or arising out of this Agreement or the other Loan Documents, without the prior written consent of the Agent.

Section 8.03       Application of Funds. After the exercise of remedies provided for in Sections 8.02(i) and 8.02(ii) (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent pursuant to Section 10.04;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer pursuant to Section 10.04 (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting accrued and unpaid interest on any Permitted Overadvances, ratably among the Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal on any Permitted Overadvances, ratably among the Lenders in proportion to the amounts described in this clause Fourth payable to them;

Fifth, to the extent that Swing Line Loans have not been refinanced by a Revolving Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Sixth, to the extent that Swing Line Loans have not been refinanced by a Revolving Loan, payment to the Swing Line Lender of that portion of the Obligations constituting principal on the Swing Line Loans;

Seventh, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans (including Revolving Loans made in respect of the Bridge Commitments) and other Obligations in respect to the Revolving Commitments (other than principal and Other Liabilities), and fees in respect to the Revolving Commitments (including Letter of Credit Fees), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Seventh payable to them;

Eighth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, ratably among the Revolving Lenders in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to the Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the L/C Issuers in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to pay all other amounts then due and owing and remaining unpaid in respect of the Obligations (other than Obligations relating to Cash Management Services, Bank Products or any Incremental Term Loan), pro rata among the Revolving Lenders according to the amounts of the Obligations (other than Obligations relating to Cash Management Services, Bank Products or any Incremental Term Loan) then due and owing and remaining unpaid to the Revolving Lenders;

Eleventh, to the Agent or its Affiliates and any other applicable Revolving Lender or its Affiliates towards the payment of amounts then due and owing and remaining unpaid in respect of certain Cash Management Services programs provided to the Borrower including the ACH line provided by the Agent (or any successor programs thereto) and the prepayment, settlement and termination of such Cash Management Services, pro rata among the applicable Revolving Lenders and Affiliates thereof according to the amounts then due and owing and remaining unpaid in respect of such Cash Management Services;

Twelfth, to payment of that portion of the Obligations (if any) constituting unpaid interest and fees on any Incremental Term Loans to the extent such Incremental Term Loans are secured by Liens on the Collateral on a pari passu basis with the Obligations in respect of the Revolving Commitments, ratably among the Incremental Term Lenders providing such Incremental Term Loans in proportion to the respective amounts described in this clause Twelfth payable to them;

Thirteenth, to payment of that portion of the Obligations (if any) constituting unpaid principal of any Incremental Term Loans to the extent such Incremental Term Loans are secured by Liens on the Collateral on a pari passu basis with the Obligations in respect of the Revolving Commitments, ratably among the Incremental Term Lenders providing such Incremental Term Loans in proportion to the respective amounts described in this clause Thirteenth payable to them;

Fourteenth, to pay all other amounts then due and owing and remaining unpaid in respect of the Obligations relating to the Incremental Term Loan (other than, while any Default or Event of Default under Section 8.01(f) is continuing, amounts referred to in clause Fifteenth below), pro rata among the Incremental Term Lenders according to the amounts of the Obligations relating to any Incremental Term Loan, then due and owing and remaining unpaid to the Incremental Term Lenders;

Fifteenth, while any Default or Event of Default under Section 8.01(f) is continuing, to pay all amounts then due and owing and remaining unpaid in respect of the Obligations relating to any premium due with respected to the Incremental Term Loan, pro rata among the Incremental Term Lenders according to the amounts of the Obligations relating to any Incremental Term Loan then due and owing and remaining unpaid to the Incremental Term Lenders; provided, that no such amount shall be paid until the payment in full in cash of all Obligations in respect of the Revolving Commitments, the termination of all Revolving Commitments and termination or cash collateralization of all Letters of Credit (and, in the event that any such Obligations in respect of the Revolving Commitments, Commitments or obligations with respect to Letters of Credit are replaced or refinanced by any debtor-in-possession facility, the repayment in full in cash and/or termination or cash collateralization thereof in accordance with the terms of such debtor-in-possession facility and any related orders (including financing and cash collateral orders));

Sixteenth, [reserved];

Seventeenth, to payment of all Other Liabilities consisting of Bank Product Obligations to the extent secured under the Security Documents, ratably among the Credit Parties providing such Bank Products in proportion to the respective amounts described in this clause Seventeenth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c) amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Ninth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Other Liabilities shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable provider of Bank Products or Cash Management Services, as the case may be. Each provider of Bank Products or Cash Management Services not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

Article IX

THE AGENT

Section 9.01       Appointment and Authority. Each of the Lenders, L/C Issuers, and the Swing Line Lender hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents (other than the Swap Contracts) and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions (except with respect to the Borrower’s right to consent to a replacement Agent to the extent set forth in Section 9.06 and the Loan Parties rights to receive evidence of releases to the extent set forth in Section 9.10). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02       Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or Affiliate thereof as if such Person were not the hereunder and without any duty to account therefor to the Lenders.

Section 9.03       Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt, any action that may be in violation of an automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct, each as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender or the L/C Issuer. Upon the occurrence of a Default or Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 9.04       Reliance by the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05       Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 9.06      Resignation of the Agent. The Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States provided, that such Affiliate is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations section 1.1441-1. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer and with the consent of the Borrower, appoint a successor Agent meeting the qualifications set forth above; provided, that, if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment within thirty (30) days after the resigning Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as the Agent hereunder.

Any resignation by Bank of America as the Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender and the resignation of Bank of America as L/C Issuer. Upon the acceptance of a successor’s appointment as the Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07       Non-Reliance on Agent and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Agent nor the Arranger has made any representation or warranty to it, and that no act by the Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or the Arranger to any Lender or the L/C Issuer as to any matter, including whether the Agent or the Arranger have disclosed material information in their possession. Each Lender and each L/C Issuer represents to the Agent and the Arranger that it has, independently and without reliance upon the Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

Section 9.08       No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, rights, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the L/C Issuer hereunder.

Section 9.09       Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Agent and such Credit Parties under Sections 2.03(i) and 2.03(j), as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, administrator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

The Credit Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations (as defined in the Security Agreement) pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Credit Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof) shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (k) of Section 10.01 of this Agreement, (C) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Credit Party or acquisition vehicle to take any further action and (D) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10      Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, and the Agent shall release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon payment in full of the Obligations, (ii) constituting property being sold or otherwise Disposed of in accordance with the Loan Documents (provided, that, if requested by the Agent, the Borrower shall certify to the Agent that such sale or other Disposition is a Permitted Disposition (and the Agent may rely conclusively on any such certificate, without further inquiry)), (iii) constituting property in which any Loan Party did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, (iv) [reserved], (v) if required or permitted under the terms of any of the other Loan Documents, or any subordination or other intercreditor agreement, or (vi) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) in accordance with Section 10.01.

Upon request by the Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release Parent from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will (and each Lender irrevocably authorizes the Agent to), at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment, Lien and security interest granted under the Security Documents or to subordinate its interest in such item, or to release Parent from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11      Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

Section 9.12       Reports and Financial Statements. By signing this Agreement, each Lender:

(a)         agrees to furnish the Agent at such frequency as the Agent may reasonably request with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender;

(b)         is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Loan Parties hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c)         expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)         expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)         agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f)         without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent, the Agent Professionals and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent, the Agent Professionals, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent, the Agent Professionals and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 9.13        Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

Section 9.14        Indemnification of the Agent. Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent, the L/C Issuer and any Related Party, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, the L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, the L/C Issuer and their Related Parties in connection therewith; provided, that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, the L/C Issuer’s and their Related Parties’ gross negligence, bad faith or willful misconduct, in each case, as determined by a final and nonappealable judgment of a court of competent jurisdiction.

Section 9.15        Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

Section 9.16         Defaulting Lenders.

(a)           Notwithstanding the provisions of Section 2.14 hereof, the Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, the Agent shall transfer any such payments (i) first, to the Swing Line Lender to the extent of any Swing Line Loans that were made by the Swing Line Lender and that were required to be, but were not, paid by the Defaulting Lender, (ii) second, to the L/C Issuer, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (iii) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (iv) to the Cash Collateral Account, the proceeds of which shall be retained by the Agent and may be made available to be re-advanced to or for the benefit of the Borrower (upon the request of the Borrower and subject to the conditions set forth in Section 4.02) as if such Defaulting Lender had made its portion of the Loans (or other funding obligations) hereunder, and (v) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender. Subject to the foregoing, the Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Applicable Percentages in connection therewith) and for the purpose of calculating the fee payable under Section 2.09(a), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that, the foregoing shall not apply to any of the matters governed by Section 10.01(a) through (c). The provisions of this Section 9.16 shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, the Agent, the L/C Issuer, and the Borrower shall have waived, in writing, the application of this Section 9.16 to such Defaulting Lender, or (z) the date on which such Defaulting Lender pays to the Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by the Agent pursuant to Section 9.16(b) shall be released to the Borrower). The operation of this Section 9.16 shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower or any Loan Party of its duties and obligations hereunder to the Agent, the L/C Issuer, the Swing Line Lender, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower, at its option, upon written notice to the Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to the Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than any Other Liabilities, but including (1) all interest, fees (except any Commitment Fees or Letter of Credit Fees not due to such Defaulting Lender in accordance with the terms of this Agreement), and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Applicable Percentage of its participation in the Letters of Credit); provided, that, any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Credit Parties’ or the Loan Parties’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 9.16 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 9.16 shall control and govern.

(b)           If any Swing Line Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(i)             such Defaulting Lender’s Applicable Percentage of the Outstanding amount of all L/C Obligations or any Swing Line Loan shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the Outstanding Amount of all Non-Defaulting Lenders’ Applicable Percentages of the Outstanding Amount of all L/C Obligations and Swing Line Loans, plus such Non-Defaulting Lender’s Loans does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments;

(ii)            if the reallocation described in clause (b)(i) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice by the Agent, (x) first, prepay such Defaulting Lender’s participation in any outstanding Swing Line Loans (after giving effect to any partial reallocation pursuant to clause (b)(i) above) and (y) second, cash collateralize such Defaulting Lender’s participation in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (b)(i) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such L/C Obligations are outstanding; provided, that, the Borrower shall not be obligated to cash collateralize any Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations if such Defaulting Lender is also the L/C Issuer;

(iii)           if the Borrower cash collateralizes any portion of such Defaulting Lender’s participation in Letters of Credit pursuant to this Section 9.16(b), the Borrower shall not be required to pay any Letter of Credit Fees to the Agent for the account of such Defaulting Lender pursuant to Section 2.03 with respect to such cash collateralized portion of such Defaulting Lender’s participation in Letters of Credit during the period such participation is cash collateralized;

(iv)          to the extent the participation by any Non-Defaulting Lender in the Letters of Credit is reallocated pursuant to this Section 9.16(b), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.03 shall be adjusted in accordance with such reallocation;

(v)            to the extent any Defaulting Lender’s participation in Letters of Credit is neither cash collateralized nor reallocated pursuant to this Section 9.16(b), then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.03 with respect to such portion of such participation shall instead be payable to the L/C Issuer until such portion of such Defaulting Lender’s participation is cash collateralized or reallocated; and

(vi)          so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to make any Swing Line Loan and the L/C Issuer shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Applicable Percentage of such Swing Line Loans or Letter of Credit cannot be reallocated pursuant to this Section 9.16(b) or (y) the Swing Line Lender or the L/C Issuer, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Line Lender or the L/C Issuer, as applicable, and the Borrower to eliminate the Swing Line Lender’s or L/C Issuer’s risk with respect to the Defaulting Lender’s participation in Swing Line Loans or Letters of Credit.

(c)           Without limitation of any claims, damages, liabilities or remedies the Loan Parties may have with respect to any Defaulting Lender, each Defaulting Lender shall indemnify the Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

(d)           The Agent may release any cash collateral provided by the Borrower pursuant to Section 9.16(b) to the L/C Issuer and the L/C Issuer may apply any such cash collateral to the payment of such Defaulting Lender’s Applicable Percentage of any Letter of Credit Disbursement that is not reimbursed by the Borrower pursuant to Section 2.03.

Section 9.17         Other Liabilities.

(a)           Except as otherwise expressly set forth herein or in any other Loan Documents, no Lender or any Affiliate of a Lender that is owed any Other Liabilities under any Cash Management Services shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or an L/C Issuer and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Other Liabilities under Cash Management Services. Each Person (other than Bank of America, unless requested by the Agent) providing Bank Products or Cash Management Services will provide written notice of the Bank Product Obligations or the obligations under such Cash Management Services, as the case may be, pursuant to a Bank Product Provider Letter Agreement or Cash Management Provider Letter Agreement, as applicable to the Agent, together with such supporting documentation with respect thereto as the Agent may request, including the amounts owing in respect thereof. Each Person that is owed any Bank Product Obligations or Other Liabilities in respect of Cash Management Services will from time to time, promptly upon the request of the Agent, provide a summary of all Other Liabilities in respect of Cash Management Services, as the case may be, owing to it or its Affiliates. The Borrower and each Person at any time providing Bank Products or Cash Management Services consents to the disclosure of any information concerning such Bank Products or Cash Management Services to any other Lender or the Agent at any time and from time to time, provided, that, in no event shall such disclosure be deemed a representation or warranty by the Agent of the accuracy or completeness of such information.

(b)           Each Lender hereby agrees that the benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Person that is a Lender (and to its Affiliates) at the time that it establishes a Bank Product or Cash Management Service until such time as it ceases to be a Lender so long as, by accepting such benefits, such Person agrees, as among Agent and all other Credit Parties, that such Person is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to the Agent) this Article IX and Sections 3.01, 10.04, 10.07, 10.08, 10.16, and the decisions and actions of the Agent, or the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, that, notwithstanding the foregoing in this clause (b), (i) such Person shall be bound by Section 10.04 only to the extent of liabilities, reimbursement obligations, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements with respect to or otherwise relating to the Liens and Collateral held for the benefit of such Person, in which case the obligations of such Person thereunder shall not be limited by any concept of pro rata share or similar concept, (ii) each of the Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act in its sole discretion, without regard to the interest of such Person, regardless of whether any Obligation to such Person thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Person or any such Obligation and (iii) such Person shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

Section 9.18        Co-Syndication Agent; and Arrangers. Notwithstanding the provisions of this Agreement or any of the other Loan Documents, no Person who is or becomes a Co-Syndication Agent or a Co-Documentation Agent, nor the Arrangers, shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement or any of the other Loan Documents.

Section 9.19         Disqualified Institutions. The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 9.20         ERISA Representation.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)           In addition, either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), or (2) Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Article X
MISCELLANEOUS

Section 10.01      Amendments, Etc. Except as provided in Section 2.15 and 2.16, no amendment or waiver of any provision of this Agreement, any other Loan Document, Section 10.01 of the Master Agency Agreement (solely as such amendment or waiver relates to the consent rights of the Agent to amendments of Article VII, Article VIII, Section 10.09, Section 10.10 or Annex A of the Master Agency Agreement) or Annex A to the Master Agency Agreement, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing with the consent of the Required Lenders, and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a)           extend or, increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)           as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents to the applicable Lenders (or any of them) without the written consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Revolving Commitments hereunder or under any other Loan Document without the written consent of such Lender; provided, that (x) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate and (y) only the consent of the Required Lenders shall be necessary to waive any mandatory prepayment required under Section 2.05(c) or 2.05(d);

(c)           as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (iii) or (vi) of the proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written consent of each Lender entitled to such amount; provided, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d)           as to any Lender, change (i) Section 2.05(e), (ii) Section 2.13, (iii) Section 6.13(j) (other than as provided for in Section 2.15(b)(v)), (iv) Section 8.03 (other than as provided for in Section 2.15(b)(v)), (v) Section 9.09 or (vi) Section 2.06(c), in a manner that would alter the pro rata sharing of payments required, or commitment terminations permitted, respectively thereby without the written consent of such Lender;

(e)            change any provision of this Section or the definition of “Required Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender whose Loans or Commitments would otherwise be included in such determination;

(f)           except as permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party in each case, without the written consent of each Lender;

(g)               release all or substantially all of the Collateral from the Liens of the Security Documents or the Parent from the Facility Guaranty except (x) as expressly provided in the Loan Documents or (y) in connection with a “credit bid” undertaken by the Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted in accordance with Section 9.09 (in which case with respect to this clause (y), only the consent of the Required Lenders will be needed for such release) without the written consent of each Lender;

(h)           change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased without the written consent of the Supermajority Lenders, provided, that, the foregoing shall not limit the discretion of the Agent to change, establish eliminate or reduce any Reserves;

(i)           (x) amend, modify or waive Section 4.03 of the Master Agency Agreement or Section 7.11 (other than Section 7.11(c)) of this Agreement, without the consent of the Supermajority Lenders or (y) amend, modify, waive, or terminate any provision of, the consignment arrangements set forth in Article III of the Master Agency Agreement as they relate to the true consignment of Consigned Inventory and/or the Borrower’s ownership of such Consigned Inventory or amend waive or modify Section 7.11(c) of this Agreement, in each case without the written consent of each Lender;

(j)            modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written consent of each Revolving Lender; and

(k)           except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender and, provided, that, (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (iv) [reserved], (v) in connection with any increase in Commitments pursuant to Section 2.15, the Borrower and the Agent may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of Section 2.15, and this clause (v) shall supersede any provisions of this Agreement to the contrary (for the avoidance of doubt, the consent of the Required Lenders shall not be required in respect of this clause (v)), (vi) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto (for the avoidance of doubt, the consent of the Required Lenders shall not be required in respect of this clause (vi)) and (vii) no amendment or waiver shall, unless signed by the Agent and the Required Lenders (or by the Agent with the consent of the Required Lenders), (A) amend or waive compliance with the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 4.02 or (B) waive any Default or Event of Default for purposes of satisfying the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 4.02. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the foregoing shall not apply to (x) any of the matters governed by clause (a) through clause (c) above and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) (i) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (ii) any instrument or agreement relating to Bank Products or Cash Management Services may be amended by the parties thereto without the consent of any other Person, and (y) any Loan Document may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct, amend or cure ambiguities, internal inconsistencies or defects, or to correct any typographical error or other manifest error, (iii) make technical and conforming modifications to the Loan Documents necessary to integrate any (x) Incremental Term Loan Facility (subject to the FILO Intercreditor Provisions), (y) any Commitment Increase or (z) LIBOR Successor Rate Conforming Changes (subject to Section 3.03(a)) or (iv) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

If any Lender does not approve (a “Non-Consenting Lender”) any proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided, that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Section 10.02       Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic communication as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)             if to the Loan Parties, the Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Loan Parties, the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided, that, the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or breach of a Loan Document by, such Agent Party; provided, that, in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)          Change of Address, Etc. Each of the Loan Parties, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number or electronic address for notices and other communications hereunder, by notice to the other parties hereto. Each other Lender may change its address, telecopier number or electronic address for notices and other communications hereunder by notice to the Borrower, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by the Agent, L/C Issuer and Lenders. The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, all requests for Credit Extensions) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties (including, without limitation, pursuant to any requests for Credit Extensions). All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03      No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

Section 10.04       Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. The Borrower shall pay all Credit Party Expenses (subject to the limitations set forth in this Agreement, including without limitation, in Section 6.10).

(b)           Indemnification by the Loan Parties. Without duplication of any Credit Party Expenses or any amounts under Section 2.03, the Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses (excluding lost profits), claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of the Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) [reserved], (iv) any claims of, or amounts paid by any Credit Party to, a Cash Management Bank or other Person which has entered into a Control Agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, material breach, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (B) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) relate to a dispute solely among Indemnitees and their Related Parties, other than claims against the Agent in such capacity fulfilling its agency role hereunder; provided, further, that the Loan Parties’ obligations pursuant to this Section 10.04(b) with respect to fees and expenses of counsel shall be limited to the reasonable and documented fees, disbursements and other charges of out-of-pocket fees and legal expenses of one (1) firm of counsel for all Indemnitees and, if necessary, one (1) firm of local counsel in each appropriate jurisdiction and one (1) firm of special counsel, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one (1) additional firm of counsel for such affected Indemnitee).

(c)           Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each of the parties hereto shall not assert, and hereby waives, any claim against any Indemnitee, or any Loan Party or any of their Related Parties, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee nor any Loan Party or any Related Party thereof shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee, or Loan Party or any Related Party thereof, as applicable, through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee, or Loan Party or any Related Party thereof, as applicable, as determined by a final and nonappealable judgment of a court of competent jurisdiction; provided that the foregoing shall not limit the Loan Party’s indemnification obligations to the Indemnitee pursuant to Section 10.04(b), to the extent that any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients are included in any claim by a third party unaffiliated with any of the Indemnitee with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.04(b).

(e)           Payments. All amounts due under this Section shall be payable on demand (accompanied by back-up documentation to the extent available) therefor.

(f)           Survival. The agreements in this Section shall survive the resignation of the Agent and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05      Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06       Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (it being understood that a merger or consolidation not prohibited by this Agreement shall not constitute an assignment or transfer) or under any other Loan Document without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)             in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)              in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date, shall not be less than $10,000,000 in the case of Revolving Commitments, unless each of the Agent and, so long as no Event of Default pursuant to clauses (a) or (f) of Section 8.01 has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, that, concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)             the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default pursuant to clauses (a) or (f) of Section 8.01 has occurred and is continuing at the time of such assignment; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided, further, that, no assignment shall be made to a Competitor or any Disqualified Institution without the Borrower’s consent at any time, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is made to any Person (excluding any Competitor or Disqualified Institution) to whom any Lender assigns its rights and obligations under this Agreement in connection with any merger, consolidation, amalgamation, or similar business combination to which such Lender is a party and/or any sale, transfer, or other disposition of all or any substantial portion of the business (or any particular line of business) or loan portfolio (or any particular subgroup of the loan portfolio) of such Lender; and

(B)              the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)              the consent of the L/C Issuer (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(D)             the consent of the Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the assignment of any Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

Notwithstanding the foregoing, no such assignment shall be made (i) to a natural Person, Competitor, Disqualified Institution or Defaulting Lender and (ii) with respect to the Revolving Loans and Revolving Commitments, the Parent or Pubco and its Subsidiaries or any of their respective Affiliates (including, for the avoidance of doubt, the Operating Companies).

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and provided, further, that it is hereby agreed that no such fee shall be payable in connection with the initial syndication hereof (notwithstanding that such initial syndication may not be completed until after the Closing Date). The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the Closing Date of such assignment. Upon request from any assignee Lender, the Borrower (at its expense) shall execute and deliver a Note to such assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)               Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 10.06(c) shall be construed so that the Loans and L/C Obligations are at all times maintained in “registered form” within the meaning of section 163(f), 871(h)(2) and 881(c) of the Code.

(d)               Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person, a Competitor, a Disqualified Institution or the Loan Parties or any of the Loan Parties’ Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided, that such Participant agrees to be subject to the provisions of Section 3.06 as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 3.06 and 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided, that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s interest (and stated interest with respect thereto) in the Loans and Commitments (each, a “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.

(e)               Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)                Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)               Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement may be in the form of an electronic record and may be executed using electronic signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agent of a manually signed paper communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention.

(h)               Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon ten (10) Business Days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon ten (10) Business Days’ notice to the Borrower, Bank of America may resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, that, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the Closing Date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.07   Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided that no Credit Party may share any Information with any of its Affiliates that provide or may provide vendor financing or factoring arrangements to any Macy’s Entity or any vendors of any Macy’s Entity. (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source (only if such Credit Party has no knowledge that such source itself is not in breach of a confidentiality obligation) other than the Loan Parties. It is hereby acknowledged and agreed that with respect to any disclosure pursuant to clauses (b) or (c) above, the disclosing Credit Party shall to the extent practicable and legally permissible provide reasonable advance notice to the Borrower of any such required disclosure to facilitate the Borrower’s contesting such disclosure or limiting the scope of such disclosure, provided, that in any event, such disclosing party shall use commercially reasonable efforts to limit such disclosure to that required in any such proceeding.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Affiliate thereof relating to the Loan Parties or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Affiliate thereof, (provided, that, if such information is furnished by a source known to such Credit Party to be subject to a confidentiality obligation, such source, to the knowledge of such Credit Party, is not in violation of such obligation by such disclosure) in the case of information received from any Loan Party or any Affiliate after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Section 10.08   Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09   Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10   Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11   Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall, continue in full force and effect as long as any Loan or any other Obligation (other than any contingent obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities and (z) any Obligations (other than contingent indemnification obligations for which no claim has been asserted) that may thereafter arise under Section 10.04.

Section 10.12   Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13   Replacement of Lenders. If any Lender requests compensation under Section 3.04 or if any Lender delivers a notice described in Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06(b)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a)               such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(b)               in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(c)               such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

In connection with any such replacement, if any such Lender does not execute and deliver to the Agent a duly executed Assignment and Assumption reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender. Such purchase and sale shall be effective on the date of the payment of such amount to such Lender.

Section 10.14   Governing Law; Jurisdiction; Etc.

(a)               GOVERNING LAW. THIS AGREEMENT SHALL BE EXCLUSIVELY GOVERNED (WITHOUT REGARD TO RULES OR PRINCIPLES RELATING TO CONFLICTS OF LAWS) BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)               SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE UNITED STATED DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY HERETO OR SUCH LOAN PARTY’S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(c)               WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)               SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15   Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16   No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.17   USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Act.

Section 10.18   [Reserved].

Section 10.19   Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)               the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.20   [Reserved].

Section 10.21   Additional Waivers.

(a)               The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b)               The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c)               To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)               Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to the Borrower hereunder or other Obligations incurred directly and primarily by any other Loan Party (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount, for each of such other Loan Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

Section 10.22   No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.23   Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

Section 10.24   Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Facility Guaranty in respect of Swap Obligations (provided, that each Qualified ECP Guarantor shall only be liable under this Section 10.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.24, or otherwise under the Facility Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.24 constitute, and this Section 10.24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.25   Intercreditor Provisions.

(a)               The FILO Intercreditor Provisions are hereby incorporated by reference in this Agreement and apply to each Incremental Term Lender, and to all Incremental Term Loans at any time incurred or outstanding hereunder, as fully as if set forth herein in their entirety. Each Incremental Term Lender, by extending Incremental Term Loans or acquiring the same by assignment, agrees to be bound by the FILO Intercreditor Provisions. Furthermore, each Revolving Lender hereby authorizes the Agent to enter into (i) any amendments to any intercreditor agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 2.15(b) of this Agreement, subject to the FILO Intercreditor Provisions. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

(b)               Each of the Credit Parties (including in its capacities as a potential Cash Management Bank) irrevocably authorizes and directs the Agent to enter into any subordination, intercreditor, collateral trust and/or similar agreement contemplated hereunder, including with respect to Indebtedness that is (i) required or permitted to be subordinated in right of payment hereunder and/or (ii) secured by Liens and required or permitted to be pari passu with or junior to the Liens securing the Obligations (including, for the avoidance of doubt, any Liens incurred pursuant to Section 7.01), and with respect to which Indebtedness, an intercreditor, subordination, collateral trust or similar agreement is contemplated under this Agreement (each, an “Additional Agreement”), and the Credit Parties party hereto acknowledge that any Additional Agreement is binding upon them. Each Credit Party party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) authorizes and instructs the Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 10.26   Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)               In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)               As used in this Section 10.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWER:

MACY’S INVENTORY FUNDING LLC,
a Delaware limited liability company

By:	/s/ Brooke Major-Reid
Name:	Brooke Major-Reid
Title:	President

PARENT:

MACY’S INVENTORY HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Brooke Major-Reid
Name:	Brooke Major-Reid
Title:	President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as Agent, L/C Issuer and Swing Line Lender

By:	/s/ Brian Lindblom
Name:	Brian Lindblom
Title:	Senior Vice President

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender and L/C Issuer

By:	/s/ Lingzi Huang
Name:	Lingzi Huang
Title:	Authorized Signatory

By:	/s/ Brady Bingham
Name:	Brady Bingham
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender and L/C Issuer

By:	/s/ Tony Yung
Name: Tony Yung
Title: Executive Director

[Signature Page to Credit Agreement]

Wells Fargo Bank, National Association,
as a Lender and L/C Issuer

By:	/s/ Cory Loftus
Name:	Cory Loftus
Title:	Managing Director

[Signature Page to Credit Agreement]

Fifth Third Bank, National Association,
as a Lender and L/C Issuer

By:	/s/ Mark Pienkos
Name:	Mark Pienkos
Title:	Managing Director

[Signature Page to Credit Agreement]

US Bank National Association,
as a Lender and L/C Issuer

By:	/s/ Christopher W. Rupp
Name:	Christopher W. Rupp
Title:	Senior Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and L/C Issuer

By:	/s/ Jeffrey Penno
Name:	Jeffrey Penno
Title:	Senior Vice President

[Signature Page to Credit Agreement]

MUFG Union Bank, N.A.,
as a Lender and L/C Issuer

By:	/s/ Edward Dridge
Name:	Edward Dridge
Title:	Director

[Signature Page to Credit Agreement]

CITIBANK, N.A.,
as a Lender

By:	/s/ David Smith
Name:	David Smith
Title:	VP

[Signature Page to Credit Agreement]

CIT BANK, N.A.,
as a Lender and L/C Issuer

By:	/s/ Anthony Masci
Name:	Anthony Masci
Title:	Director

[Signature Page to Credit Agreement]

Goldman Sachs Bank USA,
as a Lender and L/C Issuer

By:	/s/ Thomas M. Manning
Name:	Thomas M. Manning
Title:	Authorized Signatory

[Signature Page to Credit Agreement]